UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

TUT SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee: (Check the appropriate box):

☐	No fee required

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.001 per share, of Tut Systems, Inc. (“Tut Systems common stock”)

2)	Aggregate number of securities to which transaction applies:

34,159,295 shares of outstanding Tut Systems common stock and 907,947 shares subject to outstanding restricted stock units or shares subject to outstanding options or rights to purchase Tut Systems common stock with an exercise or purchase price of less than $1.15

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based on the sum of (a) the product of (i) 34,159,295 shares of Tut Systems common stock and (ii) $1.15; (b) the product of (i) 750,921 shares of Tut Systems common stock subject to outstanding options with an exercise price of less than $1.15 and (ii) $0.08 per share (which is the difference between $1.15 and the weighted average exercise price per share); and (c) the product of (i) 125,260 shares of Tut Systems restricted common stock units and (ii) $1.15 and (d) the product of (i) 31,766 shares of Tut Systems common stock subject to outstanding purchase rights under Tut Systems’ employee stock purchase plan and (ii) $0.17 per share (which is the difference between $1.15 and the weighted average purchase price per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.000107 by the sum of the preceding sentence.

4)	Proposed maximum aggregate value of transaction:

$39,492,792

5)	Total fee paid:

$4,225.73

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

SUBJECT TO COMPLETION
Preliminary Proxy Materials, dated January   , 2007

TUT SYSTEMS, INC.
6000 SW Meadows Road
Lake Oswego, OR 97035
Merger Proposal

January   , 2007

Dear Stockholder:

We cordially invite you to attend a special meeting of stockholders of Tut Systems, Inc. to be held at the Hilton Garden Inn, 14850 Kruse Oaks Drive, Lake Oswego, Oregon 97035, at   a.m., Pacific Time, on          , 2007. Holders of record of Tut Systems common stock at the close of business on January   , 2007, will be entitled to vote at the special meeting or any adjournment of the special meeting.

At the special meeting, we will ask you to adopt the Agreement and Plan of Merger, dated as of December 20, 2006, among Motorola, Inc., Motorola GTG Subsidiary V Corp., a wholly-owned subsidiary of Motorola, and Tut Systems, Inc. If the merger is completed, Tut Systems will become a wholly-owned subsidiary of Motorola.

We are also asking you to expressly grant the authority to vote your shares to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

If the merger is completed, you will be entitled to receive $1.15 in cash, without interest and less any applicable tax withholding, for each share of Tut Systems common stock that you own, unless you have properly exercised your appraisal rights, and you will have no ongoing ownership interest in the continuing business of Tut Systems or Motorola. We cannot complete the merger unless the merger agreement is adopted by our stockholders and all of the other conditions to the completion of the merger are satisfied or waived by Motorola.

Our board of directors has unanimously determined that each of the merger agreement and the merger is fair to, and in the best interests of, Tut Systems and its stockholders. Accordingly, our board of directors has unanimously approved the merger agreement and declared its advisability, and recommends that you vote “FOR” adoption of the merger agreement.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement carefully. You may also obtain more information about Tut Systems from documents we have filed with the Securities and Exchange Commission.

Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Tut Systems common stock. If you fail to vote on the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement for purposes of the vote referred to above.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

We hope you will join us on          , 2007 for our special meeting, but we know that not every stockholder will be able to do so. Whether or not you plan to attend, please return your signed proxy as soon as possible.

I personally support this transaction and join the other members of our board of directors in recommending that you vote for the adoption of the merger agreement.

Sincerely,

Salvatore D’Auria
Chairman of the Board of Directors,
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated January   , 2007 and is first being mailed to stockholders on or about January   , 2007.

YOUR VOTE IS VERY IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE STRONGLY ENCOURAGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT CAREFULLY AND THEN SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD(S) IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR USE THE ELECTRONIC OR TELEPHONIC VOTING PROCEDURES BY FOLLOWING THE INSTRUCTIONS IN THE ACCOMPANYING PROXY CARD(S). IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, INCLUDING IF YOU INTEND TO ATTEND AND VOTE AT THE SPECIAL MEETING IN PERSON, YOU MAY DO SO IN THE MANNER SET FORTH IN THE ACCOMPANYING PROXY STATEMENT.

TUT SYSTEMS, INC.
6000 SW Meadows Road
Lake Oswego, OR 97035

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On          , 2007

To Our Stockholders:

Notice is hereby given that a Special Meeting of Stockholders of Tut Systems, Inc., a Delaware corporation (also referred to as “we” or “Tut Systems”), will be held at the Hilton Garden Inn, 14850 Kruse Oaks Drive, Lake Oswego, Oregon 97035, at   a.m., Pacific Time, on          , 2007 for the following purposes:

•	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 20, 2006, among Motorola, Inc., a Delaware corporation, Motorola GTG Subsidiary V Corp., a Delaware corporation, and Tut Systems.

•	To consider and vote to adjourn the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

•	To transact such other business as may properly come before the meeting and any and all adjourned sessions thereof.

Only stockholders of record at the close of business on January   , 2007 are entitled to notice of, and to vote at, the special meeting and any and all adjourned sessions thereof. A list of stockholders entitled to vote at the special meeting will be open to examination by stockholders at the meeting and during normal business hours from January   , 2007 to the date of the meeting at the company’s headquarters at 6000 SW Meadows Road, Lake Oswego, Oregon 97035.

Your vote is important, regardless of the number of shares of Tut Systems’ common stock you own. The adoption of the merger agreement requires the affirmative approval of the holders of a majority of the outstanding shares of Tut Systems’ common stock entitled to vote thereon. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet prior to the meeting and thus ensure that your shares will be represented at the meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by telephone or the Internet, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the meeting and will have the same effect as a vote against the adoption of the merger agreement and against adjournment of the meeting, if necessary, to solicit additional proxies. If you are a stockholder of record and do attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Under applicable Delaware law, if you do not vote in favor of the adoption of the merger agreement, you will have the right to seek appraisal of the fair value of your shares if the merger is completed. You will only be entitled to such appraisal rights if you submit a written demand for an appraisal prior to the vote to adopt the merger agreement, do not vote in favor of the proposal to adopt the merger agreement, and otherwise comply with the Delaware law procedures explained in this proxy statement. See “Dissenters Rights of Appraisal” beginning on page 50 and Annex C of the enclosed proxy statement, which contains the text of Section 262 of the General Corporation Law of the State of Delaware.

By order of the Board of Directors:

Salvatore D’Auria
Chairman of the Board of Directors, President and
Chief Executive Officer

Lake Oswego, OR
January   , 2007

i

ii

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, its annexes and the other documents to which we have referred you. The merger agreement is attached as Annex A to this proxy statement. See also “Where You Can Find Additional Information” on page 56. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary. In this proxy statement, unless the context indicates otherwise, the terms “we,” “our,” “ours,” “us,” “our company” or “Tut Systems” refer to Tut Systems, Inc. and its subsidiaries.

The Merger (see page 37 and Annex A)

Structure of the Merger (see page 37).  Subject to the terms and conditions of the merger agreement, upon consummation of the merger, Motorola GTG Subsidiary V Corp., which we refer to in this proxy statement as Merger Sub, a wholly-owned subsidiary of Motorola, Inc., which we refer to in this proxy statement as Motorola, will merge with and into Tut Systems. Tut Systems will survive the merger and continue to exist after the merger as a wholly-owned subsidiary of Motorola.

Consideration for Common Stock (see page 38).  If we complete the merger, you will have the right to receive $1.15 in cash for each share you hold of Tut Systems common stock, par value $0.001 per share, which we refer to as our common stock or Tut Systems common stock, unless you do not vote in favor of the adoption of the merger agreement and you otherwise properly perfect your appraisal rights under Delaware law.

Consideration for Options and Restricted Stock Units (see page 38).  If we complete the merger, all of our outstanding stock options and restricted stock units will vest immediately prior to the effective time of the merger. At the effective time of the merger, each outstanding stock option to purchase our common stock will terminate and be cancelled and will no longer be exercisable, but will entitle the holder to a cash payment equal to the product of (a) the number of then unissued shares of our common stock subject to each option, whether vested or unvested; and (b) the excess, if any, of the $1.15 per share merger consideration over the exercise price per share of the option. In addition, each outstanding restricted stock unit award will vest immediately prior to the effective time of the merger. At the effective time of the merger, each outstanding restricted stock unit award will terminate and be cancelled but will entitle the holder to a cash payment equal to the product of (a) the number of then unsettled shares of our common stock subject to each such restricted stock unit award, and (b) the $1.15 per share merger consideration. Subject to any applicable withholding taxes, the payment for option shares and restricted stock units will be made by the exchange agent, without interest, as promptly as reasonably practicable following the closing date. In order to receive this payment, each holder of an unexercised and in-the-money option must sign and return to Motorola an agreement consenting to the cancellation of the option in return for the payment.

Employee Stock Purchase Plan (see page 38).  We have agreed to terminate our employee stock purchase plan immediately prior to the effective time of the merger. If the closing of the merger occurs prior to the next purchase date under our employee stock purchase plan, which is April 30, 2007, then all outstanding purchase rights will be terminated in exchange for a return to each purchase plan participant of his or her accumulated payroll deductions plus a payment to each participant equal to the product of (a) the number of shares of our common stock that could be purchased by the participant’s accumulated payroll deductions as of the closing of the merger based on the purchase price per share of our common stock in accordance with the terms of the purchase plan, and (b) the excess of $1.15 over the applicable purchase price per share of our common stock under our purchase plan. The cash payment will be reduced by applicable withholding taxes.

Warrants (see page see page 39).  As of the effective time of the merger, each warrant to purchase our common stock shall cease to represent a right to purchase our common stock and shall be converted into the right, upon exercise of such warrant in accordance with the terms and provisions of such warrant (including payment of the exercise price of such warrant to us), to receive $1.15 for each share of our common stock that such warrant represents.

No Interest Payable; Payments Subject to Withholding Taxes (see page 39).  No interest will be paid on the cash consideration that you will be entitled to receive as described above, and all payments are subject to applicable withholding taxes.

Stockholder Vote Required (see page 14)

The affirmative vote of the holders of a majority of the shares of our common stock outstanding as of the close of business on the record date and entitled to vote is required to adopt the merger agreement. Approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies requires the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote at the meeting.

The Merger Will Generally Be a Taxable Transaction (see page 35)

The receipt of cash for shares pursuant to the merger will be a taxable transaction for United States federal income tax purposes. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to fully understand the tax consequences of the merger for you. You should read “The Merger — Material U.S. Federal Income Tax Consequences” for a more complete discussion of the federal income tax consequences of the merger.

Our Board of Directors Unanimously Recommends You Vote “FOR” the Transaction (see page 24)

Our board of directors has unanimously determined that each of the merger agreement and the proposed merger is fair to, and in the best interests of, Tut Systems and its stockholders. Our board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement.

Reasons for the Merger (see page 22)

In the course of reaching its decision to approve the merger agreement, declare the advisability of the merger agreement and recommend that our stockholders adopt the merger agreement, our board of directors considered a number of factors described on pages 22-24, including the following:

•	our current and prospective ability to fund our operations, our deteriorating liquidity position, our inability to timely collect on accounts receivable and the understanding that absent significant collections of accounts receivable in the very near future, we would run out of cash in the near future;

•	the fact that of the numerous potential strategic transactions we pursued, Motorola presented the only viable opportunity to complete a strategic transaction in the necessary timeframe;

•	the fact that Motorola has the greatest compatibility and synergies with our business, which we believe resulted in Motorola pursuing the proposed merger and offering a higher per share price than the other potential purchasers with which we had discussions;

•	the willingness of Kopp Investment Advisors, LLC, Leroy Kopp and certain of their affiliates, collectively referred to in this proxy statement as the Kopp entities, our largest stockholder, to enter into the voting agreement with Motorola and agree to vote for the adoption of the merger agreement at the proposed per share purchase price;

•	our business, operations, management, financial condition, earnings and cash flows on a historical and prospective basis;

•	the current and prospective environment in which we operate, including national economic conditions, the competitive environment in the digital video processing systems and broadband transport and service management industries, the adoption rate of new video technology, the availability of all network elements necessary for a video service using MPEG-4 technology, the upgrade cycle in broadband systems for hotels and the likely effect of those factors on us;

•	the difficult environment in which our core business operates and our core business’ dependence on third parties to make MPEG-4 set-top boxes with fully functional middleware available to our carrier customers;

•	the financial analysis of Raymond James & Associates, Inc., or Raymond James, and the opinion of Raymond James presented orally on December 19, 2006 and December 20, 2006, and subsequently delivered in writing on December 20, 2006, that, as of the date of its opinion, and based upon the assumptions made, matters considered and limits on review set forth in its written opinion, the merger consideration to be received by holders of our common stock pursuant to the merger agreement was fair to such stockholders from a financial point of view;

•	the fact that the merger consideration of $1.15 per share was a 18.6% premium to the closing trading price of our common stock of $0.97 on December 20, 2006, a 15.0% premium to the average closing price of our common stock of $1.00 for the 10 trading days ended December 20, 2006, a 7.5% premium to the average closing price of our common stock of $1.07 for the 30 trading days ended December 20, 2006, a 9.5% premium to the average closing price of our common stock of $1.05 for the 60 trading days ended December 20, 2006 and a 7.5% premium to the average closing price of our common stock of $1.07 for the 90 trading days ended December 20, 2006;

•	presentations and discussions with our senior management and representatives of our outside legal counsel, DLA Piper US LLP, and our financial advisor, Raymond James, regarding the principal terms of the merger agreement and other related documents;

•	the fact that the cash form of the merger consideration provides certainty and immediate value to our stockholders;

•	the possible alternatives to the merger (including the possibility of continuing to operate our company as an independent entity and the desirability and perceived risks of that alternative), the range of potential benefits to our stockholders of the possible alternatives and the timing and likelihood of accomplishing the goals of such alternatives, and our board of directors’ assessment that none of such alternatives were reasonably likely to present superior opportunities for us or to create greater value for our stockholders, taking into account risks of execution as well as business, competitive, industry and market risks, than the merger;

•	the fact that, subject to the non-solicitation limitations, conditions and requirements contained in the merger agreement, we can furnish information to and negotiate with third parties other than Motorola and, subject to payment of a termination fee of $1.375 million, plus certain third party expenses, we can enter into a merger agreement with such a third party that makes an unsolicited superior proposal to acquire us;

•	the fact that Motorola’s obligation to complete the merger is not subject to any financing condition;

•	the availability of appraisal rights under Delaware law to stockholders who dissent from the merger, considered in light of the closing condition that permits Motorola not to close under certain specified circumstances due to the exercise of appraisal rights;

•	the probability that the merger would be completed given the financial capabilities of Motorola and Motorola’s history of successfully completing acquisitions; and

•	the required regulatory consents needed for the completion of the merger and the likelihood that such required regulatory consents would be received.

Market Price (see page 55)

Our common stock is listed on the NASDAQ Global Market under the symbol “TUTS.” On December 20, 2006, the last full trading day prior to the public announcement on December 21, 2006, of the proposed merger, our common stock closed at $0.97. On January   , 2007, the last full trading day prior to the date of the notice of the special meeting, our common stock closed at $     .

Opinion of Raymond James and Associates, Inc. to Our Board of Directors (see page 24)

We retained Raymond James to act as our financial advisor in connection with the proposed merger and to deliver a fairness opinion to our board of directors in connection with the proposed merger. On December 20, 2006, Raymond James delivered its written opinion to our board of directors that, as of the date of its opinion, and based upon the assumptions made, matters considered and limits on review set forth in its written opinion, the merger consideration to be received by holders of our common stock (other than stockholders who exercise appraisal rights or Motorola and its affiliates) pursuant to the merger agreement was fair to such stockholders from a financial point of view. The full text of Raymond James’ written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken by Raymond James in rendering its opinion, is included in this proxy statement as Annex B and is incorporated by reference into this proxy statement. We urge you to read the opinion carefully and in its entirety. The opinion was directed to our board of directors, addresses only the fairness, from a financial point of view, as of the date of such opinion, of the merger consideration to be received by the holders of our common stock (other than stockholders who exercise appraisal rights or Motorola and its affiliates) and does not address any other aspect of the merger or constitute a recommendation to any holder of our common stock as to how to vote at the special meeting.

Our Directors and Executive Officers Have Financial Interests in the Merger that are Different from Your Interests (see page 31)

As you consider the recommendation of our board of directors to vote “FOR” the adoption of the merger agreement, you should be aware that certain members of our board of directors and our executive officers have interests in the merger that are, or may be, different from or in addition to your interests. These interests include the following:

•	our directors and executive officers may benefit from the merger because at the effective time of the merger, all of their respective unvested stock options and restricted common stock units will become fully vested. Stock options will be converted into the right to receive a cash payment equal to the difference between the $1.15 per share merger consideration and the exercise price for each in-the-money stock option, subject to applicable tax withholding;

•	our Vice President of Global Sales, Marketing and Customer Care, Robert Noonan, has entered into a retention agreement with Motorola which, among other things, provides annual incentive bonuses, cash retention bonuses, and retention equity awards, if he remains with Motorola or a subsidiary during specified retention periods, and, in certain cases, upon his earlier termination of employment due to death or disability, termination by Motorola without cause, or voluntary resignation due to a relocation;

•	certain of our executive officers have entered into separation agreements with Motorola which, among other things, provide for lump sum payments and payments for consulting services; and

•	the terms of the merger agreement provide for the continued indemnification of our current and former directors and officers and maintenance of a directors and officers insurance policy for a period of six years following the effective time of the merger.

Our board of directors was aware of these interests and considered them, among other matters, when approving the merger. Our board consists of one director who is also an executive officer and four independent directors. For a more complete description, see “The Merger — Interests of Our Directors and Executive Officers in the Merger.”

You Will Have Appraisal Rights in the Merger (see page 50)

Stockholders who do not wish to accept the cash consideration payable pursuant to the merger agreement may seek, under Delaware law, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more or less than, or the same as, the $1.15 per share merger consideration. This right of appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, you must comply with the requirements of Delaware law, including among other things:

•	you must make a written demand to us for appraisal in compliance with Delaware law before the vote on the proposal to adopt the merger agreement at the special meeting;

•	you must not vote in favor of the proposal to adopt the merger agreement; and

•	you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger.

Merely voting against the adoption of the merger agreement or failing to vote will not preserve your right of appraisal under Delaware law. Also, because a submitted executed proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of an executed proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fail to follow all of the steps required by the statute, you will lose your right of appraisal.

Annex C to this proxy statement contains the relevant provisions of Delaware law relating to your right of appraisal. We encourage you to read these provisions carefully and in their entirety.

Regulatory Filings and Approvals Required to Complete the Merger (see page 37)

We conduct operations in a number of jurisdictions where other merger control filings or approvals may be required or advisable in connection with the completion of the merger. We are currently in the process of reviewing whether merger control filings or approvals may be required or desirable in those jurisdictions. Objections from antitrust or competition authorities in certain jurisdictions could delay or prevent completion of the merger. Tut Systems and Motorola currently believe that the only jurisdiction the parties will be required to file in is the Federal Republic of Germany.

The Merger Agreement (see page 37)

The merger agreement, dated as of December 20, 2006, contains our representations and warranties to Motorola, covenants relating to the conduct of our business prior to consummation of the merger, consents and approvals required for and conditions to the completion of the merger and our ability to consider other acquisition proposals. The merger agreement also provides for the automatic conversion of shares of our common stock into the right to receive the per share merger consideration at the effective time of the merger. We encourage you to read the merger agreement carefully and in its entirety.

The Merger Agreement May Be Terminated Under Some Circumstances; We May be Obligated to Pay Motorola a Termination Fee (see page 48)

Tut Systems and Motorola may mutually agree in writing to terminate the merger agreement at any time without completing the merger, even after our stockholders approve it.

In addition, either we or Motorola may terminate the merger agreement without the consent of the other if:

•	our stockholders do not vote to adopt the merger agreement at the special meeting;

•	the merger has not been completed by March 31, 2007, unless that date is mutually extended by the parties;

•	any court or governmental entity issues or enacts a final and non-appealable ruling or order which permanently restrains, enjoins or otherwise prohibits the consummation of the merger; or

•	if the other party fails to cure a breach of its closing conditions relating to the accuracy of its representations and warranties, and such breach would result in a material adverse effect, or relating to the performance in all material respects of its obligations under the merger agreement, within 20 days after receiving notice of such breach from the terminating party, in each case if the terminating party is not at that time in material breach of the merger agreement.

However, neither we nor Motorola may terminate the merger agreement because of the failure of our stockholders to adopt the merger agreement or because of the failure of the merger to be completed by March 31, 2007 if the terminating party has breached or failed to perform in any material respect its obligations under the merger agreement in any manner that shall have been the principal cause of or resulted in the failure of the merger to be completed.

We may terminate the merger agreement without Motorola’s consent if our board of directors, in compliance with its non-solicitation obligations in the merger agreement, has determined that a competing transaction is a superior proposal, and:

•	our board of directors has approved or recommended the superior proposal to our stockholders;

•	a three business day period has expired since our board of directors provided Motorola with the right to match the competing superior proposal, and Motorola failed to match such proposal as determined by our board of directors; and

•	we have paid to Motorola the termination fee described below.

Motorola can terminate the merger agreement without our consent, and we are obligated to pay Motorola a termination fee of $1.375 million, plus certain third-party expenses, if any of the following occur:

•	our board of directors resolves to change, or changes, its recommendation of the Motorola transaction;

•	our board of directors publicly announces that it intends to recommend, or recommends, a competing takeover proposal to our stockholders;

•	our board of directors enters into any other acquisition agreement;

•	a tender offer or exchange offer for our outstanding shares is commenced and our board of directors fails to recommend against acceptance of such tender offer or exchange offer by our stockholders;

•	our board of directors, following receipt of a competing takeover proposal, and after being requested by Motorola, fails to reaffirm its approval or recommendation of Motorola’s transaction as promptly as practicable, but in any event within five business days, after such request; or

•	we or any of our officers, directors, representatives or agents knowingly and materially breach our obligations under the merger agreement’s non-solicitation provisions or specified provisions related to the special stockholders’ meeting.

We are also required to pay Motorola the termination fee at the time we approve, recommend to our stockholders, consummate or enter into a transaction with a third party for 35% or more of the consolidated assets (or equity securities representing 35% or more of the ownership) of our company and our subsidiaries, if such approval, recommendation, consummation or entry into such transaction occurs within 12 months after any termination by us or Motorola based upon failure of the vote of our stockholders or the merger failing to be completed by March 31, 2007, and if there had been a third-party takeover proposal for 35% or more of the consolidated assets (or equity securities representing 35% or more of the ownership) of our company and our subsidiaries prior to the special stockholders’ meeting.

Motorola and the Merger Sub have agreed that payment of the termination fee and expenses, to the extent paid and accepted, are their sole and exclusive remedy upon termination of the merger agreement.

The Voting Agreement (see page 49)

Motorola and the Kopp entities, our largest stockholder, have entered into a voting agreement and irrevocable proxy in connection with the merger agreement. Pursuant to such voting agreement, the Kopp entities have agreed to vote all shares of our common stock that the Kopp entities beneficially owned as of the record date in favor of the adoption of the merger agreement, including all actions and transactions contemplated by the merger agreement; in favor of the proposal to adjourn or postpone the special meeting if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; against approval of any proposal made in opposition to, or in competition with, the merger agreement or consummation of the merger and the other transactions contemplated by the merger agreement; against any action or agreement that would result in a breach of any of our representations, warranties, covenants, agreements or other obligations in the merger agreement; against any other merger agreement, merger or other business combination, reorganization, recapitalization, dissolution, liquidation or winding up with respect to us or any of our subsidiaries; against any sale, lease, license or transfer of any significant part of our assets or any of our subsidiary’s assets; and against any other action that is intended, or could reasonably be expected, to, in any manner, impede, frustrate, prevent, nullify, interfere with, delay, postpone, discourage or otherwise adversely affect the merger agreement, the merger or any of the other transactions contemplated by the merger agreement. The Kopp entities have also have irrevocably appointed Motorola, or its designee, as the sole and exclusive attorneys-in-fact and proxies to vote the shares of our capital stock that the Kopp entities owned as of the record date in the manner described above.

On the date of the voting agreement, the Kopp entities owned approximately 37.2% of our outstanding common stock. As of the close of business on the record date, the Kopp entities owned approximately  % of our outstanding common stock. Subject to certain exceptions, the Kopp entities have agreed not to transfer the shares of our common stock that they beneficially own during the term of the voting agreement. The voting agreement expires upon the earlier of the termination of the merger agreement (including a termination of the merger agreement in connection with a superior proposal) and the effective time of the merger.

The Special Meeting (see page 14)

Date, Time and Place (see page 14).  You are cordially invited to attend the special meeting of our stockholders, which will begin at   a.m., Pacific Time, on          , 2007. The meeting will be held at the Hilton Garden Inn, 14850 Kruse Oaks Drive, Lake Oswego, Oregon 97035.

At the special meeting, our stockholders will be asked to adopt the merger agreement, and to adjourn the meeting, if necessary or appropriate, to solicit additional proxies.

We do not know of any other business or proposals to be considered at the special meeting other than the items described in this proxy statement. If any other business is properly brought before the special meeting or any adjournments thereof, the signed proxies received from you and our other stockholders give the proxies the authority to vote on the matter according to their discretion.

Record Date, Voting Power (see page 14).  Stockholders who own our common stock as of the close of business on January   , 2007, the record date, will be entitled to vote at the special meeting. On that date there were          shares of our common stock outstanding and entitled to vote. Each share is entitled to one vote on each matter properly brought before the meeting.

Voting (see page 15).  We are offering you four methods of voting:

•	You may indicate your vote on the enclosed proxy card, sign and date the card and return the card in the enclosed prepaid envelope;

•	You may vote by telephone by calling the toll-free number that appears on the enclosed proxy card and following the instructions given;

•	You may vote via the Internet by going to the website that appears on the enclosed proxy card and following the instructions given; or

•	You may attend the meeting and vote in person.

All shares entitled to vote and represented by a properly completed and executed proxy received before the meeting and not revoked will be voted at the meeting as you instruct in such proxy. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed and executed proxy will be voted as our board of directors recommends, which is “FOR” the adoption of the merger agreement.

Please do not send in your stock certificates with your proxy. After completion of the merger, you will receive written instructions from the exchange agent for returning your Tut Systems stock certificates. These instructions will tell you how and where to send your stock certificates in order to receive the merger consideration.

Revocation of Proxies (see page 15).  You may revoke your proxy at any time before it is voted by delivery of a properly completed and executed, later-dated proxy card or telephone or Internet vote, or by voting in person by ballot at the special meeting.

Required Vote (see page 14).  The adoption of the merger agreement requires the affirmative vote of stockholders holding a majority of the shares of our common stock outstanding at the close of business on the record date. Abstentions, votes withheld and broker “non-votes” will have the effect of a vote “AGAINST” the merger agreement and the proposed merger. A broker “non-vote” occurs when you hold your shares in “street name” through a broker or other nominee and you do not give your broker or nominee instructions on how to vote with respect to the adoption of merger agreement. Brokers and other nominees do not have discretionary authority to vote on the proposal to adopt the merger agreement, and will not cast votes on that proposal without timely written instructions from the beneficial owners.

Approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies requires the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote at the meeting. Abstentions will have the effect of a vote “AGAINST” such a proposal for adjournment. Broker non-votes will have no effect on such a proposal for adjournment, because the underlying shares would not be considered present and entitled to vote.

Shares Owned by Our Directors and Executive Officers (see page 31).  On the record date, our directors and executive officers beneficially owned and were entitled to vote          shares of our common stock, which represented approximately  % of the shares of our common stock outstanding on that date. These numbers do not give effect to outstanding stock options or purchase rights, which are not entitled to vote at the special meeting.

Solicitation of Proxies and Expenses (see page 15).  We are paying the costs of soliciting proxies. We have also made arrangements with brokerage houses and other custodians, nominees and fiduciaries of shares to send proxy materials to our stockholders of record as of January   , 2007. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock as of the record date. Certain of our officers and directors may solicit the submission of proxies authorizing the voting of shares in accordance with our board of directors’ recommendations, but no additional remuneration will be paid by us for the solicitation of proxies by our officers and directors.

Adjournment of Meeting (see page 15).  We may adjourn the special meeting after consultation with Motorola, but only to the extent necessary to ensure that any required supplement or amendment to the proxy statement is provided to our stockholders or, if as of the time for which the special meeting is originally scheduled, there are insufficient shares of our common stock represented either in person or by proxy, to constitute a quorum necessary to conduct the business of the special meeting or to obtain stockholder approval of the proposal to adopt the merger agreement.

Help in Answering Questions

If you have questions about the special meeting or the merger after reading this document, you may contact us:

•	By mail addressed to:

Tut Systems, Inc.
Investor Relations
6000 SW Meadows Road
Lake Oswego, OR 97035

•	By calling (971) 217-0400; or

•	By visiting our Web site at http://www.tutsystems.com.

Information about the Companies (see page 13)

Tut Systems, Inc
6000 SW Meadows Road

Lake Oswego, OR 97035
Telephone: (971) 217-0400.

Tut Systems designs, develops and sells digital video processing systems that enable telephony-based service providers to deliver broadcast quality digital video signals across their networks. We also offer digital video processing systems that enable private enterprise and government entities to transport video signals across satellite, fiber, radio or copper facilities for surveillance, distance learning and TV production applications. We also offer broadband transport and service management products that enable the provisioning of high speed Internet access and other broadband data services over existing copper wire networks within hotels and private campus facilities.

Motorola, Inc.
1303 East Algonquin Rd
Schaumburg, Illinois 60196
Telephone: (847) 576-5000.

Motorola is a communications company providing end-to-end seamless mobility products. A Fortune 100 company with global presence and impact, Motorola had sales of US $      billion in 2006. In March 2006, Motorola announced its decision to realign its businesses into three operating business segments, effective as of the second quarter of 2006. As a result of the realignment, Motorola now reports financial results for the following business segments:

•	The Mobile Devices segment designs, manufactures, sells and services wireless handsets, with integrated software and accessory products.

•	The Networks and Enterprise segment designs, manufactures, sells, installs and services: (i) analog and digital two-way radio, voice and data communications products and systems, as well as wireless broadband systems, to a wide range of public safety, government, utility, transportation and other worldwide enterprise markets, and (ii) cellular infrastructure systems and wireless broadband systems to public carriers and other wireless service providers.

•	The Connected Home Solutions segment designs, manufactures and sells a wide variety of broadband products, including: (i) set-top boxes for cable television, Internet Protocol video and broadcast networks and digital systems, (ii) high speed data products, including cable modems and cable modem termination systems, and IP-based telephony products, (iii) hybrid fiber coaxial network transmission systems used by cable television operators, (iv) digital satellite program distribution systems, (v) direct-to-home satellite networks and private networks for business communications, (vi) advanced video communications products and (vii) fiber-to-the-premise and fiber-to-the-node transmission systems supporting high-speed data, video and voice.

Motorola GTG Subsidiary V Corp.
1303 East Algonquin Rd
Schaumburg, Illinois 60196
Telephone: (847) 576-5000.

Merger Sub was formed by Motorola solely for the purpose of completing the merger. Merger Sub is wholly-owned by Motorola and has not engaged in any business except in anticipation of the merger.

A COPY OF THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT. A COPY OF THE VOTING AGREEMENT IS ATTACHED AS AN EXHIBIT TO THE MERGER AGREEMENT. WE STRONGLY ENCOURAGE YOU TO READ THE MERGER AGREEMENT AND THE VOTING AGREEMENT CAREFULLY AND IN THEIR ENTIRETY.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following discussion addresses briefly some questions you may have regarding the special meeting of stockholders and the proposed merger. These questions and answers do not, and are not intended to, address all questions that may be important to you as a Tut Systems’ stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement.

Q:	What am I being asked to vote on?

A:	You are being asked to vote to adopt the merger agreement entered into between Tut Systems and Motorola. In the merger, Motorola GTG Subsidiary V Corp., a wholly-owned subsidiary of Motorola, will be merged with and into Tut Systems. After the merger is completed, Tut Systems will be a wholly-owned subsidiary of Motorola, and our common stock will no longer be listed on the NASDAQ Global Market.

The merger agreement is attached as Annex A to this proxy statement. We strongly encourage you to read it carefully and in its entirety.

Q:	What will I be entitled to receive in the merger?

A:	Upon completion of the merger, you will be entitled to receive $1.15 in cash, without interest and less any applicable withholding tax, for each share of Tut Systems common stock that you own. For example, if you own 100 shares of Tut Systems common stock, you will receive $115.00 in cash, less any applicable withholding tax, in exchange for these shares.

Q:	How does Tut Systems’ board of directors recommend I vote?

A:	Our board of directors, at a meeting held on December 20, 2006, unanimously determined that each of the merger agreement and the proposed merger is fair to, and in the best interests of, Tut Systems and our stockholders. Accordingly, our board of directors has unanimously approved the merger agreement and declared its advisability, and recommends that you vote “FOR” the adoption of the merger agreement.

Q:	Who is eligible to vote at the special meeting?

A:	Holders of our common stock at the close of business on January , 2007 are entitled to receive notice of the special meeting and to vote the shares of our common stock that they held at that time at the special meeting, or at any adjournments of the special meeting.

Q:	What is the vote required to adopt the merger agreement?

A:	The affirmative vote of the holders of a majority of the shares of Tut Systems common stock outstanding at the close of business on the record date and entitled to vote is required to adopt the merger agreement. Approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies requires the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote at the meeting.

Q:	When do you expect to consummate the merger?

A:	Assuming holders of at least a majority of all outstanding shares of our common stock entitled to vote to adopt the merger agreement, we expect to consummate the merger promptly following the special meeting and receipt of all necessary regulatory approvals. However, we cannot assure you that all conditions to the merger will be satisfied or, if satisfied, the date by which they will be satisfied.

Q:	Is the approval of the stockholders of Motorola or its subsidiaries required to effectuate the merger?

A:	No. Only the approval of Motorola as the sole stockholder of Merger Sub is required to effectuate the merger, which approval has already been obtained.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including the merger agreement and the annexes to the proxy statement, consider how the merger would affect you as a stockholder, and then vote. After you read this proxy statement, if you choose to vote by proxy, you should complete, sign and date your proxy card and mail it in the enclosed return envelope as soon as possible, or vote via the Internet or telephone following the instructions on the enclosed proxy card as described below, even if you plan to attend the special meeting in person, so that your shares may be represented at the special meeting of our stockholders. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendation of our board of directors “FOR” the adoption of the merger agreement. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our board of directors or, if no recommendation is given, in their own discretion.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker cannot vote your shares on the proposal to adopt the merger agreement without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker.

Q:	What happens if I do not send in my proxy, if I do not vote via the Internet or telephone, if I do not instruct my broker to vote my shares or if I abstain from voting?

A:	If you do not send in your proxy, do not vote via the Internet or telephone, do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect as a vote “AGAINST” adoption of the merger agreement.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting of our stockholders and vote your shares in person, regardless of whether you sign and return your proxy card prior to the special meeting.

Q:	May I vote via the Internet or telephone?

A:	Yes. If your shares are registered in your name, you may submit a proxy authorizing the voting of your shares over the Internet at www.voteproxy.com or telephonically by calling 1-800- 776-9437. Proxies submitted over the Internet or by telephone must be received by Pacific Time on , 2007. You must have the enclosed proxy card available, and follow the instructions on such proxy card, in order to submit a proxy over the Internet or telephone.

If you hold your shares in “street name” through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank, or by the Internet or telephone through your broker or bank if such a service is provided. To vote via the Internet or by telephone through your broker or bank, you should follow the instructions on the voting form provided by your broker or bank.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. If your shares are registered in your name, you can do this by completing, executing and delivering to our corporate Secretary a new, later-dated proxy card for the same shares. If you are submitting this later-dated proxy via the Internet or by telephone, the new proxy must be received by Pacific Time on , 2007. Alternatively, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy.

Any subsequent proxy should be delivered to Tut Systems, Inc. at 6000 SW Meadows Road, Lake Oswego, OR 97035, Attention: Secretary, or hand-delivered to the Secretary at or before the taking of the vote at the special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive to assure that all your shares are voted.

Q:	What happens if I sell my shares of Tut Systems common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting. The record date and the date of the special meeting are both earlier than the date that the merger is expected to be completed. If you transfer your shares of Tut Systems common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the merger consideration.

Q:	What are the U.S. federal tax consequences of the merger to me?

A:	The exchange of our common stock for cash pursuant to the merger will constitute a fully taxable transaction for our stockholders for U.S. federal income tax purposes. As a result, each of our stockholders will recognize gain or loss as a result of the merger. For a more complete description of the U.S. federal income tax consequences of the merger, see the section entitled “The Merger — Material U.S. Federal Income Tax Consequences,” beginning on page 35 below. The U.S. federal income tax consequences described above may not apply to some holders of our common stock. You should consult with your tax advisors as to the specific tax consequences to you of the merger, including the applicability and effect of United States federal, state, local and foreign income and other tax laws in light of your particular circumstances.

Q:	Am I entitled to appraisal rights?

A:	Yes. Under Delaware law, if you are a holder of Tut Systems common stock and you do not vote in favor of the adoption of the merger agreement, you will have the right to seek appraisal of the fair value of your shares, as determined by the Delaware Court of Chancery, if the merger is completed. You will only be entitled to such appraisal rights if you submit a written demand for an appraisal prior to the vote on the merger agreement and the merger, vote against, or abstain from voting for, the proposal to adopt the merger agreement and otherwise comply with the Delaware law procedures explained in this proxy statement. Please see “Dissenters’ Rights of Appraisal” beginning on page 50 below and Annex C to this proxy statement.

Q:	Should I send in my Tut Systems stock certificates now?

A:	No. After the merger is completed, you will receive written instructions from the exchange agent for exchanging your shares of our common stock for the merger consideration.

Q.	When do you expect the merger to be completed?

A.	We are working to complete the merger as quickly as possible. In addition to obtaining stockholder approval, we may be required to obtain applicable antitrust approvals and all other closing conditions must be satisfied or waived. We cannot assure you that all conditions to the merger will be satisfied or, if satisfied, as to the date by which they will be satisfied.

Q.	When will I receive the cash consideration for my shares of Tut Systems common stock?

A.	After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash consideration payable in the merger. When you properly return and complete the required documentation described in the written instructions, you will promptly receive from the exchange agent the cash consideration for your shares.

Q.	Who can help answer my additional questions?

A.	If you would like additional copies, without charge, of this proxy statement or if you have additional questions about the merger, including with respect to the procedures for voting your shares, you should contact us, as follows:

• By mail address to:

Tut Systems, Inc.
Investor Relations
6000 SW Meadows Road
Lake Oswego, OR 97035

• By calling (971) 217-0400 or

• By visiting our Web Site at http://www.tutsystems.com

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Certain statements contained in this proxy statement, including the completion and timing of the merger, any other statements regarding our future expectations, beliefs, goals or prospects, and any statements that are not statements of historical facts, might be considered forward-looking statements. While these forward-looking statements represent our management’s current judgment of future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those stated in the forward-looking statements. Important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements include: (i) the parties’ ability to consummate the transaction; (ii) the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; and (iii) the parties’ ability to meet expectations regarding the timing and completion of the transaction. We assume no obligation to update or revise any forward-looking statement in this proxy statement, and such forward-looking statements speak only as of the date of this proxy statement.

THE COMPANIES

Tut Systems, Inc.
6000 SW Meadows Road
Lake Oswego, OR 97035
(971) 217-0400

Tut Systems designs, develops and sells digital video processing systems that enable telephony-based service providers to deliver broadcast quality digital video signals across their networks. Tut Systems also offers digital video processing systems that enable private enterprise and government entities to transport video signals across satellite, fiber, radio or copper facilities for surveillance, distance learning, and TV production applications. Tut Systems also offers broadband transport and service management products that enable the provisioning of high speed Internet access and other broadband data services over existing copper wire networks within hotels and private campus facilities.

Motorola, Inc.
1303 East Algonquin Rd.
Schaumburg, Illinois 60196
(847) 576-5000

Motorola is a communications company providing end-to-end seamless mobility products. A Fortune 100 company with global presence and impact, Motorola had sales of US $      billion in 2006. In March 2006, Motorola announced its decision to realign its businesses into three operating business segments, effective as of the second quarter of 2006. As a result of the realignment, Motorola now reports financial results for the following business segments:

•	The Mobile Devices segment designs, manufactures, sells and services wireless handsets, with integrated software and accessory products.

•	The Networks and Enterprise segment designs, manufactures, sells, installs and services: (i) analog and digital two-way radio, voice and data communications products and systems, as well as wireless broadband systems, to a wide range of public safety, government, utility, transportation and other worldwide enterprise markets, and (ii) cellular infrastructure systems and wireless broadband systems to public carriers and other wireless service providers.

•	The Connected Home Solutions segment designs, manufactures and sells a wide variety of broadband products, including: (i) set-top boxes for cable television, Internet Protocol video and broadcast networks and digital systems, (ii) high speed data products, including cable modems and cable modem termination systems, and IP-based telephony products, (iii) hybrid fiber coaxial network transmission systems used by cable television operators, (iv) digital satellite program distribution systems, (v) direct-to-home satellite networks and private networks for business communications, (vi) advanced video communications products, and (vii) fiber-to-the-premise and fiber-to-the-node transmission systems supporting high-speed data, video and voice.

Motorola is incorporated in the State of Delaware, and is the successor by merger to Motorola, Inc., an Illinois corporation that commenced operations in 1928.

Motorola GTG Subsidiary V Corp.
1303 East Algonquin Rd.
Schaumburg, Illinois 60196
(847) 576-5000

Merger Sub was formed by Motorola solely for the purpose of completing the merger. Merger Sub is wholly-owned by Motorola and has not engaged in any business except in anticipation of the merger. Merger Sub is incorporated in the State of Delaware.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on          , 2007, starting at           Pacific Time, at     . The purpose of the special meeting is for our stockholders to consider and vote upon proposals to adopt the merger agreement, to adjourn the meeting, if necessary or appropriate, to solicit additional proxies, and to transact such other business as may properly come before the meeting and any and all adjourned sessions thereof. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement, the notice of the special meeting and the enclosed form of proxy are first being mailed to our stockholders on or about January   , 2007.

Record Date, Quorum and Voting Power

The holders of record of Tut Systems common stock at the close of business on January   , 2007, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. As of the record date, there were           shares of Tut Systems common stock issued and outstanding, all of which are entitled to be voted at the special meeting.

Each outstanding share of Tut Systems common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for a vote at the special meeting.

The holders of a majority of the outstanding common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote

For us to complete the merger, stockholders holding at least a majority of the shares of Tut Systems common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement. Approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies requires the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote at the meeting. In order for your shares of Tut Systems common stock to be included in the vote, if you are a stockholder of record, you must vote your shares by returning the enclosed proxy, by voting over the Internet or by telephone, as indicated on the proxy card, or by voting in person at the special meeting.

If you hold your shares in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and it can give you directions on how to vote your shares. A broker “non-vote” generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes and abstentions will count for the purpose of determining whether a quorum is present.

Broker non-votes and abstentions will have the same effect as a vote against the adoption of the merger agreement. Abstentions will have the effect of a vote against the proposal to adjourn the meeting to solicit additional proxies. Broker non-votes will have no effect on the adjournment proposal.

Voting by Directors and Executive Officers

As of January   , 2007, the record date, our directors and executive officers held and are entitled to vote, in the aggregate,          shares of our common stock, representing approximately     % of the outstanding shares of our common stock.

Proxies; Revocation

If you vote your shares of Tut Systems common stock by signing a proxy, or by voting over the Internet or by telephone, as indicated on the proxy card, your shares will be voted at the special meeting in accordance with the instructions you provide. If you do not provide instructions on your signed proxy card, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” any proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies, and, if any other matters are properly brought before the meeting for a vote, the persons appointed as proxies or their substitutes will have discretion to vote or act on the matter according to their best judgment and applicable law unless the proxy indicates otherwise.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise our Secretary in writing, deliver a new proxy or submit another vote over the Internet or by telephone, in each case dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change your voting instructions.

We do not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment of the special meeting, the persons appointed as proxies will vote the shares in accordance with the recommendations of our board of directors.

Expenses of Proxy Solicitation

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies personally and by telephone, facsimile or other similar means. These persons will not receive additional or special compensation for such solicitation services. We will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in forwarding proxy materials to their customers who are beneficial owners of the shares they hold of record.

Adjournments

Any adjournment may be made by an announcement at the special meeting by the chairman of the meeting. If persons named as proxies by you are asked to vote for one or more adjournments of the meeting or for other matters incidental to the conduct of the meeting, such persons will have the authority to vote in their discretion on such matters. However, if the persons you named as proxies are asked to vote for one or more adjournments of the meeting to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement, such persons will only have the authority to vote on such matter as instructed by you or your proxy, or, if no instructions are provided on your signed proxy card, in favor of such adjournment. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use in the manner provided herein.

THE MERGER

Background of the Merger

The terms of the merger agreement are the result of arms-length negotiations between representatives, legal counsel and financial advisors of our company and Motorola. The terms of the voting agreement are the result of arms-length negotiations between the Kopp entities and Motorola. The following is a brief discussion of the background of those negotiations.

Events Leading to the Merger

Tut Systems, Inc. was originally incorporated in California in 1983 and reincorporated in Delaware in 1998. We provide broadband communications products, and have developed and sold a broad set of products to enable efficient and scalable deployment of advanced video and data services over existing network infrastructure. On February 3, 1999, we completed an initial public offering of our common stock, which began trading on The Nasdaq Global Market under the symbol “TUTS.”

While our sales strategy has evolved steadily since our inception as the telecommunications products market has changed, our recent sales strategy has depended in significant part on the sale of our products to telecommunications carriers that are installing new networks or upgrading existing networks for the provision of video services. Additionally, we continued our efforts to expand our customer base to include large telecommunications service providers, which we refer to in this proxy as tier-one opportunities. During 2006, the video networking industry was, and still is, challenged by a major transition in video technology from MPEG-2 based technology to MPEG-4 based technology. As a result of industry-wide delays in the availability of key MPEG-4 based network elements, in particular set-top boxes and middleware, neither of which are developed by us, new customers delayed anticipated projects and several of our existing customers delayed upgrade projects or delayed payments to us for equipment that they already purchased and had installed. Our cash and cash equivalents and short term investments decreased from $13.8 million at December 31, 2005 to $7.4 million at June 30, 2006. During the first half of 2006 we made progress on tier-one opportunities, however we remained uncertain as to the timing of when we would realize those opportunities, if at all. This was the case even with our most developed tier-one opportunity, which we refer to in this proxy as the edge modulation opportunity. In light of our liquidity issues and, in part, because of our challenges in realizing a tier-one opportunity, our management and board of directors determined that it would be in the best interests of our stockholders to conduct a thorough and comprehensive investigation of strategic alternatives.

On July 25, 2006, our board of directors met to discuss our second quarter results and the related 10-Q filing, as well as our on-going liquidity challenges and their effect on our operations. Salvatore D’Auria, our chief executive officer, led a discussion regarding potential strategic transactions for the board to consider, including raising additional capital through a debt or equity financing, pursuing commercial agreements with technology partners in order to more easily access tier-one opportunities, a going-private transaction, a sale of assets or business lines, and a potential merger. Following these discussions, the board authorized management to engage Raymond James & Associates, Inc., or Raymond James, to act as our financial advisor to explore strategic options, including a possible sale of all or a portion of our common stock or assets.

We signed an engagement letter with Raymond James on August 1, 2006. The scope of Raymond James’ engagement included: assisting in evaluating Tut Systems on a standalone basis; assisting in the identification and evaluation of transaction alternatives and strategies, including prospective parties to a transaction; assisting in the dissemination of descriptive information regarding our company to prospective parties; assisting in negotiations and in evaluating and qualifying competing offers; and assisting in negotiating any transaction, in each case, to the extent requested by us. In connection with the engagement, we paid Raymond James a non-refundable cash retainer of $50,000. This retainer will be credited against the transaction fee payable to Raymond James upon completion of the merger.

On August 4, 2006, our board of directors held a special meeting at which it discussed our strategic alternatives, including potential merger and acquisition transactions and the capital raising transactions we were pursuing, including the sale of convertible notes in a private placement transaction. A representative from Raymond James reported to the board,stating that Raymond James had identified a list of potential strategic partners, a term we use throughout this proxy to include potential commercial partners and potential acquirers. Raymond James stated that the initial calls to potential strategic partners would begin the following week. The board subsequently discussed the financing transaction that was then underway. Also at this meeting, management discussed with the board our concerns regarding our liquidity and capital resources and the fact that we did not have sufficient capital to fund operations for the next twelve months.

On August 9, 2006, our board of directors met again to further discuss fund raising and capital resources concerns. Mr. D’Auria provided an update regarding management’s investigation of strategic alternatives, and stated that Raymond James was well underway regarding their communications with and evaluation of potential strategic partners.

Between August 2006 and October 26, 2006, at the direction of our board of directors, Raymond James and our management contacted over 27 prospective strategic partners, including Motorola. This list of prospects represented the collective knowledge of Raymond James and our management of companies that were active in the telecommunications equipment provider market and which might have potential interest in entering into a commercial partnership with us or in acquiring all or a portion of our common stock or assets. During this period, Raymond James and our management had extended discussions with four large publicly-traded communications equipment companies, including Motorola, and one other party.

On August 11, 2006, representatives of Raymond James had a conference call with Don McClellan, Motorola’s Corporate Vice President and Director Corporate Development and Strategic Transactions, and Sean Matthews, Senior Director of Strategy for Motorola’s Connected Home Solutions, to discuss the opportunity as well as next steps if Motorola was interested in a commercial partnership or a merger and acquisition transaction with us.

We entered into a non-disclosure agreement with Motorola on August 15, 2006. We also entered into non-disclosure agreements with the three other large publicly-traded companies that were interested parties and engaged in preliminary due diligence discussions with all four parties during which we shared non-public information, including a review of present opportunities as well as potential future opportunities. With respect to each of these four parties we explored both the possibility of a commercial partnership as well as a possible sale of all or a portion of our common stock or assets.

On August 22, 2006, we entered into a private placement financing in which we sold to institutional investors $7.0 million of 8% Convertible Senior Subordinated Promissory Notes and warrants to purchase 2,815,768 shares of common stock. We closed this financing transaction on August 24, 2006 and issued a press release and filed a current report on Form 8-K in this regard on the same day.

On August 25, 2006, Robert Noonan, our Vice President of Global Sales, Marketing and Customer Care, representatives of Raymond James and a Motorola team consisting of Sean Matthews, and other Motorola Connected Home Solutions personnel met in Horsham, Pennsylvania, the headquarters of Motorola’s Connected Home Solutions division and we presented Motorola information concerning our products, customers and recent financial performance.

On September 5, 2006, Mr. Matthews and other Motorola representatives met with Mr. D’Auria and other representatives of our company at our San Diego, California design facility to review our Video Services Processing platform including the edge modulation and broadband remote access server features. On September 6, 2006, Mr. Matthews and other Motorola representatives met with Mr. D’Auria and other representatives of our company at our Lake Oswego, Oregon corporate headquarters to review our Astria content processor line. On September 7, 2006, James Harris, Motorola’s Senior Manager DMS Headend Firmware, met with Walt Wolman, our Vice President of Engineering, and other representatives of our company at our Pleasanton, California design facility to review our TView Element Management System software products.

During the month of September, we had periodic discussions with Motorola concerning possible business transactions, including a potential acquisition of Tut Systems, and provided to Motorola additional due diligence information concerning our business. We also continued to have similar discussions with other interested parties including two of the three other large publicly-traded companies referred to above; we discontinued discussions with the fourth large publicly-traded company because they would be unable to capture the edge modulation opportunity through a commercial partnership and they were not interested in a merger transaction.

On September 28, 2006, we and Motorola executed an updated non-disclosure agreement which allowed us to disclose to our potential customer in the edge modulation opportunity the fact that we were in discussions with Motorola.

On October 5, 2006, the audit committee of our board of directors met and discussed, among other things, our liquidity situation and the amendment to the report of PricewaterhouseCoopers LLP on our 2005 consolidated financial statements to add an explanatory paragraph regarding going concern to its audit opinion. We filed PricewaterhouseCoopers’s amended opinion as a current report on Form 8-K later on October 5, 2006. Scott Spangenberg, our Chief Financial Officer, reported to the audit committee that our cash and cash equivalents and short term investments was approximately $4.6 million at September 30, 2006, including the proceeds from the private placement financing transaction we closed on August 24, 2006, as compared to $7.4 million at June 30, 2006. At the committee’s request, Mr. D’Auria provided an update regarding the status of discussions with the various potential strategic partners.

Throughout Motorola’s due diligence review, we had detailed discussions with Motorola regarding the edge modulation opportunity. On October 6, 2006, we and Motorola executed a non-disclosure agreement with the company that was our potential customer in the edge modulation opportunity. The purpose of this agreement was to govern the exchange of information among the parties with respect to the testing of our edge modulation equipment product by Motorola pursuant to technical specifications obtained from this potential tier-one customer.

On October 10, 2006, our board of directors held a meeting to discuss the progress of our strategic alternatives and the progress that had been made with respect to Motorola. In addition, Mr. D’Auria provided a report regarding the status of our discussions with the other large publicly-traded companies referred to above.

During October 2006, we continued to have meetings and telephone conferences with key customers, including potential tier-one customers, to evaluate the timing, magnitude and probability of the potential opportunities for our company. While we made progress on these fronts, including with regard to tier-one opportunities, we were unable to obtain greater certainty with regard to the exact timing of when we would be able to realize these opportunities. We also continued our efforts to collect amounts owed to us by our customers who had not paid for equipment they had already received and installed.

On October 19, 2006, Motorola contacted us regarding its potential interest in a strategic transaction involving our company. On October 23, 2006, our board of directors met to discuss our results for the third quarter, customer opportunities, cash outlook and the status of our strategic transaction initiatives. Management emphasized that while it was optimistic about our company’s business prospects and expected growth for our core business, in order to capitalize on tier-one customer prospects in general, and specifically the edge modulation opportunity, it was critical that we partner with a company such as Motorola, either through a commercial partnership or a sale of all or a portion of our common stock or assets. Management pointed out that approximately two-thirds of our potential growth was attributable to potential tier-one customer opportunities. A representative from Raymond James reported to the board regarding our strategic alternatives, stating that the three large publicly-traded companies with which we were continuing discussions, including Motorola, continued to conduct due diligence reviews. Additionally, discussions with a fourth strategic partner were also ongoing. Additionally, Raymond James relayed Motorola’s indication that we should expect a letter of interest the following week with respect to an acquisition of our company. Raymond James also relayed its detailed discussions with Motorola with regard to the expected terms. The board also discussed the expected terms to come from Motorola. The board instructed management to report back to the board when the proposed letter of intent was received from Motorola.

On October 25, 2006, Motorola delivered to our management a proposed non-binding summary of principal terms and conditions for a merger, including a proposed price per share range of $0.99 to $1.10, based on our company having not more than $10 million of net debt on our balance sheet as of the closing of the proposed merger transaction. Simultaneously, Motorola also delivered to our management a separate binding exclusivity and mutual standstill agreement. Our management simultaneously forwarded the summary of principal terms and the standstill agreement to our board of directors, and on October 25, 2006, a special meeting of the board of directors was held to discuss the Motorola proposal. At this meeting, a representative from Raymond James presented an analysis of the proposal and the proposed due diligence timeline. The board also discussed the ongoing due diligence reviews being conducted by the other potential strategic partners and Raymond James provided a report in regard to discussions with those parties. Mr. D’Auria then led a discussion regarding the edge modulation opportunity and the proposed related testing of our equipment by Motorola. Mr. D’Auria again emphasized that while this potential tier-one customer’s feedback regarding our products was positive and that the edge modulation opportunity showed great promise, this potential tier-one customer continued to indicate that we needed to have a strategic partnership with another company in order to realize the opportunity. Mr. D’Auria stated that the edge modulation opportunity would be unattainable without a partner such as Motorola and that Motorola appeared to present the most compelling partner from both a technological perspective and a business perspective. Mr. D’Auria further stated that, in part because of Motorola’s existing relationship with the potential customer in the edge modulation opportunity, an acquisition of Tut Systems by Motorola might present the best opportunity for our stockholders to realize value from the edge modulation opportunity with certainty. The board considered that because Motorola presented the best opportunity to capitalize on the edge modulation opportunity and for synergies with our products and our business that, among the potential purchasers, Motorola was most likely to offer the highest price per share in comparison to other potential purchasers. After further discussion, the board authorized the finalization of the exclusivity agreement, with revisions that management proposed.

On October 26, 2006, Motorola delivered a detailed due diligence request to us and agreed to proceed with the rigorous testing of our edge modulation product in the Motorola testing lab in Horsham, Pennsylvania as part of its due diligence process. The commencement of testing was dependant on our signing the proposed non-binding summary of principal terms and conditions for a merger and exclusivity agreement. On October 27, 2006, Motorola delivered a supplemental due diligence request. Raymond James updated the board regarding the status of discussions with the other strategic partners and stated that none of these entities were prepared to enter into a strategic transaction with us in a manner that would allow us to capitalize on the business opportunities we were pursuing and that none of these entities were prepared at that time to submit offers to acquire all or a portion of our common stock or assets. On October 27, 2006, with the authorization of our board of directors, we executed a binding exclusivity and mutual standstill agreement, which provided that we would negotiate exclusively with Motorola from October 27, 2006 through November 26, 2006.

From October 31, 2006 to November 22, Motorola performed technical evaluations of our edge modulation product in its laboratories in Horsham, Pennsylvania and continued its legal and business due diligence.

From November 7, 2006 through November 10, 2006, Motorola and its outside accounting advisors conducted additional financial due diligence and attended presentations by our management at our headquarters in Lake Oswego, Oregon. Subsequently, Motorola delivered to us further supplemental due diligence requests.

On November 8, 9 and 10, Motorola attended presentations by our management at our headquarters in Lake Oswego, Oregon. On November 10, 2006, Baker & McKenzie, LLP, or Baker & McKenzie, legal counsel for Motorola, distributed an initial draft of a merger agreement to DLA Piper US LLP, or DLA Piper, our legal counsel.

On November 14 and 15, 2006, Motorola and its finance team conducted additional financial due diligence and attended presentations by our management at our headquarters in Lake Oswego, Oregon.

On November 17, 2006, DLA Piper delivered initial comments on the draft merger agreement to Baker & McKenzie. We and Motorola, through our respective counsel, exchanged further communications regarding the merger agreement and due diligence between November 17 and 27, 2006, and on November 28, 2006, Baker & McKenzie delivered a revised draft of the merger agreement to DLA Piper.

On November 17 and 20, 2006, Mr. D’Auria held telephone conversations with several of our directors to discuss the status of the proposed transaction. Following these discussions, the directors directed our management to continue negotiations, report to the board of directors with further developments and to call a special meeting of the board when appropriate.

On November 26, 2006, our contractual obligation to negotiate exclusively with Motorola expired.

On November 30, 2006, the parties and their respective counsel convened a telephonic meeting to discuss the open issues in the merger agreement and the process going forward. Subsequently, the parties’ respective counsel continued to discuss open issues on November 30, 2006 and December 1, 2006. On December 3, 2006, DLA Piper circulated a revised version of the merger agreement.

In early December 2006, Motorola contacted our management regarding Motorola’s interest in discussing with the Kopp entities, our largest stockholder, whether the Kopp entities would be willing to enter into a voting agreement whereby the Kopp entities would agree to vote their shares in favor of the proposed merger transaction. We and Motorola agreed that we would approach the Kopp entities about entering into a non-disclosure agreement, pursuant to which we could disclose to the Kopp entities our pending discussions with Motorola.

On December 5, 2006, our board of directors held a special meeting to further discuss the proposed merger. Mr. D’Auria and a representative of DLA Piper summarized the material terms of the merger agreement and the status of negotiations with regard to outstanding issues, and answered questions from members of the board of directors with regard to the merger agreement. Also at this meeting, a representative from Raymond James reviewed with the board Raymond James’ financial analysis of the proposed merger, the valuation methodology for the transaction and other information gathered prior to and during its numerous meetings with Motorola. The board then discussed the valuation methodology and the impact of the edge modulation opportunity on the valuation of the proposed merger. Our management estimated that the edge modulation opportunity had the potential to generate substantial revenue. However, the potential customer in the edge modulation opportunity reiterated to us that, due to the size of our company and the potential customer’s concerns about our viability, it would not purchase our products unless we had an acceptable partner. Consequently, Raymond James did not include the value of the edge modulation opportunity as part of its financial analysis because we would not be able to pursue this opportunity on our own. Our board discussed that the edge modulation opportunity would present significant value to Motorola and instructed management to raise this issue during negotiations regarding the price per share for the merger. Our board of directors also discussed the expiration of our exclusivity agreement with Motorola and the fact that we were no longer contractually obligated to negotiate exclusively with Motorola. Management once again stated that Motorola appeared to be our best potential partner with which we could capitalize upon the edge modulation opportunity, from a technological perspective and a business perspective, and thereby translate that opportunity into value to our stockholders. The board discussed the fact that Motorola was the only party that had presented an offer despite the exhaustive process that management and Raymond James had been through to identify potential strategic partners. The board also discussed the timeframe and probability of receiving an offer from other potential purchasers if we were to renew discussions with them. Following these presentations and discussions, our board of directors authorized our management to continue exclusive negotiations with Motorola, although we were no longer contractually bound to negotiate exclusively with Motorola and were free to renew discussion with the other potential purchasers or partners who had conducted due diligence reviews, or consider alternative transactions. The board of directors also authorized management to convene a subsequent special meeting of the board of directors to consider the proposed merger when appropriate.

Between December 6 and 20, 2006, the parties, through their respective counsel, exchanged further communications regarding the merger agreement and due diligence issues. During this period, Mr. D’Auria continued to have telephonic conversations with various members of our board of directors to keep them informed of the progress of the negotiations with Motorola.

On December 12, 2006, Mr. D’Auria and a Raymond James representative had a telephone conversation with Mr. Matthews and Ralph Smith, Corporate Vice President of Mergers and Acquisitions at Motorola. The primary purpose of the call was to discuss the progress and timing of the transaction as well as to discuss valuation. Motorola expressed that it was willing to pay a price at the top end of its previously indicated range of $0.99 to $1.10 per share and agreed to increase from $10 million to $15 million the amount of net debt on our balance sheet that we would be permitted to have at the closing of the proposed merger. We and Raymond James requested that Motorola, in order to more fully value the fact that a successful merger would increase the chance that we would be able to capitalize on the edge modulation opportunity, consider a higher offer and proposed a price of $1.20 per share. Messrs. Matthews and Smith indicated on the call that Motorola would not be prepared to move its price up to that level.

Also on December 12, 2006, we and the Kopp entities entered into a non-disclosure agreement governing the exchange of information regarding the proposed merger transaction between Motorola and us. Subsequently, also on December 12, 2006, Motorola and the Kopp entities entered into a non- disclosure agreement governing the exchange of information regarding the proposed merger transaction between Motorola and us.

On December 12, 2006, Mr. Smith discussed the proposed merger transaction between Motorola and us with Leroy Kopp and Peter Conrad, representatives of the Kopp entities, including the proposed per share merger consideration of $1.10, and Motorola’s request that the Kopp entities agree to enter into a voting agreement contemporaneously with the merger agreement, under which the Kopp entities would agree to vote their shares in favor of the merger transaction. On December 13, 2006, Motorola and the Kopp entities had further discussions regarding the proposed merger transaction and voting agreement. The Kopp entities indicated to Motorola that they would consider entering into a voting agreement with Motorola but wanted a higher per share price.

On December 14, 2006, Mr. Smith apprised Mr. D’Auria of the status of Motorola’s discussions with the Kopp entities and Mr. D’Auria requested that Motorola act promptly to resolve its arrangements with the Kopp entities. Later, on December 14, Mr. Smith and Mr. Conrad had further discussions concerning the proposed merger transaction and the voting agreement and Motorola offered to raise the per share merger consideration for all of our stockholders to $1.15 if the Kopp entities would agree to enter into the voting agreement. Motorola kept us apprised of the status of Motorola’s negotiations with the Kopp entities throughout the process.

On December 15, 2006, the Kopp entities agreed in principal to enter into a voting agreement with Motorola in support of the merger transaction, subject to Motorola increasing the per share merger consideration for all of our stockholders to $1.15 and to the negotiation of a satisfactory voting agreement. Later, on December 15, Motorola delivered a draft voting agreement to the Kopp entities and during the period from December 18 through December 20, Motorola and the Kopp entities and their respective outside legal counsel negotiated the terms and conditions of the voting agreement. Motorola kept us informed of the status of these negotiations.

In mid-December 2006, Motorola initiated discussions with Mr. D’Auria regarding separation agreements for Mr. D’Auria and Mr. Spangenberg and regarding retention agreements for certain of our executive officers, as more fully described in “The Merger — Interests of Our Directors and Executive Officers in the Merger” section beginning on page 31.

On December 19, 2006, our board of directors held a special meeting to further discuss and consider the proposed transaction. At this meeting, Mr. D’Auria and a representative of DLA Piper summarized the material terms of the merger agreement and the status of negotiations with regard to outstanding issues, and answered questions from members of the board with regard to the merger agreement. Mr. D’Auria also updated the board regarding the proposed terms of the separation agreements for himself and Mr. Spangenberg and of the retention agreements for the other executive officers. Mr. Spangenberg led the board in a discussion of our deteriorating liquidity position and the delays in collecting accounts receivable. Additionally, a representative of Raymond James presented our board with Raymond James’ financial analysis of the proposed transaction and discussed a proposed draft of a fairness opinion. The board discussed the fact that Motorola was the only party that had presented an offer despite the exhaustive process that management and Raymond James had pursued to identify potential purchasers. The board also discussed the fact that it would be unlikely for us to receive another offer and negotiate a merger agreement with another party before we would run out of cash. The board also discussed the other potential partnering opportunities that management had pursued and stated that none of those opportunities were viable in light of our liquidity position. In addition, the board discussed the fact that the potential customer in the edge modulation opportunity would not purchase our products unless we had a partner acceptable to them and that among the other potential partners we had pursued, the board considered Motorola to be the best partner. The board also discussed the fact that management had concluded that a commercial partnership with Motorola was not feasible in the necessary timeframe, if at all. Following these presentations and discussions, the board of directors created the merger committee as a special committee of the board and authorized the merger committee to convey the unanimous approval of the board should the negotiations be finalized within specific parameters determined by the full board of directors.

On December 20, 2006, our management and Motorola and legal counsel to both parties negotiated and finalized the remaining terms of the transaction. Late on December 20, 2006, the merger committee of our board of directors convened a special meeting. At this meeting, Mr. D’Auria and a representative of DLA Piper summarized the material terms of the merger agreement and the status of negotiations with regard to outstanding issues, and answered questions from members of the merger committee with regard to the merger agreement. Additionally, a representative of Raymond James presented to the merger committee its financial analysis of the proposed transaction, stating that such analysis was substantially identical to the analysis presented to our full board of directors the prior day, Raymond James then delivered its opinion, which did not materially change from the draft fairness opinion discussed with our board of directors the prior day, as of such date and based on and subject to the assumptions, qualifications and limitation set forth in the opinion, that the consideration provided for in the merger was fair, from a financial point of view, to our stockholders. Later, on December 20, 2006, Raymond James confirmed its opinion in writing. Following further discussions, the merger committee concluded that the status of the transaction was within the parameters set forth by our board the prior day; (ii) conveyed the board’s unanimous resolution finding that the proposed merger was fair to, and in the best interests of, our stockholders and approving and declaring the advisability of the merger agreement, related transactions and documents; and (iii) directed management to finalize the transaction documents. Subsequently, the parties finalized certain open due diligence items and executed the transaction agreements on that date. Contemporaneously, with the execution and delivery of the merger agreement, Motorola and the Kopp entities executed and delivered the voting agreement. Prior to the opening of the NASDAQ market on December 21, 2006, we issued a joint press release with Motorola announcing the transaction.

On December 22, 2006, a putative class action lawsuit entitled Jake Kaldenbaugh v. Salvatore D’Auria, et al., was filed in the Delaware Court of Chancery. The complaint purports to assert claims on behalf of our stockholders and names us as defendants as well as all of the members of our board of directors. The complaint alleges, among other things, that the members of our board of directors breached their fiduciary duties, engaged in self-dealing and failed to take steps to maximize the value of our company in connection with their approval of Motorola’s acquisition of our company. The complaint seeks class certification, compensatory damages and certain forms of equitable relief, including enjoining the consummation of the transaction with Motorola. We believe the class action lawsuit has no merit.

Reasons for the Merger

In reaching its decision to approve the merger agreement, declare the advisability of the merger agreement and recommend that our stockholders adopt the merger agreement, our board of directors consulted with our management, as well as our legal and financial advisors, and considered a number of factors in its deliberations, including the following factors which our board of directors viewed as generally supporting its decisions to approve the merger agreement and the merger and to recommend that our stockholders adopt the merger agreement:

•	our current and prospective ability to fund our operations, our deteriorating liquidity position, our inability to timely collect on accounts receivable and the understanding that absent significant collections of accounts receivable in the very near future we would run out of cash in the near future;

•	the fact that of the numerous potential strategic transactions we have pursued, Motorola presented the only viable opportunity to complete a strategic transaction in the necessary timeframe;

•	the fact that Motorola has the greatest compatibility and synergies with our business, which we believe resulted in Motorola pursuing the proposed merger and offering a higher per share price than the other potential purchasers with which we had discussions;

•	the willingness of the Kopp entities, our largest stockholder, to enter into the voting agreement with Motorola and agree to vote for the adoption of the merger agreement at the proposed per share purchase price;

•	our business, operations, management, financial condition, earnings and cash flows on a historical and prospective basis;

•	the current and prospective environment in which we operate, including national economic conditions, the competitive environment in the digital video processing systems and broadband transport and service management industries, the adoption rate of new video technology, the availability of all network elements necessary for a video service using MPEG-4 technology, the upgrade cycle in broadband systems for hotels and the likely effect of those factors on us;

•	the difficult environment in which our core business operates and our core business’ dependence on third parties to make MPEG-4 set-top boxes with fully functional middleware available to our carrier customers;

•	the financial analysis of Raymond James, and the opinion of Raymond James presented orally on December 19, 2006 and December 20, 2006, and subsequently delivered in writing on December 20, 2006, that, as of the date of its opinion, and based upon the assumptions made, matters considered and limits on review set forth in its written opinion, the merger consideration to be received by holders of our common stock pursuant to the merger agreement was fair to such stockholders from a financial point of view;

•	the fact that the merger consideration of $1.15 per share was a 18.6% premium to the closing trading price of our common stock of $0.97 on December 20, 2006, a 15.0% premium to the average closing price of our common stock of $1.00 for the 10 trading days ended December 20, 2006, a 7.5% premium to the average closing price of our common stock of $1.07 for the 30 trading days ended December 20, 2006, a 9.5% premium to the average closing price of our common stock of $1.05 for the 60 trading days ended December 20, 2006 and a 7.5% premium to the average closing price of our common stock of $1.07 for the 90 trading days ended December 20, 2006;

•	presentations and discussions with our senior management and representatives of our outside legal counsel, DLA Piper, and our financial advisor, Raymond James, regarding the principal terms of the merger agreement and other related documents;

•	the fact that the cash form of the merger consideration provides certainty and immediate value to our stockholders;

•	the possible alternatives to the merger (including the possibility of continuing to operate our company as an independent entity and the desirability and perceived risks of that alternative), the range of potential benefits to our stockholders of the possible alternatives and the timing and likelihood of accomplishing the goals of such alternatives, and our board of directors’ assessment that none of such alternatives were reasonably likely to present superior opportunities for us or to create greater value for our stockholders, taking into account risks of execution as well as business, competitive, industry and market risks, than the merger;

•	the fact that, subject to the non-solicitation limitations, conditions and requirements contained in the merger agreement, we can furnish information to and negotiate with third parties other than Motorola and, subject to payment of a termination fee of $1.375 million, plus certain third party expenses, we can enter into a merger agreement with such a third party that makes an unsolicited superior proposal to acquire us;

•	the fact that Motorola’s obligation to complete the merger is not subject to any financing condition;

•	the availability of appraisal rights under Delaware law to stockholders who dissent from the merger, considered in light of the closing condition that permits Motorola not to close under certain specified circumstances due to the exercise of appraisal rights;

•	the probability that the merger would be completed given the financial capabilities of Motorola and Motorola’s history of successfully completing acquisitions; and

•	the required regulatory consents needed for the completion of the merger and the likelihood that such required regulatory consents would be received.

Each of these factors favored the determination by our board of directors that each of the merger and the merger agreement is fair to, and in the best interests of, our company and our stockholders.

Our board of directors also considered a variety of risks and other potentially countervailing factors relating to the merger agreement and the transactions contemplated by it, including the merger. These factors included:

•	the fact that, following the merger, we will no longer exist as an independent public company and our stockholders will cease to participate in any of our future earnings or benefit from any future increase in our value;

•	the fact that certain of our directors and our executive officers may have interests that are different from those of our stockholders generally, as described in “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 31.

•	the limitations contained in the merger agreement on our ability to solicit other offers, as well as the possibility that we may be required to pay to Motorola a termination fee of $1.375 million plus certain third party expenses incurred by Motorola;

•	the possibility that the merger may not be completed, which would divert significant resources and would have a negative impact on our operations;

•	the risks and contingencies related to the announcement and pendency of the merger, including the effects of the announcement of the merger on employees and customers, including the potential negative reaction of those parties to the fact that we would be merging with Motorola;

•	the transaction costs that would be incurred in connection with the merger;

•	the conditions to Motorola’s obligation to complete the merger and the right of Motorola to terminate the merger agreement in certain circumstances;

•	the fact that, for U.S. federal income tax purposes, the merger consideration generally will be taxable to our stockholders;

•	that, under the terms of the merger agreement, we agreed that we would conduct our business in the ordinary and usual course of business and that we would not take a number of actions related to the conduct of our business without the prior consent of Motorola (which consent cannot be unreasonably withheld or delayed).

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but rather includes the material factors considered by our board of directors. In reaching its decision to approve the merger agreement, declare the advisability of the merger agreement and recommend that our stockholders adopt the merger agreement, our board of directors as a whole did not specifically quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. Our board of directors considered all these factors as a whole, including discussions with, and questioning of, our management and advisors, and overall considered these factors to be favorable to, and to support, its determination.

Recommendation of Our Board of Directors

Our board of directors has unanimously determined that each of the merger agreement and the merger is fair to, and in the best interests of, our company and stockholders. Accordingly, our board of directors has unanimously approved the merger agreement and declared its advisability, and recommends that you vote “FOR” adoption of the merger agreement.

Opinion of Our Financial Advisor

We retained Raymond James as financial advisor on August 1, 2006. Our board of directors selected Raymond James in connection with its consideration of strategic alternatives because Raymond James is a nationally recognized investment banking firm based on its qualifications, expertise and reputation and its knowledge of our business and affairs and the communications equipment industry. In connection with that engagement, our board of directors requested that Raymond James evaluate the fairness, from a financial point of view, to the holders of our outstanding common stock of the merger consideration to be received by such holders pursuant to the merger agreement.

At the December 19, 2006 meeting of our board of directors, a representative of Raymond James presented our board with Raymond James’ financial analysis of the proposed transaction and discussed a proposed draft of a fairness opinion. At the December 20, 2006 meeting of the merger committee of the board of directors, Raymond James once again provided its analysis in support of its opinion. Raymond James stated that such analysis was substantially identical to the analysis presented to our full board of directors the prior day and that although the closing price of our common stock on December 20, 2006 was $0.07 higher than on December 19, 2006, such change was not material to the results of the analysis. All of the data points from Raymond James’ analysis that we describe in this proxy are based upon the closing price of our common stock on December 19, 2006. At the same meeting, Raymond James gave its opinion (which opinion did not materially change from the draft fairness opinion discussed with our board of directors the prior day) that, as of such date and based upon and subject to various qualifications and assumptions described with respect to its opinion, the merger consideration to be received by our stockholders pursuant to the merger agreement is fair, from a financial point of view, to the holders of our outstanding common stock.

The full text of the written opinion of Raymond James, dated December 20, 2006, which sets forth assumptions made, matters considered, and limits on the scope of review undertaken, is attached as Annex B to this proxy statement. The summary of the opinion of Raymond James set forth in this document is qualified in its entirety by reference to the full text of such opinion.

Holders of our common stock are urged to read this opinion in its entirety. Raymond James’ opinion, which is addressed to our board of directors, is directed only to the fairness, from a financial point of view, of the merger consideration to be received by holders of our common stock in connection with the proposed merger. Raymond James’ opinion does not constitute a recommendation to any holder of our common stock as to how such stockholder should vote at the special meeting of our stockholders and does not address any other aspect of the proposed merger or any related transaction.

In connection with rendering its opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions as stated in the merger agreement;

•	reviewed the audited financial statements of our company as of and for the years ended December 31, 2003, 2004, and 2005 and corresponding amended report of PricewaterhouseCoopers dated October 5, 2006; and the unaudited financial statements for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006;

•	reviewed our annual reports filed on Forms 10-K and 10-K/A for the years ended December 31, 2003, 2004, and 2005;

•	reviewed our quarterly reports filed on Forms 10-Q for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006;

•	reviewed other financial and operating information about us requested from and/or provided by us;

•	reviewed certain other publicly available information on our company; and

•	discussed with members of our senior management certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry.

In connection with its review, Raymond James assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Raymond James by us, Motorola or any other party, and did not undertake any duty or responsibility to verify independently any of such information. Raymond James did not make or obtain an independent appraisal of our assets or liabilities. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and relied upon each party to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.

In rendering its opinion, Raymond James assumed that the merger would be consummated on the terms described in the merger agreement. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without being waived. Raymond James also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that, in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which we are a party, as contemplated by the merger agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on us. For the purposes of its opinion, Raymond James assumed the merger consideration had a value of $1.15 per share of our common stock. Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger agreement, or the availability or advisability of any alternatives to the merger. In the capacity of rendering the opinion, Raymond James reviewed the terms of the merger agreement and offered no judgment as to the negotiations resulting in such terms.

In conducting its investigation and analyses and in arriving at its opinion, Raymond James took into account such accepted financial and investment banking procedures and considerations as it deemed relevant, including the review of: (i) our historical and projected revenues, operating earnings, earnings before interest, taxes, depreciation, an amortization (commonly referred to as EBITDA), net income and capitalization and certain other publicly held companies in businesses Raymond James believed to be comparable to ours; (ii) our current and projected financial position and results of operations; (iii) the historical market prices and trading activity of our common stock; (iv) financial and operating information concerning selected business combinations which Raymond James deemed comparable in whole or in part; and (v) the general condition of the securities markets.

The following summarizes the material financial analyses presented by Raymond James to our board of directors on December 19, 2006 and to the merger committee of our board of directors at its meeting on December 20, 2006, which material was considered by Raymond James in rendering the opinion described below. No company or transaction used in the analyses described below is directly comparable to us, Motorola or the contemplated merger.

Selected Public Companies Analysis.  Raymond James analyzed the relative valuation multiples of 13 publicly-traded network and IPTV equipment manufacturers, including:

•	Arris Group, Inc.

•	Concurrent Computer Corporation

•	Harmonic Inc.

•	Network Equipment Technologies, Inc.

•	Occam Networks, Inc.

•	Optelecom-NKF, Inc.

•	Radyne Corporation

•	Scopus Video Networks Ltd.

•	SeaChange International

•	Tandberg Television ASA

•	Wegener Corporation

•	Westell Technologies Inc.

•	Zhone Technologies, Inc.

Raymond James examined certain publicly available financial data of the thirteen publicly-traded comparable companies, including the ratio of enterprise value (equity value plus total debt, including preferred stock, less cash and cash equivalents) to trailing twelve month (TTM), most recent quarter (MRQ) annualized, projected calendar year 2006, and projected calendar year 2007 revenue. Raymond James also computed the ratio of enterprise value to TTM, projected calendar year 2006, and projected calendar year 2007 EBITDA, and the ratio of equity value to TTM and projected net income for calendar years 2006 and 2007. The projections for future revenue, EBITDA and net income were derived or obtained from estimates in publicly disseminated research reports. These estimates were not prepared solely for use in Raymond James’ opinion, and Raymond James has undertaken no duty or responsibility to verify or update these estimates. The following table summarizes the results of this analysis, expressed in terms of implied value per share of our common stock:

	Enterprise Value/Revenue								Enterprise Value/EBITDA						Equity Value/Net Income
	TTM		MRQ Ann.		CY06E		CY07E		TTM		CY06E		CY07E		TTM		CY06E		CY07E

Mean	1.3	x	1.2	x	1.3	x	1.1	x	8.3	x	11.9	x	12.1	x	19.5	x	15.4	x	20.7x
Median	1.3	x	1.3	x	1.3	x	1.2	x	9.2	x	10.3	x	12.2	x	14.7	x	14.9	x	17.1x
Minimum	0.4	x	0.4	x	0.4	x	0.4	x	3.6	x	4.0	x	5.6	x	11.1	x	12.7	x	12.6x
Maximum	2.6	x	1.9	x	2.4	x	2.0	x	103.6	x	82.4	x	28.4	x	46.7	x	87.0	x	35.5x

Raymond James then applied the ratios derived from its analysis of selected publicly-traded comparable companies to our unaudited operating results for the TTM and quarterly period ended September 30, 2006, and to projected revenue, EBITDA and net income for us for the calendar years ended 2006 and 2007 in order to determine an implied equity value per share for each of the above financial measures. The projections for future revenue, EBITDA and net income were obtained from us and these estimates were not prepared solely for use in Raymond James’ opinion, and Raymond James has undertaken no duty or responsibility to verify or update these estimates. The following table summarizes the results of the comparable company analysis:

	Enterprise Value/Revenue				Enterprise Value/EBITDA			Equity Value/Net Income
	TTM	MRQ Ann.	CY06E	CY07E	TTM	CY06E	CY07E	TTM	CY06E	CY07E

Mean	$1.04	$0.76	$0.99	$1.33	N/M	N/M	N/M	N/M	N/M	N/M
Median	$1.06	$0.76	$0.93	$1.37	N/M	N/M	N/M	N/M	N/M	N/M
Minimum	N/M	N/M	N/M	$0.18	N/M	N/M	N/M	N/M	N/M	N/M
Maximum	$2.14	$1.43	$1.94	$2.29	N/M	N/M	N/M	N/M	N/M	N/M

Raymond James indicated to our board of directors that the entries of “N/M” in the table above denote that the result of the analysis was not meaningful either because our net debt exceeded the enterprise values implied by the analyses or because our applicable EBITDA and net income were negative. The Enterprise Value to EBITDA and Equity Value to Net Income multiples derived from comparable publicly-traded companies could not be used to generate a meaningful equity value for Tut Systems due to our negative EBITDA and net income statistics for the TTM, projected 2006 and projected 2007 time frames because such calculations would produce negative numbers. As such Raymond James did not include negative numbers in the table above as presented to the board and to the merger committee. In its presentation to our board of directors and to the merger committee of our board of directors, Raymond James noted that the proposed transaction value of $1.15 in cash per share of our common stock fell within the minimum/maximum range of implied values derived from revenue statistics.

Transaction Premium Analysis.  Raymond James analyzed the premiums paid for 34 merger and acquisition transactions of publicly-traded companies in the electronic technology sector announced since May 1, 2005 where the acquirer sought 100% of the target’s common stock in a cash transaction. The maximum and minimum as well as the mean and the median premiums paid over the targets’ stock prices one, ten, 30 and 90 trading day(s) before the transaction announcement date were derived from the available data. The minimum, mean, median and maximum premiums paid for each of the analyses are summarized in the following table:

	Implied Premium
	1-Day	10-Days	30-Days	90-Days

Mean	35.3%	40.5%	42.1%	30.9%
Median	25.9%	34.7%	36.5%	31.0%
Minimum	(7.0)%	(13.5)%	(25.6)%	(45.8)%
Maximum	154.2%	157.1%	181.3%	114.9%
Tut Systems closing stock price per share on December 19, 2006	$0.89	$1.07	$1.18	$1.14
Tut Systems premium	29.2%	7.5%	(2.5)%	0.9%

Raymond James applied the mean, median, minimum and maximum premiums for each of the metrics to our actual corresponding closing stock prices to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $1.15 per share. The results of this are summarized below:

	Implied Equity Value per Share
	1-Day	10-Days	30-Days	90-Days

Mean	$1.20	$1.49	$1.61	$1.48
Median	$1.12	$1.44	$1.57	$1.48
Minimum	$0.83	$0.93	$0.88	$0.62
Maximum	$2.02	$2.34	$2.69	$2.15

In its presentation to our board of directors and to the merger committee of our board of directors, Raymond James noted that the proposed transaction value of $1.15 in cash per share of our common stock fell within the minimum/maximum range of implied values derived from the one-day, ten-day, 30-day and 90-day acquisition premiums analysis comparisons.

Selected Transaction Analysis.  Raymond James analyzed publicly available information relating to selected pending and completed acquisitions of network and IPTV equipment manufacturers and prepared a summary of the relative valuation multiples paid in these transactions. The selected transactions used in the analysis included:

Acquirer	Target

• LM Ericsson	Redback Networks
• Motorola, Inc.	Netopia, Inc.
• Alcatel	Lucent Technologies Inc.
• Harris Corporation	Aastra Digital Video Division of Aastra Technologies Ltd.
• Lucent Technologies, Inc.	Riverstone Networks
• Tandberg Television ASA	Skystream Networks, Inc.
• Cisco Systems, Inc.	Scientific-Atlanta, Inc.
• Andrew Corp.	Skyware Radio Systems GmbH
• Danaher — Fluke Corporation	Visual Networks, Inc.
• Westell Technologies Inc.	HyperEdge Corp.
• Thomson	Thales Broadcast & Multimedia Division
• Harris Corporation	Leitch Technology Corporation
• Excel Switching Corporation	Brooktrout Technology, Inc.
• Zhone Technologies, Inc.	Paradyne Networks, Inc.
• ADC Telecommunications, Inc.	Fiber Optic Network Solutions Corp.
• JDS Uniphase, Inc.	Acterna Inc.

Raymond James examined valuation multiples of transaction enterprise value compared to the target companies’ revenue for the twelve months ended prior to announcement of the transaction, where such information was publicly available. Raymond James reviewed the mean, median, minimum and maximum relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for our company implied by the merger consideration. Raymond James applied the mean, median, minimum and maximum relative valuation multiples to our actual last twelve months revenue to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $1.15 per share. The results of the selected transactions analysis are summarized below:

	Enterprise Value/
	Last Twelve Months		Implied Equity Price
	Revenue		Per Share

Mean	2.2	x	$1.85
Median	1.7	x	$1.50
Minimum	0.7	x	$0.38
Maximum	7.9	x	$4.96
Merger consideration	1.4	x	$1.15

In its presentation to our board of directors and the merger committee of our board of directors, Raymond James noted that the proposed transaction value of $1.15 in cash per share of our common stock fell within the minimum and maximum implied values derived from the selected transaction analysis.

Net Book Value Analysis.  Raymond James analyzed the net book value of our assets and liabilities as of October 31, 2006. Assuming 100% recovery rate on all assets and the payment of all liabilities in a theoretical liquidation of our company, the remaining equity value per share of our common stock was $0.43, excluding the potential cost of effecting such a liquidation.

In its presentation to our board of directors and the merger committee of our board of directors, Raymond James noted that the proposed transaction value of $1.15 in cash per share of our common stock was above the net book value of $0.43.

Additional Considerations.  Raymond James did not include the value of the edge modulation opportunity in the financial analysis as part of its opinion because we informed Raymond James that, based on our discussions with the potential customer in the edge modulation opportunity, we would not be able to pursue this opportunity on our own.

Additionally, Raymond James evaluated our financial model and projections on a standalone basis, excluding both revenues and costs associated with the edge modulation opportunity. The projections of the financial performance of our company represented the best available estimates and judgment of management. The standalone financials that we provided to Raymond James included our projections to continue to be cash flow negative through 2006, turning slightly EBITDA positive by the end of 2007, and being net cash positive in 2009. We projected improvements in each of our key metrics in future years, but projected further losses and an increase in net debt in 2007. By 2009, we projected revenue growth of greater than 100% from 2006 revenues. However, in light of our current capitalization and cash burn rate, based on information we provided to Raymond James, Raymond James considered it unlikely we would be able to achieve our projections without a significant influx of additional capital. Because Raymond James believed that presenting a discounted cash flow analysis without (i) a demonstrated availability of new capital and (ii) an understanding of the costs of any such new capital would be misleading to a potential holder of our common stock, Raymond James did not include a discounted cash flow analysis as part of its opinion.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Raymond James’ view of the actual value of our company.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond our control. The analyses performed by Raymond James, particularly those based on forecasts, are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to our board of directors and were prepared solely as part of Raymond James’ analysis of the fairness, from a financial point of view, to the holders of our common stock of the consideration to be received by such holders in connection with the proposed merger. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into consideration by our board of directors in making its determination to approve the merger. Consequently, the analyses described above should not be viewed as determinative of our board of directors’ or management’s opinion with respect to the value of our company. We placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

Raymond James’ opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on December 20, 2006, and any material change in such circumstances and conditions may affect Raymond James’ opinion, but Raymond James does not have any obligation to update, revise or reaffirm that opinion.

For services rendered in connection with the delivery of its opinion, we paid Raymond James a fee of $200,000 upon delivery of its opinion. We will also pay Raymond James a fee for advisory services in connection with the merger which we estimate at $713,255 based upon the merger consideration and the assumption of $15,000,000 of debt by Motorola as part of the transaction; our payment of this fee is contingent upon the closing of the merger. We also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of our company and Motorola for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Raymond James previously served as sole financial advisor to Copper Mountain Networks, Inc. in its June 1, 2005 merger with our company.

The merger consideration was determined by arms length negotiation between us, in consultation with Raymond James and our other representatives, and Motorola, and was not established by Raymond James.

Consideration

At the effective time of the merger, Merger Sub will be merged with and into us. When the merger is completed:

•	Each share of our common stock issued and outstanding immediately before the merger, other than treasury shares, dissenting shares, if any, and shares owned by Motorola, Merger Sub or any other direct or indirect subsidiaries of Motorola, if any, will automatically be canceled, will cease to exist and will be converted into the right to receive $1.15 in cash, without interest and less any applicable withholding tax.

•	Each holder of a certificate representing any of these shares of our common stock will no longer have any rights with respect to the shares, except that if a holder validly exercises appraisal rights, the holder will have the right to receive payment of the judicially determined fair value of its shares upon compliance with the requirements of Delaware law.

•	Each share, if any, of our common stock held by Motorola, Merger Sub or any other direct or indirect subsidiaries of Motorola, or by us as treasury shares, at the time of the merger will be canceled without any payment.

•	Each outstanding restricted stock unit award will become fully vested immediately prior to the effective time of the merger and will terminate and be cancelled at the effective time of the merger. In consideration of this cancellation, the holder will have the right to receive a cash payment, less applicable withholding taxes, in an amount equal to the product of:

•	the $1.15 per share merger consideration; and

•	the number of then unsettled shares of our common stock subject to such restricted stock unit award.

•	Each option to acquire shares of our common stock outstanding immediately prior to the effective time of the merger will be cancelled. In consideration of this cancellation, the holder will have the right to receive a cash payment, less applicable withholding taxes, in an amount equal to the product of:

•	the excess, if any, of $1.15 over the exercise price per share of common stock for such stock option; and

•	the number of shares of common stock then subject to such stock option (to the extent not previously exercised).

•	If the closing of the merger occurs prior to April 30, 2007 (the next purchase date under our employee stock purchase plan), then all outstanding purchase rights under our employee stock purchase plan will be terminated in exchange for a return to each purchase plan participant of his or her accumulated payroll deductions plus a payment to each participant equal to the product of:

•	the number of shares of our common stock that could be purchased by the participant’s accumulated payroll deductions as of the closing of the merger; and

•	the excess of $1.15 over the applicable purchase price per share of our common stock under our purchase plan.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors that you vote “FOR” the adoption of the merger agreement, you should be aware that our directors, executive officers and certain other key employees may have interests in the merger that are different from, and/or in addition to, the interests of our stockholders generally.

Our board of directors carefully evaluated and negotiated the terms of the merger agreement, determined that each of the merger agreement and the merger, upon the terms and conditions set forth in the merger agreement, are fair to, and in the best interest of, our company and stockholders, and unanimously approved (and declared the advisability of) the merger agreement.

Our board of directors was aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the stockholders that the merger agreement be adopted.

Stock Options to Purchase Our Common Stock and Restricted Stock Units

Stock options to purchase our common stock granted prior to the effective time that have become vested and exercisable as of the effective time may be exercised prior to the effective time in accordance with their existing terms and conditions and upon such exercise shall result in the issuance of shares of our common stock. Stock options granted prior to the effective time, whether or not vested and exercisable as of the effective time, including all stock options held by our directors and executive officers, that are unexercised prior to the effective time shall thereafter terminate and no longer be exercisable but shall entitle the holder of such stock option to receive an amount, in cancellation and settlement therefor, equal to the product of (a) the excess, if any, of (1) $1.15 over (2) the exercise price per share of our common stock subject to such stock option, multiplied by (b) the total number of shares of our common stock subject to such stock option immediately prior to the effective time.

Each outstanding restricted stock unit award will become fully vested immediately prior to the effective time of the merger and will terminate and be cancelled and, in consideration of such cancellation, at the effective time of the merger the holder of such award will be entitled to a cash payment, less applicable withholding taxes, in an amount equal to the product of (a) the $1.15 per share merger consideration, and (b) number of then unsettled shares of our common stock subject to each restricted stock unit award.

The table below summarizes restricted stock units and in-the-money stock option holdings of our directors and executive officers, including the number of shares of our common stock covered by unvested restricted stock units and unvested in-the-money stock options held by our directors and executive officers as of December 31, 2006 that are expected to vest in full in connection with the merger, the number of shares of our common stock covered by vested in-the-money stock options held by our directors and executive officers as of December 31, 2006, and the cash payments to be made to each director and executive officer for such restricted stock units and options in connection with the merger. The table below does not include any stock options (vested or unvested) having an exercise price equal to or greater than $1.15.

				Total Cash
			Total Cash	to be Paid		Total Cash	Total Cash
		Unvested	to be Paid	for Unvested		to be Paid	to be Paid
	Unvested	Restricted	for Unvested	Restricted	Existing	for Existing	for Options
	Options	Stock Units	Options	Stock Units	Vested	Vested	and Restricted
Name of Director or Executive Officer	Accelerated	Accelerated*	Accelerated	Accelerated	Options*	Options	Stock Units**

Salvatore D’Auria	0	62,500	$0	$71,875	0	0	$71,875
Neal Douglas	0	15,690	$0	$18,043	30,000	$6,750	$24,793
Clifford Higgerson	0	15,690	$0	$18,043	30,000	$6,750	$24,793
Steven Levy	0	15,690	$0	$18,043	0	$0	$18,043
Roger Moore	0	15,690	$0	$18,043	32,000	$8,010	$26,053
Scott Spangenberg	0	0	$0	$0	0	$0	$0
Robert Noonan	0	0	$0	$0	0	$0	$0

*	The restricted stock units will become fully vested in connection with the closing of the merger. None of such restricted stock units are currently vested.

**	The cash payment will be reduced by applicable withholding taxes.

Employee Stock Purchase Plan

We have agreed to terminate our employee stock purchase plan immediately prior to the effective time of the merger. If the closing of the merger occurs prior to the next purchase date (April 30, 2007) under our employee stock purchase plan, then all outstanding purchase rights will be terminated in exchange for a return to each purchase plan participant of his or her accumulated payroll deductions plus a payment to each participant equal to the product of (a) the number of shares of our common stock that could be purchased by the participant’s accumulated payroll deductions as of the closing of the merger based on the purchase price per share of our common stock in accordance with the terms of the purchase plan, and (b) the excess of $1.15 over the applicable purchase price per share of our common stock under our purchase plan. The cash payment will be reduced by applicable withholding taxes. If the closing of the merger occurs after the next purchase date, all outstanding purchase rights under the plan will be converted into our common stock in accordance with the terms of the purchase plan. Pursuant to the merger agreement, we have also agreed to limit participation in the purchase plan after the date of the merger agreement to only those employees that were participants on the date of the merger agreement, to restrict participants from increasing their payroll deductions or purchase elections from those in effect on the date of the merger agreement, and to not commence a new purchase plan period after the date of the merger agreement.

Separation Agreements and New Retention Agreement

Chairman, President and Chief Executive Officer Salvatore D’Auria.

Pursuant to our Executive Retention and Change of Control Plan which we adopted in 2000 and provides for severance payments and accelerated stock option vesting in the event of a defined termination within or on twelve months following a change of control, Mr. D’Auria, our Chairman, President and Chief Executive Officer would be entitled to the payment of 1.5 times his current annual base salary plus target annual bonus in effect immediately prior to a change of control, full acceleration of his stock options, and three months of Consolidated Omnibus Budget Reconciliation Act, referred to as COBRA, medical continuation coverage payments.

From mid-December 2006 through January 15, 2007, Motorola negotiated and entered into a separation, consulting and release agreement with Mr. D’Auria. The separation agreement becomes effective only upon completion of the merger and will terminate Mr. D’Auria’s employment with Tut Systems or any of our subsidiaries and will govern the consulting services that Mr. D’Auria will provide to Tut Systems or Motorola after the termination of his employment. When effective, the separation agreement will supersede any prior agreements between us and Mr. D’Auria’s including the Executive Retention and Change of Control Plan. Under the separation agreement, Mr. D’Auria is eligible to receive:

•	a lump sum amount equal to $900,000 (representing 1.5 times the sum of his current base annual salary of $350,000 and current annual target bonus for our 2006 fiscal year of $250,000) on the date that is six months plus one day after the completion of the merger or, if later and required under applicable federal tax law, Mr. D’Auria’s “separation from service” following his consulting arrangement as defined under applicable federal tax law, and

•	within 30 days after the completion of the merger, an amount equal to three months of his monthly COBRA medical continuation coverage costs.

The separation agreement does not affect our ability to pay Mr. D’Auria an annual bonus with respect to our fiscal year ended December 31, 2006, which is expected to be paid before the special meeting of stockholders to vote on the merger, provided that (i) Mr. D’Auria otherwise earns the bonus and the compensation committee of our board of directors approves the bonus in the ordinary course of business consistent with past practices, (ii) the bonus is not in contravention of the merger agreement, and (iii) such bonus payment for the fiscal 2006 year does not exceed $125,000, which was the target bonus paid to Mr. D’Auria with respect to fiscal year 2005.

For a period of 90 days after the completion of the merger, Mr. D’Auria has agreed to perform the duties of consultant with us and/or Motorola on such matters relating to Tut Systems as we or Motorola may from time to time request, on a full time basis. Motorola will pay a fixed fee of $29,167 for Mr. D’Auria’s consulting services for each 30-day period during which he renders these services with a maximum of $87,501. We, Motorola or Mr. D’Auria may elect for any reason or no reason to terminate Mr. D’Auria’s consulting services effective as of the end of 30 days after we, Motorola or Mr. D’Auria give to the other parties written notice of termination, after which no further consulting fees shall be due.

Under Mr. D’Auria’s separation agreement, he agreed, during the period of his consulting services and for one year thereafter, not to engage in activities that are similar to or competitive with the businesses of our company or Motorola as more fully set forth in the separation agreement. Mr. D’Auria must also execute a general release in favor of Motorola, Tut Systems and each of our respective subsidiaries and affiliates; this general release becomes effective upon consummation of the merger.

Chief Financial Officer Scott Spangenberg.

Pursuant to our Executive Retention and Change of Control Plan, which we adopted in 2000 and provides for severance payments and accelerated stock option vesting in the event of a defined termination within or on twelve months following a change of control, our Chief Financial Officer, Scott Spangenberg, would be entitled to the payment of 1.25 times his current annual base salary of $175,000 plus target annual bonus in effect immediately prior to a change of control ($25,000), full acceleration of his stock options, and three months of COBRA medical continuation coverage payments.

From mid-December 2006 through January 5, 2007, Motorola negotiated and entered into a separation, consulting and release agreement with Mr. Spangenberg. The separation agreement becomes effective only upon completion of the merger and will terminate Mr. Spangenberg’s employment with Tut Systems or any of our subsidiaries and will govern the consulting services that Mr. Spangenberg will provide to Tut Systems or Motorola after the termination of his employment. When effective, the separation agreement will supersede any prior agreements between us and Mr. Spangenberg including the Employee Retention and Change of Control Plan. Under the separation agreement, Mr. Spangenberg is eligible to receive two equal lump sum payments of $150,000 each, with the first payment being paid within 30 days after the completion of the merger and the second payment being paid within 30 days after the end of three months following the completion of the merger. Within 30 days after the completion of the merger, we will pay Mr. Spangenberg an amount equal to three months of his monthly COBRA medical continuation coverage costs if he makes a timely COBRA election.

The separation agreement does not affect our payment to Mr. Spangenberg of an annual bonus with respect to our fiscal year ended December 31, 2006, which is assumed to be paid before the special meeting of stockholders to vote on the merger, provided that (i) Mr. Spangenberg otherwise earns the bonus and the compensation committee of our board of directors approves the bonus in the ordinary course of business consistent with past practices, (ii) the bonus is not in contravention of the merger agreement, and (iii) Mr. Spangenberg agrees that such bonus payment for the fiscal 2006 year does not exceed $50,000.

For a period of 90 days after the completion of the merger, Mr. Spangenberg has agreed to perform the duties of consultant with us and/or Motorola on such matters relating to Tut Systems as we or Motorola may from time to time request, on a full time basis. We will pay a fixed fee of $16,700 for Mr. Spangenberg’s consulting services for each 30-day period during which he renders these services with a maximum of $50,100. We, Motorola or Mr. Spangenberg may elect for any reason or no reason to terminate Mr. Spangenberg’s consulting services effective as of the end of 30 days after we, Motorola or Mr. Spangenberg gives to the other parties written notice of termination, after which no further consulting fees shall be due.

Under Mr. Spangenberg’s separation agreement, he agrees, during the period of his consulting services and for one year thereafter, not to engage in activities that are similar to or competitive with the businesses of our company or Motorola as more fully set forth in the separation agreement. Mr. Spangenberg must also execute a general release in favor of Tut Systems, Motorola and our respective subsidiaries and affiliates; this general release becomes effective if the merger is completed.

Vice President of Global Sales, Marketing & Customer Care Robert Noonan.

Pursuant to our Executive Retention and Change of Control Plan, Robert Noonan, our Vice President of Global Sales, Marketing & Customer Care would be entitled to the payment of one times his current annual base salary plus target annual bonus in effect immediately prior to a change of control, full acceleration of his stock options, and three months of COBRA medical continuation coverage payments.

From mid-December 2006 through December 20, 2006, Motorola negotiated and entered into a retention agreement with Mr. Noonan. The retention agreement becomes effective only upon completion of the merger and will govern Mr. Noonan’s employment with us for the two year period following the closing of the merger. When effective, the retention agreement will supersede any prior agreements between us and Mr. Noonan, including the Executive Retention and Change of Control Plan and will also terminate or cash-out any current Tut Systems stock options or purchase rights under our employee stock purchase plan.

Under the retention agreement, Mr. Noonan is eligible to receive:

•	initial base annual salary of $225,000 (the same as his current salary),

•	a target bonus for 2007 of 45% of base salary if earned under a Motorola incentive plan (his current target commission amount is $100,000),

•	a cash retention payment of $391,500 of which (i) 60% will vest if he remains employed as defined in the retention agreement through the first anniversary of the merger closing date and (ii) the remaining 40% will vest if he remains employed as defined in the agreement through the second anniversary of the merger closing date, and

•	Motorola restricted stock units valued at $261,000 that vest if he remains employed as defined in the retention agreement and applicable plan through the second anniversary of the merger closing date.

If Mr. Noonan’s employment is terminated before the second anniversary of the merger closing date due to his death or disability or by his Motorola employer without cause, or if he resigns on account of a relocation as defined in the agreement, and in exchange for executing a release in favor of Motorola, he will be entitled to receive his accrued but unpaid wages, any bonus amount relating to a prior year that has been earned under the applicable plan but not yet paid to him, and the cash retention payment listed above to the extent it has not then been paid (as all of the foregoing are defined in, and subject to the other specific terms of, his retention agreement).

Other Key Employees.  Motorola has also entered into retention agreements with other key employees of our company who are not executive officers.

No Tax Payments.  None of our executive officers will receive tax “gross up” payments from us or Motorola in connection with the merger or under the retention or transition agreements described above.

Indemnification and Insurance

The merger agreement also provides that Motorola shall cause the surviving corporation’s certificate of incorporation and bylaws to contain, in all material respects, the same provisions with respect to the indemnification of and advancement of expenses to directors and officers that are set forth in our certificate of incorporation and bylaws as of the date of the merger agreement, which provisions shall not be amended or modified in a manner that would adversely affect the persons entitled to indemnification (unless required by law). The merger agreement also provides that Motorola will cause the surviving corporation to indemnify and hold harmless, for a period of six years after the effective time of the merger, each current director or officer, and each person who before the effective time of the merger becomes a director or officer, against all claims, liabilities, damages, judgments, fines and other losses, including reasonable fees, costs and expenses (including attorney’s fees), incurred by any of them in connection with any claim, suit, proceeding or investigation arising out of or pertaining to their service as an officer or director of our company or any of our subsidiaries or any action or omission occurring before the effective time of the merger, whether asserted prior to, at or after the effective time of the merger (including acts or omissions in connection with the merger agreement and the consummation of the merger), to the fullest extent permitted under Delaware law. The merger agreement also provides that the surviving corporation will maintain, and Motorola shall cause it to maintain, our current officers’ and directors’ liability insurance policies, for a period of six years after the effective time of the merger, subject to a cap on the annual premium required to be paid by the surviving corporation.

Material U.S. Federal Income Tax Consequences

IN ACCORDANCE WITH U.S. TREASURY DEPARTMENT CIRCULAR 230, INFORMATION IN THIS PROXY STATEMENT ADDRESSING OR OTHERWISE RELATING TO THE TAX CONSEQUENCES OF THE MERGER (THE “TAX INFORMATION”) IS NEITHER INTENDED NOR PROVIDED TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON SUCH TAXPAYER. ADDITIONALLY, THE TAX INFORMATION WAS PREPARED, AND IS BEING PROVIDED, TO SUPPORT THE PROMOTION OR MARKETING OF THE MERGER. THE TAX CONSEQUENCES OF THE MERGER WILL VARY IN ACCORDANCE WITH THE SPECIFIC CIRCUMSTANCES OF EACH TAXPAYER. IN LIGHT OF THE FOREGOING, EACH TAXPAYER SHOULD CONSULT HIS OR HER OWN INDEPENDENT TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER.

The following discussion summarizes certain material U.S. federal income tax considerations arising from the exchange of shares of our common stock for cash pursuant to the merger. This discussion is based on provisions of the Code, Treasury Regulations thereunder and administrative rulings and court decisions, each as in effect as of the date of this proxy statement and all of which are subject to change or differing interpretations. Any such change, which may or may not be retroactive, or differing interpretation could alter the tax consequences to the holders of our common stock as described herein. Our stockholders should be aware that this summary is not comprehensive with respect to U.S. federal income tax considerations.

This discussion only addresses our stockholders who are U.S. citizens or residents (or other persons or entities treated as U.S. holders for federal income tax purposes) and who hold our common stock as a capital asset. It does not address all aspects of the U.S. federal income tax that may be important to a holder of our common stock in light of that stockholder’s particular circumstances or to a holder of our common stock who is subject to special rules, such as our stockholders who are brokers or dealers in securities or foreign currency, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons or entities, who are financial institutions or insurance companies, who are mutual funds, who hold our common stock through individual retirement or other tax-deferred accounts, who are tax-exempt organizations, who hold their shares as “qualified small business stock” pursuant to Section 1202 of the Code, who acquired their our common stock in connection with stock option or stock purchase plans or other employee plans or compensatory arrangements, whose functional currency is not the U.S. dollar, who hold our common stock as part of an integrated investment (including a “straddle,” pledge against currency risk, hedge, “constructive” sale or “conversion” transaction) comprised of shares of our common stock and one or more other positions, or who may have acquired our common stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code. In addition, this summary does not address any tax consequences other than certain U.S. federal income tax consequences of the merger, including the tax consequences of the merger under state, local or foreign tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not any such transactions are consummated in connection with the merger) including without limitation any transaction in which shares of our common stock are acquired, or the tax consequences to holders of options, warrants or similar rights to acquire our common stock.

Neither Tut Systems, Motorola nor Merger Sub has requested a ruling from the Internal Revenue Service, or the IRS, in connection with the merger or related transactions. Accordingly, the discussion below neither binds the IRS nor precludes it from adopting a contrary position. Furthermore, no opinion of counsel has been or will be rendered with respect to the tax consequences of the merger or related transactions.

In view of the foregoing and because the following discussion is intended as a general summary only, each of our stockholders should consult such stockholder’s own tax advisor regarding the tax consequences, including the applicable federal, state, local and foreign tax consequences, and any tax reporting requirements, of the merger and related transactions in light of such stockholder’s own tax situation.

Consequences of the Merger to U.S. Holders

The exchange of our common stock for cash pursuant to the merger will be a taxable transaction for our stockholders for U.S. federal income tax purposes. Each of our stockholders will therefore be required to recognize gain or loss currently with respect to such stockholder’s shares of our common stock surrendered in the merger equal to the difference between that stockholder’s adjusted tax basis in such stock and the amount of cash received at the closing of the merger for such stock. The amount, character and timing of such gain or loss generally will be determined separately with respect to each block of stock owned by each of our stockholders. For purposes of the foregoing, a block of stock is generally comprised of those shares of a particular class of stock of a company which were acquired at the same time and at the same price.

Other Consequences

Any gain or loss recognized by our stockholders on the disposition of shares of our common stock pursuant to the merger will be characterized as capital gain or loss provided that our common stock was a capital asset in the hands of such stockholder at the effective time of the merger. Any such capital gain or loss should be long-term capital gain or loss if our common stock being disposed of was held by such stockholder for more than one year as of the effective time of the merger and otherwise should be short-term capital gain or loss. For non-corporate U.S. holders, including individuals, long-term capital gain is generally subject to tax at a maximum rate of 15% under current law. Certain limitations apply to the use of a U.S. holder’s capital losses.

Even if one of our stockholders would otherwise recognize capital gain with respect to the merger, to the extent that cash is considered to be received in exchange for services or property other than solely our common stock, such stockholder could be required to recognize ordinary income.

Backup Withholding

Certain payments due to our stockholders under the merger agreement may be subject to information reporting and “backup withholding” (currently at a rate of 28%) for federal income tax purposes unless certain requirements are satisfied. In order to avoid backup withholding, a stockholder who is not a corporation or other exempt recipient must complete Form W-8IMY, Form W-8BEN or other Form W-8 (if the stockholder is a nonresident alien individual or foreign entity) or Form W-9 (if the stockholder is a United States resident or domestic entity) following the closing of the merger, in accordance with instructions that will be delivered to you by the exchange agent. Our stockholders should consult their tax advisors as to their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption.

Regulatory Approvals

The Hart-Scott-Rodino Act provides that certain transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. We and Motorola do not believe that a Hart-Scott-Rodino Act filing is necessary in connection with the merger.

In addition, state antitrust authorities and private parties in some circumstances may bring legal action under the antitrust laws seeking to enjoin the merger or seeking to impose conditions on it. We conduct operations in a number of other jurisdictions where other merger control filings or approvals may be required or advisable in connection with the completion of the merger. We are currently in the process of reviewing whether merger control filings or approvals may be required or desirable in those jurisdictions.

Except as noted above with respect to certain foreign regulatory filings and approvals, and the filing of a certificate of merger in Delaware at or before the effective time of the merger, we are unaware of any material regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

The merger agreement provides that we, Motorola and Merger Sub will use commercially reasonable efforts to take, or cause to be taken, all actions necessary to complete the merger in a timely manner, including making all filings with, giving all notices to, and obtaining all consents from, governmental authorities and opposing or lifting any restraints or injunctions to the merger.

THE MERGER AGREEMENT AND THE VOTING AGREEMENT

The following description of the merger agreement summarizes certain provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the text of the merger agreement. The merger agreement is included in this proxy statement as Annex A. The voting agreement is included in this proxy as an attachment to the merger agreement. We strongly encourage you to read the merger agreement and the voting agreement in their entirety. It is the merger agreement as a legal document that governs the merger.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Tut Systems. Such information can be found elsewhere in this document and in the other public filings we make with the Securities and Exchange Commission, or SEC, which are available, without charge, at http://www.sec.gov.

The Merger

The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into Tut Systems, the separate corporate existence of Merger Sub will thereupon cease, and Tut Systems will continue as the surviving corporation and as a wholly-owned subsidiary of Motorola.

The merger will become effective at the time when a certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as the parties have designated in the certificate of merger. Such effective time will be no later than two business days after the satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement or such other time as Tut Systems and Motorola mutually agree. See “Conditions to the Completion of the Merger” beginning on page 44.

Delisting of Our Common Stock

If the merger is completed, our common stock will be removed from listing on the NASDAQ Global Market.

Our Board of Directors and Officers of Tut Systems Following the Merger

The directors of Merger Sub immediately prior to the effective time shall be the directors of Tut Systems from and after the merger. The officers of Merger Sub immediately prior to the effective time shall be the officers of Tut Systems from and after the merger other than Mr. D’Auria and Mr. Spangenberg who will no longer be officers of Tut Systems or Merger Sub upon the completion of the merger.

The Merger Consideration

Each share of our common stock issued and outstanding immediately before the merger, other than treasury shares, dissenting shares, if any, and shares owned by Motorola, Merger Sub or any other direct or indirect subsidiaries of Motorola, if any, will automatically be canceled, will cease to exist and will be converted into the right to receive $1.15 in cash, without interest and less any applicable withholding tax. After the merger is effective, each holder of a certificate representing any of these shares of our common stock will no longer have any rights with respect to the shares, except the right to receive the merger consideration upon the surrender of such certificate and except that if a holder validly exercises appraisal rights, the holder will have the right to receive payment of the judicially determined fair value of its shares upon compliance with the requirements of Delaware law. Each share, if any, of our common stock held by Motorola, Merger Sub or any other direct or indirect subsidiaries of Motorola, or by us as treasury shares, at the time of the merger will be canceled without any payment.

Treatment of Our Options and Restricted Stock Units

At the effective time of the merger, each option outstanding as of the effective time, will be canceled and will no longer be exercisable, but will entitle the holder to a cash payment equal to the product of:

•	the number of shares of our common stock subject to each option, whether vested or unvested; and

•	the excess, if any, of the $1.15 per share merger consideration over the exercise price per share of the option.

Each restricted stock unit award outstanding immediately prior to the effective time of the merger will become fully vested immediately prior to the effective time of the merger and will terminate and be cancelled and at the effective time of the merger the holder of such award will be entitled to a cash payment equal to the product of:

•	the number of then unsettled shares of our common stock subject to such restricted stock unit award; and

•	the $1.15 per share merger consideration.

Subject to any applicable withholding taxes, the payment for option shares and restricted stock units will be made by the exchange agent, without interest, as promptly as reasonably practicable following the closing date. In order to receive this payment, each holder of an unexercised and in-the-money option must sign and return to Motorola an agreement consenting to the cancellation of the option in return for the payment.

Treatment of Purchase Rights under Our Employee Stock Purchase Plan

We have agreed to terminate our employee stock purchase plan immediately prior to the effective time of the merger. If the closing of the merger occurs prior to the next purchase date (April 30, 2007) under our employee stock purchase plan, then all outstanding purchase rights will be terminated in exchange for a return to each purchase plan participant of his or her accumulated payroll deductions plus a payment to each participant equal to the product of (a) the number of shares of our common stock that could be purchased by the participant’s accumulated payroll deductions as of the closing of the merger based on the purchase price per share of our common stock in accordance with the terms of the purchase plan, and (b) the excess of $1.15 over the applicable purchase price per share of our common stock under our purchase plan. The cash payment will be reduced by applicable withholding taxes. If the closing of the merger occurs after the next purchase date, all outstanding purchase rights under the plan will be converted into our common stock in accordance with the terms of the purchase plan. Pursuant to the merger agreement, we have also agreed to limit participation in the purchase plan after the date of the merger agreement to only those employees that were participants on the date of the merger agreement, to restrict participants from increasing their payroll deductions or purchase elections from those in effect on the date of the merger agreement, and to not commence a new purchase plan period after the date of the merger agreement.

Treatment of Warrants

As of the effective time of the merger, each warrant to purchase our common stock shall cease to represent a right to purchase our common stock and shall be converted into the right, upon exercise of such warrant in accordance with the terms and provisions of such warrant (including payment of the exercise price of such warrant to us), to receive $1.15 for each share of our common stock that such warrant represents.

Surrender of Stock Certificates

At or prior to the effective time of the merger, Motorola will deposit or cause to be deposited the aggregate merger consideration into a merger fund with American Stock Transfer and Trust Company, as exchange agent. After the effective time of the merger, each certificate that previously represented shares of our common stock and each certificate or other agreement or instrument representing the grant of options to purchase shares of our common stock:

•	will no longer be outstanding;

•	will automatically be canceled;

•	will cease to exist; and

•	will represent only the right to receive the per share merger consideration into which the shares were converted in the merger, except that if a holder validly exercises appraisal rights, the holder will have the right to receive payment of the judicially determined fair value of its shares upon compliance with the requirements of Delaware law.

No interest will accrue or be paid with respect to the merger consideration. A holder of certificates previously representing shares of our common stock will not receive the merger consideration due in respect of the certificates until the holder has surrendered those certificates to the exchange agent for exchange.

No later than five business days after the effective time of the merger, the exchange agent will mail to each holder of record of shares of our common stock a letter of transmittal and instructions for its use in delivering certificates to the exchange agent in exchange for the merger consideration due in respect of the certificates. The holder may also submit an affidavit in proper form in lieu of any lost, stolen or destroyed certificates, and, if required by Motorola, the posting by such holder of a bond in such reasonable amount as Motorola requires as indemnity. After the exchange agent’s receipt of the certificates, together with a properly executed letter of transmittal, the exchange agent will deliver to each stockholder the per share merger consideration multiplied by the number of shares represented by the certificate(s) surrendered by the stockholder. In the event of a transfer of ownership of our common stock which is not registered in the transfer records of our transfer agent, payment of the merger consideration may be made to a person other than the person in whose name the surrendered certificate is registered if:

•	the certificate is properly endorsed or otherwise in proper form for transfer; and

•	the person requesting the merger consideration pays any transfer or other taxes required by reason of the payment of the merger consideration due in respect of the certificate to a person other than the registered holder of the surrendered certificate or establishes to Motorola’s reasonable satisfaction that such tax has been paid or is not applicable.

One hundred and eighty days after the merger occurs, the exchange agent will return to Motorola all funds in its possession that constitute any portion of the merger consideration and the exchange agent’s duties will terminate. After that time, stockholders may surrender their certificates to Motorola and, subject to applicable abandoned property laws, escheat and similar laws, will be entitled to receive the merger consideration from Motorola without interest. None of Motorola, Merger Sub, Tut Systems or the exchange agent will be liable to stockholders for any merger consideration delivered to a public official pursuant to applicable abandoned property laws, escheat and similar laws.

YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

Lost Certificates

If any certificate representing shares of our common stock is lost, stolen or destroyed, the exchange agent will deliver the applicable merger consideration due in respect of the shares represented by that certificate if:

•	the stockholder asserting the claim of a lost, stolen or destroyed certificate makes an affidavit of that fact; and

•	upon request of Motorola, the stockholder posts a bond in a reasonable amount designated by Motorola as security against any claim that may be made with respect to that certificate against the surviving corporation.

Tut Systems Representations and Warranties

The merger agreement contains representations and warranties made by each of the parties regarding aspects of their relative businesses, financial condition and structure, as well as other facts pertinent to the merger. The merger agreement includes Tut Systems representations and warranties relating to Tut Systems:

•	corporate organization, qualification and existence, and our subsidiaries;

•	capitalization and the capitalization of our subsidiaries;

•	corporate power and authority to own, lease and operate our property and assets and carry on our business;

•	corporate power and authority to enter into the merger agreement and to consummate the merger and the enforceability of the merger agreement;

•	board of directors’ approval and adoption of the merger agreement;

•	receipt by our board of directors of a fairness opinion from Raymond James;

•	required consents and approvals of governmental entities and third parties and the absence of conflicts;

•	Tut Systems material contracts and the validity and enforceability of Tut Systems material contracts;

•	filings and reports with the SEC, the preparation of our financial statements and our undisclosed liabilities;

•	the accuracy of company information to be included in this proxy statement;

•	internal control over financial reporting and disclosure controls and procedures;

•	the absence of specified changes or events;

•	litigation and liability matters;

•	the amount of Tut Systems’ indebtedness;

•	labor and employment matters, employee benefits matters and ERISA compliance;

•	compliance with applicable laws and reporting requirements and obtaining requisite permits, including, without limitation, compliance with import and export control laws, the Foreign Corrupt Practices Act, and similar laws;

•	environmental matters and compliance with environmental laws;

•	tax matters;

•	insurance;

•	intellectual property;

•	owned and leased property, including leased real property;

•	government contracts;

•	import and export controls;

•	consent decrees;

•	products liability and recalls;

•	the inapplicability of Section 203 of the Delaware General Corporation Law and other state anti-takeover statutes with respect to the proposed merger;

•	required consents and notices under our material contracts;

•	the required vote of our stockholders; and

•	the absence of brokers’ fees (other than to Raymond James) payable in connection with the merger.

Many of the representations and warranties made by us are qualified by a material adverse effect standard. A material adverse effect on Tut Systems for purposes of the merger agreement means any materially adverse change in, or materially adverse effect on, either individually or in the aggregate with all such other changes in or effects on, (a) Tut Systems’ ability to consummate the merger and other transactions contemplated by the merger agreement in accordance with the merger agreement, or (b) the condition (financial or otherwise), results of operations, operations, business, assets (including intangible assets) or liabilities of Tut Systems and Tut Systems subsidiaries taken as a whole.

In determining whether a material adverse effect has occurred, none of the following, in and of itself, constitutes a material adverse effect on Tut Systems:

•	changes that are primarily the result of general economic or business conditions in the United States; provided that we are required to successfully bear the burden of proving that any such change does not (i) primarily relate only to (or have the effect of primarily relating only to) Tut Systems and Tut Systems subsidiaries or (ii) disproportionately adversely affect Tut Systems and Tut Systems subsidiaries compared to other companies of similar size operating in the industry in which Tut Systems and Tut Systems subsidiaries operate;

•	changes that are primarily the result of factors generally affecting the industries or markets in which Tut Systems operates; provided that we are required to successfully bear the burden of proving that any such change does not (i) primarily relate only to (or have the effect of primarily relating only to) Tut Systems and Tut Systems subsidiaries or (ii) disproportionately adversely affect Tut Systems and Tut Systems subsidiaries compared to other companies of similar size operating in the industry in which Tut Systems and Tut Systems subsidiaries operate;

•	in and of itself, a decrease in our stock price; provided, however, that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decrease has or has not resulted in or contributed to a material adverse effect, and no such changes will be used as evidence that some other change, effect, circumstance or development has had or has not had a material adverse effect;

•	delays in customer orders, reduction in sales, disruption in supplier, distributor, partner or similar relationships, in each case, which are, or are reasonably expected to be, temporary rather than permanent in nature and that are directly and primarily the result of the announcement or pendency of the merger; and

•	changes or effects that are the direct and primary result of or relate to compliance by Tut Systems with the terms of, or the taking of any action required or contemplated by, the merger agreement; provided that, to the extent we reasonably believe that compliance by us with the terms of, or taking any action required or contemplated by, the merger agreement, would reasonably be expected to result in a material adverse effect, then the changes or effects resulting from this subsection of the merger agreement will be deemed not to constitute a material adverse effect, only if we provide prior written notification to Motorola of such belief and Motorola does not provide relief from the provisions of the merger agreement.

The merger agreement also contains representations and warranties of Motorola and Merger Sub relating to:

•	their corporate organization, qualification and existence;

•	their corporate power and authority to enter into the merger agreement and to consummate the merger and the enforceability of the merger agreement;

•	the accuracy of information supplied to Tut Systems for inclusion in this proxy statement;

•	the operations of Merger Sub since its formation; and

•	the immediate availability of funds to pay the merger consideration and the option payments.

The representations and warranties of each of the parties to the merger agreement described above will expire upon completion of the merger. The representations included in the merger agreement were made by each of Tut Systems and Motorola to each other. These representations and warranties were made as of specific dates, are (along with the conduct of business covenants also described) subject to important qualifications and limitations agreed to by Tut Systems and Motorola in connection with negotiating the terms of the merger agreement, and have been included in the merger agreement for the purpose of allocating risk between Tut Systems and Motorola rather than to disclose matters of fact. This description of the representations and warranties, and their reproduction in the copy of the merger agreement attached to this document as Annex A, are included solely to provide investors with information regarding the terms of the merger agreement, and not to provide any other factual information regarding Tut Systems or Tut Systems business.

Covenants

Under the merger agreement, we have agreed that, prior to the effective time of the merger (unless Motorola otherwise provides written consent, which may not be unreasonably withheld or delayed, and subject to certain exceptions), we will carry on our business in the ordinary and usual course and that we and our subsidiaries will use our respective commercially reasonable efforts to preserve our respective business organizations and maintain our respective existing relations and goodwill with customers, suppliers, distributors, strategic partners, creditors, lessors, employees and business associates.

In addition, we have agreed, among other things and subject to certain exceptions, that neither we nor any of our subsidiaries may, without Motorola’s prior written consent, which may not be unreasonably withheld or delayed:

•	issue, sell, pledge or otherwise encumber any of the capital stock of our subsidiaries;

•	amend any charter document;

•	split, combine or reclassify outstanding shares of any of our capital stock; declare or pay any dividend other than dividends from our wholly-owned subsidiaries;

•	purchase, redeem or otherwise acquire any shares of our capital stock or other securities or the shares of capital stock or other securities of our subsidiaries (other than the acquisition of the common shares of optionholders pursuant to optionholders’ exercise of such options);

•	authorize, issue, sell, pledge, dispose of or encumber our or any of our subsidiaries’ capital stock, rights, voting debt or other securities (other than pursuant to then outstanding options);

•	transfer, sell, lease or otherwise dispose of or encumber any material property or material assets;

•	restructure, recapitalize, reorganize or liquidate or adopt a plan of liquidation of Tut Systems or Tut Systems subsidiaries, or adopt any resolutions for such actions;

•	enter into any agreement that imposes material restrictions on our operations or those of our subsidiaries, or adopt any resolutions for such actions;

•	acquire through merger, consolidation or the purchase of all or a substantial portion of the assets or securities, any third party business entity;

•	acquire any material assets, except for purchases of inventory and raw material in the ordinary course of business;

•	other than in certain permitted instances specified in the merger agreement incur any indebtedness for borrowed money, issue any debt securities, make any loans or advances (other than routine ones to company employees in the ordinary course of business) or capital contributions, guarantee debts or enter into agreements to maintain the financial statement condition of others, or enter into any hedging agreements or similar arrangements outside the ordinary course of business;

•	make any capital expenditures or expenditures with respect to property, plant or equipment in excess of $75,000 in the aggregate for Tut Systems and its subsidiaries, other than as set forth in the Company’s budget for capital expenditures previously made available to Motorola;

•	make any material changes in accounting methods, principles or practices, or change any assumption underlying, or method calculating, any bad debt, contingency or other reserve, except as required by a change in GAAP or law;

•	subject to certain exceptions, other than in the ordinary course of business consistent with past practice, enter into, renew, modify, amend, terminate, waive, delay the exercise of, release or assign any material rights or claims under, any company material contract;

•	except as required by law or to comply with any express provision of the merger agreement, take any action with respect to, adopt, enter into, terminate or amend any employment, severance, change in control, retirement, retention, welfare, health, or incentive plans or programs or agreements;

•	except as required by law or to comply with any express provision of the merger agreement, pay any bonus or increase fringe benefits or compensation (except for bonuses paid to an officer or employee for calendar year 2006 in the ordinary course of business that do not exceed bonus amounts paid to such individual for calendar year 2005); amend or accelerate the payment, right to payment or vesting of compensation or benefits; pay any benefit not provided for under any company benefit plan as of the date of the merger agreement; or grant any awards under any bonus, incentive performance or other compensation plan or arrangement, except for grants of options to new hires in the ordinary course of business, which options (i) have an exercise price equal to the fair market value of the Tut Systems common stock on the date of grant (determined in a manner consistent with Tut Systems’ existing practice for establishing fair market value for option grants) and (ii) are otherwise upon Tut Systems’ customary terms;

•	initiate, settle or compromise any intellectual property litigation or material litigation, claim, grievance, charge or proceeding;

•	make or rescind any tax election, amend any material tax return or permit any insurance policy naming Tut Systems as a beneficiary to be cancelled or terminated, except in a manner consistent with past practice or as required by law;

•	take any action or omit to take any action that is reasonably likely to result in any of the conditions to the merger agreement not being satisfied; or

•	authorize, commit, resolve or agree to do any action described above.

Directors’ and Officers’ Indemnification and Insurance

Motorola has agreed to cause the surviving corporation’s certificate of incorporation and bylaws to contain, in all material respects, the same provisions with respect to the indemnification of and advancement of expenses to directors and officers that are set forth in Tut Systems’ certificate of incorporation and bylaws as of the date of the merger agreement, which provisions shall not be amended or modified in a manner that would adversely affect the persons entitled to indemnification (unless required by law). The merger agreement also provides that Motorola will cause the surviving corporation to indemnify and hold harmless, through the sixth anniversary of the effective time of the merger, each current director or officer, and each person who before the effective time of the merger becomes a director or officer, against all claims, liabilities, damages, judgments, fines and other losses, including reasonable fees, costs and expenses (including attorney’s fees), incurred by any of them in connection with any claim, suit, proceeding or investigation arising out of or pertaining to their service as an officer or director of Tut Systems or any of its subsidiaries or any action or omission occurring before the effective time of the merger, whether asserted prior to, at or after the effective time of the merger (including acts or omissions in connection with the merger agreement and the consummation of the merger), to the fullest extent permitted under Delaware law.

The merger agreement also provides that the surviving corporation will maintain, and Motorola will cause it to maintain, our current officers’ and directors’ liability insurance policies, for a period of six years from the effective time of the merger, subject to a cap on the annual premium not to exceed $420,000. In the event the existing insurance expires, is terminated or canceled during such six-year period or if the annual premium cap of approximately $420,000 is exceeded, the surviving corporation will be required to obtain as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not greater than the cap of approximately $420,000, on terms and conditions as favorable as can be obtained in comparison to the existing directors’ and officers’ liability insurance.

Other Actions and Agreements

Stockholders’ Meeting.  We agreed to call and hold a stockholders’ meeting as promptly as practicable for the purpose of voting upon the adoption of the merger agreement and approval of the merger. We have agreed to use commercially reasonable efforts to solicit from our stockholders proxies in favor of the adoption of the merger agreement, and to take all other action necessary or advisable to secure the vote of our stockholders.

Employee Benefits.  Prior to the effective time, if requested by Motorola, we agreed to terminate any and all of our employee benefit plans effective not earlier than the effective time, and to cause to be amended the employee benefit plans and arrangements to the extent necessary to provide that no employees of Motorola shall commence to participate therein following the effective time unless explicitly authorized.

De-listing.  We agreed to use our commercially reasonable efforts to give timely notice of de-listing to, and to cause the shares of our common stock to cease trading on, the NASDAQ Global Market as of the effective time.

Convertible Notes.  We agreed to promptly following the date of the merger agreement deliver to the Tut Systems noteholders the notices contemplated by Section 11(g) of Tut Systems’ 8% Convertible Senior Subordinated Promissory Notes issued on August 22, 2006, consistent with the notice requirements thereunder.

Warrants.  We agreed to promptly following the date of the merger agreement deliver to certain Tut Systems warrantholders the notices contemplated by Section 9(F) of Tut Systems warrants issued on August 22, 2006, consistent with the notice requirements thereunder.

Intellectual Property.  Prior to the completion of the merger, we have agreed to use commercially reasonable efforts to execute, deliver and/or file with appropriate governmental entities such documents and agreements (including, without limitation, any UCC-3 termination statements or other Patent and Trademark Office termination or release agreements), and take any other action necessary to ensure that (i) we are the sole record owner of certain patents and (ii) any and all security interests in any intellectual property owned by Tut Systems granted in favor of Transamerica Business Credit Corporation or Imperial Bank are fully released and terminated.

Conditions to Completion of the Merger

The obligation of each of Tut Systems, Motorola and Merger Sub to complete the merger is subject to the satisfaction or waiver of, on or prior to the effective time of the merger, the following conditions:

•	approval of the merger agreement by Tut Systems stockholders;

•	any applicable waiting period imposed by U.S. or foreign antitrust authorities has expired or been terminated and such authorities have granted any required approvals; and

•	no order, stay, decree, judgment or injunction or statute, rule or regulation by any governmental entity prohibits or makes illegal the consummation of the merger or the other transactions contemplated by the merger agreement.

The obligation of Motorola and Merger Sub to complete the merger is further subject to the satisfaction or waiver of, on or prior to the effective time of the merger, the following additional conditions:

•	our representations and warranties being true and correct (disregarding any qualifications as to “materiality” or “material adverse effect” (as defined above)) as of the date of the merger agreement and the date of consummation of the merger (except to the extent any representation or warranty speaks to an earlier date, in which case it shall be true as of the earlier date), except for such inaccuracies that have not had, and would not reasonably be expected to have, a material adverse effect on us, except that representations and warranties relating to our capital structure, corporate authority and approval of the merger, and the inapplicability of specified takeover statutes are required to be true and correct in all material respects;

•	Tut Systems shall have performed in all material respects its obligations required to be performed by it under the merger agreement prior to the date of consummation of the merger;

•	there shall not have been instituted, commenced, pending or threatened any action, investigation, proceeding or litigation:

•	in which a governmental entity seeks to impose, or actually imposes, a “Burdensome Condition” on Motorola. The merger agreement defines a “Burdensome Condition” to mean challenging or seeking to restrain or prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement, or seeking to prohibit or impair Motorola’s ability to own or operate any of the businesses and assets of Tut Systems from and after the effective time of the merger or any of the businesses or assets of Motorola or its subsidiaries (including, through any divestiture, licensing, lease or hold separate arrangement). The merger agreement also defines a Burdensome Condition to mean seeking to prohibit or limit, in any material respect, Motorola’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation after the closing; or

•	which may reasonably be expected to result in the imposition of (i) criminal sanctions on Tut Systems or its subsidiaries or (ii) material penalties or fines to a governmental entity, or material restitution to a third party, in each case as a result of any (A) conviction of Tut Systems or its subsidiaries of a crime, or (B) settlement with a governmental entity for the purpose of closing an investigation, being imposed on Motorola or the surviving corporation after the closing or any of their respective affiliates;

•	no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order imposing a Burdensome Condition;

•	all approvals required by the merger agreement shall have been obtained or made, and all other authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger by Tut Systems, Motorola and Merger Sub shall have been made or obtained, except those that the failure to make or obtain, individually or in the aggregate, could not have a “material adverse effect” (as defined above) on us or a change or effect that materially and adversely affects the ability of Motorola or Merger Sub to consummate, or materially delays the consummation of, the merger and the transactions contemplated by the merger agreement, or provide a reasonable basis to conclude that Tut Systems, Motorola or Merger Sub or any of their affiliates would be subject to risk of criminal sanctions or any of their representatives would be subject to the risk of criminal or civil sanctions;

•	the aggregate number of shares of our common stock that properly have demanded appraisal rights under Delaware law shall not be greater than ten percent (10%) of the total issued and outstanding shares of our common stock as of immediately prior to the effective time of the merger;

•	since the date of the merger agreement, there shall not have occurred any change, event, circumstance or development (which, if curable, has not been cured) that, either individually or in the aggregate, has had, or would reasonably be expected to have, a “material adverse effect” (as defined above) on us;

•	neither our principal executive officer nor our principal financial officer has failed to provide the necessary certifications required under Section 302 and Section 906 of the Sarbanes-Oxley Act on any of our reports filed with the SEC, since the date of the merger agreement;

•	no person has instituted or threatened any action that challenges the validity and ownership of the intellectual property owned us, other than such actions the outcome of which would not reasonably be expected to result in a material adverse effect for us;

•	our net debt must not exceed $15 million as of date of the merger, giving effect to any payments required to be made by Tut System or our subsidiaries (including any expenses that may come due and payable) on or prior to the date of the merger or as a result of the consummation of the merger or the other transactions contemplated by the merger agreement;

•	we will have enhanced our VSP product, including full testing thereof by Motorola, to meet the specifications provided in ISO/IEC 13818-1, GENERIC CODING OF MOVING PICTURES AND ASSOCIATED AUDIO: SYSTEMS without modifying any other functionality of our VSP product; and

•	we will have terminated the Executive Plan Retention and Change of Control Plan and our Employee Retention and Change of Control Plan and Summary Plan Description.

The obligation of Tut Systems to complete the merger is further subject to the satisfaction or waiver of, on or prior to the effective time of the merger, the following additional conditions:

•	the representations and warranties of Motorola being true and correct (disregarding any qualifications as to “materiality” or “material adverse effect” (as defined above)) as of the date of the merger agreement and the date of consummation of the merger (except to the extent any representation or warranty speaks to an earlier date, in which case it shall be true as of the earlier date), except for such inaccuracies that, individually or in the aggregate, have not had, and would not reasonably be expected to have, any change or effect that materially affects the ability of Motorola or Merger Sub to consummate, or materially delays the consummation of, the merger and the other transactions contemplated by the merger agreement; and

•	each of Motorola and Merger Sub shall have performed in all material respects all of its obligations under the merger agreement.

The merger agreement permits each of Tut Systems and Motorola to waive conditions to its respective obligations to complete the merger. Any waiver must be in writing and would be effective only as to the waiving party.

Non-Solicitation

We have agreed that we will not, nor will we authorize or permit any of our subsidiaries, or any of our or their officers, directors, employees, accountants, counsel, financial advisors, agents or other representatives to, directly or indirectly:

•	solicit, initiate, facilitate, respond to or encourage any takeover proposal (to acquire 15% or more of Tut Systems common stock);

•	participate in any discussions or negotiations, furnish to any person any information relating to us or our subsidiaries, provide access to any properties, books, records or employees of us or our subsidiaries, or otherwise take any other action regarding or to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, a takeover proposal;

•	enter into any agreement or commitment with respect to any takeover proposal or agree to, approve or resolve to recommend or approve any takeover proposal (except as discussed below);

•	grant any waiver or release under any standstill or similar agreement;

•	take any action to exempt any person or third party from the restrictions on “business combinations” contained in Section 203 of the Delaware General Corporation Law, or

•	authorize or direct representatives of Tut Systems to take such action.

Notwithstanding any of these restrictions, we may make disclosures to our stockholders as is required under applicable law, including to comply with our board of directors’ fiduciary duties, and we may provide notice of these restrictions to any person.

The merger agreement further provides that, notwithstanding the restrictions described above, if, at any time prior to the time that our stockholders vote on the adoption of the merger agreement, and provided we have not violated our obligations under the non-solicitation covenant (other than immaterial breaches that have not resulted in the making of a takeover proposal and did not adversely impact Motorola’s rights), we receive an unsolicited bona-fide written takeover proposal (to acquire 15% or more of Tut Systems common stock), we may furnish nonpublic information (if it has previously been provided to Motorola) pursuant to a confidentiality agreement with terms and conditions substantially similar to those of our confidentiality agreement with Motorola, and negotiate and participate in discussions and negotiations with that person, if our board of directors determines, after consulting with outside legal counsel:

•	that the proposal is either (1) a superior proposal, or (2) reasonably likely to lead to a superior proposal and is more favorable to Tut Systems’ stockholders from a financial point of view than the merger with Motorola; and

•	that such action is necessary to discharge the board of director’s fiduciary duties under applicable law.

Tut Systems is generally required to notify Motorola within one business day of any proposal, negotiation, discussion or inquiry that is, or could reasonably be expected to constitutes, a takeover proposal for 15% or more of Tut Systems, and communicate the terms of such proposal to Motorola. Tut Systems is also required to notify Motorola within one business day of any material change to any such proposal, negotiation, discussion or inquiry, or of any determination by Tut Systems’ board of directors that a takeover proposal constitutes a superior proposal.

The merger agreement further provides that our board of directors may change its recommendation for the merger with Motorola, approve or recommend a superior proposal, and/or we may enter into a merger agreement with another person if:

•	the proposal is a superior proposal which is pending;

•	our board of directors determines in good faith, after consulting with outside legal counsel, that such action is necessary to discharge our board of directors’ fiduciary duties; and

•	Motorola has failed to make an offer which is at least as favorable to our stockholders as such superior proposal within three business days after Motorola has received notice from Tut Systems that its board of directors had determined that such proposal constitutes as superior proposal.

Any material amendment to the financial terms or other material terms of any superior proposal will require a new notice to Motorola and a new three business day review period. Our board of directors is prohibited from withholding, withdrawing or modifying its recommendation to Tut Systems’ stockholders in favor of Motorola’s proposal until the earlier of the receipt of Motorola’s revised offer or three business days after receipt by Motorola of the notice of a change in our board of directors’ recommendation.

A “superior proposal” is an unsolicited written proposal or offer by a third party to acquire 50% or more of the shares of Tut Systems’ outstanding common stock, or all or substantially all of Tut Systems’ assets on terms that the board of directors determines in good faith, after consultation with independent financial advisors, to be more favorable to our stockholders, from a financial point of view, than the merger provided for in the merger agreement with Motorola, and which in the good faith reasonable judgment of the board of directors is reasonably capable of being consummated.

A “takeover proposal” is any inquiry, proposal, offer or indication of interest from a third party that constitutes, or could reasonably be expected to lead to, the acquisition of assets that constitutes 15% or more of the consolidated assets of Tut Systems and its subsidiaries or 15% or more of any class of equity securities of Tut Systems or any of its subsidiaries (where such capital stock constitutes 15% or more of the consolidated revenues, net income or assets of Tut Systems and its subsidiaries).

Termination; Payment of Termination Fee

Tut Systems and Motorola may mutually agree in writing, at any time before the effective time of the merger, to terminate the merger agreement. Either party may terminate the merger agreement without the consent of the other, before the effective time of the merger, if:

•	the merger is not consummated by March 31, 2007, unless mutually extended by the parties, unless the failure to complete the merger by that date is principally caused by the terminating party’s breach of the merger agreement in any material respect;

•	our stockholders fail to approve and adopt the merger agreement and the merger at the special meeting or any adjournment thereof, unless the terminating party has breached or failed to perform in any material respect its obligations under the merger agreement in any manner that shall have been the principal cause or resulted in the failure of the merger to be completed;

•	any ruling or order of any court or governmental entity which permanently restrains, enjoins or otherwise prohibits the consummation of the merger becomes final and non-appealable, provided such party used commercially reasonable efforts to have such ruling or order lifted; or

•	if the other party fails to cure its breach of its closing conditions relating to the accuracy of its representations and warranties, and such breach would result in a material adverse effect, or relating to the performance in all material respects of its obligations under the merger agreement, within 20 days after receiving notice of such breach from the terminating party, in each case if the terminating party is not at that time in material breach of the merger agreement.

However, neither we nor Motorola may terminate the merger agreement because of the failure of our stockholders to adopt the merger agreement or because of the failure of the merger to be completed by March 31, 2007 if the terminating party has breached or failed to perform in any material respect its obligations under the merger agreement in any manner that shall have been the principal cause of or resulted in the failure of the merger to be completed.

Tut Systems may terminate the merger agreement without Motorola’s consent if our board of directors has acted in compliance with the non-solicitation covenants in the merger agreement and has determined that a competing transaction is a superior proposal, and:

•	if prior to, but not after, the time the vote is taken with respect to the adoption of the merger agreement at the special meeting of stockholder, our board of directors has approved or recommended the superior proposal to Tut Systems stockholders;

•	a three business day period has expired since our board of directors provided Motorola with the right to match the competing superior proposal, and Motorola failed to match such proposal as determined by our board of directors; and

•	we have paid to Motorola the termination fee described below.

Motorola can terminate the merger agreement without our consent, and Tut Systems is obligated to pay Motorola a termination fee of $1.375 million, plus all of the reasonable expenses of Motorola actually incurred from third parties relating to the merger agreement and the transactions contemplated thereby prior to such termination if any of the following occur:

•	if our board of directors fails to recommend approval of the Motorola proposal in the proxy statement;

•	if our board of directors resolves to change, or changes, its recommendation of the Motorola transaction;

•	if our board of directors publicly announces it intends to recommend, or recommends, a competing transaction to our stockholders;

•	if our board of directors enters into any other acquisition agreement for a competing transaction;

•	if a tender offer or exchange offer for our outstanding shares is commenced and our board of directors fails to recommend against acceptance of such tender offer or exchange offer by our stockholders;

•	if our board of directors, following receipt of a competing takeover proposal, and after being requested by Motorola, fails to reaffirm its approval or recommendation of Motorola’s transaction within five business days after such request; or

•	if we or any of our officers, directors, representatives or agents knowingly and materially breach our obligations under the merger agreement’s non-solicitation provisions or specified provisions related to the special stockholders’ meeting.

We are also required to pay Motorola the termination fee at the time we approve, recommend to our stockholders, consummate or enter into a transaction with a third party for 35% or more (or equity securities representing 35% or more) of the consolidated assets of Tut Systems and its subsidiaries, if such approval, recommendation, consummation or entry into such transaction occurs within 12 months after any termination by us or Motorola based upon failure of the vote of our stockholders or the merger failing to be completed by March 31, 2007, if there had been such a third-party takeover proposal prior to the special stockholders’ meeting.

Motorola and Merger Sub have agreed that payment of the termination fee and expenses, to the extent paid and accepted, are their sole and exclusive remedy upon termination of the merger agreement.

Amendment, Extension and Waiver

Subject to applicable law, parties may agree to amend the merger agreement at any time before the effective time of the merger. After the effective time of the merger, Delaware law and the applicable listing standards may require stockholder approval to amend the merger agreement.

The parties can waive obligations owed to them by the other parties, as well as extend the time in which the obligations are to be performed, to the extent permitted by applicable law.

The Voting Agreement

The following summary of the material terms of the voting agreement is qualified in its entirety by reference to the complete text of the form of voting agreement, which is attached as an exhibit to the merger agreement attached as Annex A to this proxy statement. You are encouraged to read the full text of the form of voting agreement in its entirety.

In order to induce Motorola to enter into the merger agreement, the Kopp entities entered into a voting agreement and irrevocable proxy with Motorola concurrently with our execution of the merger agreement. On the date of the voting agreement the Kopp entities owned 12,719,979 shares of our common stock, approximately 37.2% of our outstanding common stock. The Kopp entities owned as a group, as of the close of business on the record date, approximately     % of our outstanding shares that are entitled to vote at the special meeting. Pursuant to this voting agreement, the Kopp entities have agreed to vote all shares of our common stock beneficially owned by the Kopp entities as of the record date in favor of the adoption of the merger agreement , including all actions and transactions contemplated by the merger agreement, and in favor of the proposal to adjourn or postpone the special meeting if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, against approval of any proposal made in opposition to, or in competition with, the merger agreement or consummation of the merger and the other transactions contemplated by the merger agreement, against any action or agreement that would result in a breach of any of our representations, warranties, covenants, agreements or other obligations in the merger agreement, against any other merger agreement, merger or other business combination, reorganization, recapitalization, dissolution, liquidation, or winding up with respect to us or any of our subsidiaries, against any sale, lease, license or transfer of any significant part of our assets or any of our subsidiary’s assets and against any other action that is intended, or could reasonably be expected, to, in any manner, impede, frustrate, prevent, nullify, interfere with, delay, postpone, discourage or otherwise adversely affect the merger agreement, the merger or any of the other transactions contemplated by the merger agreement. The Kopp entities have also have irrevocably appointed Motorola (or its designee) as the sole and exclusive attorneys-in-fact and proxies to vote the shares of our capital stock owned by the Kopp entities as of the record date in the manner described above.

Pursuant to the voting agreement, subject to certain exceptions described below, the Kopp entities have agreed that it will not, directly or indirectly, assign, sell, transfer, pledge or otherwise dispose any shares of our common stock, deposit his shares into a voting trust or grant a proxy or enter into a voting agreement respect to the shares of our common stock beneficially owned by them. The voting agreement provides that (a) during the period from the date of the voting agreement until the earlier of (i) the date following the record date and (ii) February 14, 2007, the Kopp entities, collectively, may transfer up to 1,271,998 shares of our common stock and (b) from and after the earlier of (x) two days after the record date and (y) February 15, 2007, the Kopp entities, collectively, may transfer, together with all shares transferred pursuant to the foregoing clause (a), up to 3,179,995 shares of our common stock.

Pursuant to the voting agreement, the Kopp entities have further agreed they will not, and will use reasonable efforts to cause their agents and representatives not to, solicit, initiate, facilitate, respond to or encourage, including by way of furnishing non-public information, any inquiries regarding or relating to, or the submission of, any takeover proposal or participate in any discussions or negotiations, furnish to any person any information or data relating to us or our subsidiaries, provide access to any of our or our subsidiaries’ properties, books, records or employees or take any other action, in each such case regarding or to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal.

The Kopp entities were not paid any consideration for entering into the voting agreement.

The voting agreement will terminate upon the earlier of the termination of the merger agreement (including a termination of the merger agreement in connection with a superior proposal) or the effective time of the merger.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the Delaware General Corporation Law, or the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of Tut Systems common stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to receive under the merger agreement. These rights are known as appraisal rights. Tut Systems’ stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Tut Systems will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes Tut Systems’ notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to Tut Systems a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to, and separate from, any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitutes a demand for appraisal within the meaning of Section 262.

•	You must not vote or otherwise submit a proxy in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitutes a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

•	You must continuously hold your shares from the date of making the demand through the effective time of the merger; a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares before the effective time of the merger, will lose any right to appraisal in respect of those shares.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Tut Systems’ common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Tut Systems common stock.

All demands for appraisal should be addressed to Tut Systems, Inc., 6000 SW Meadows Road, Lake Oswego, OR 97035, Attention: Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Tut Systems common stock. The demand must reasonably inform Tut Systems of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of Tut Systems’ common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Tut Systems. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Tut Systems stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of common stock. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously submitted written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding if the Chancery Court so determines, and to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than, the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who has demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for his, her or its shares of Tut Systems common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

In view of the complexity of Section 262, Tut Systems stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their own legal advisors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 31, 2006, certain information with respect to shares beneficially owned by (i) each person who is known by us to be the beneficial owner of more than five percent (5%) of our outstanding common stock, (ii) each of our directors and executive officers, and (iv) all of our directors and executive officers as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days after the date as of which the information is provided. In computing the percentage ownership of any person, the number of shares is deemed to include the number of shares beneficially owned by such person, and only such person, by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

	Shares Beneficially
	Owned as of
	December 31, 2006(1)
	Number of	Percentage of
Beneficial Owner*	Shares	Class

Kopp Investment Advisors, Inc.(2)(3)	12,714,828	37.2%
Austin W. Marxe and David M. Greenhouse(4)	1,313,295	3.8%
Bonanza Capital, Ltd.(5)	1,945,000	5.7%
Tektronix, Inc.(6)	1,883,597	5.5%
Salvatore D’Auria(7)	1,505,085	4.2%
Neal Douglas(8)	112,913	**
Clifford Higgerson(9)	142,674	**
Steven Levy(10)	49,246	**
Roger Moore(11)	115,913	**
Scott Spangenberg(12)	63,579	**
Robert Noonan(13)	299,582	**
All current directors and executive officers as a group (7 people)(13)	2,288,992	6.3%
	20,145,712	55.6%

*	Unless otherwise indicated below, these beneficial owners can be reached at Tut Systems, Inc., 6000 SW Meadows Road, Lake Oswego, OR 97035.

**	Less than 1% of the outstanding shares of Common Stock.

(1)	The number of shares of Common Stock deemed owned by each officer and director includes shares issuable pursuant to stock options that may be exercised within 60 days after December 31, 2006 and restricted stock units that will become fully vested in connection with the closing of the merger. On December 31, 2006, there were 34,159,295 shares of Common Stock outstanding.

(2)	The address of record for Kopp Investment Advisors, Inc. is 7701 France Avenue South, Suite 500, Edina, Minnesota 55435. Based on information contained in a statement on Schedule 13D/A, dated January 2, 2007, as filed with the SEC, Kopp Investment Advisors, LLC (KIA) reported sole voting power over 9,272,128 shares, sole dispositive power over 3,123,200 shares and shared dispositive power over 6,282,628 shares. KIA is wholly owned by Kopp Holding Company (KHC), which is wholly owned by Mr. LeRoy C. Kopp. KHC reported beneficial ownership of 9,840,828 shares. Kopp Holding Company, LLC (KHCLLC) is the parent entity of KIA and is controlled by KHC. KHCLLC reported beneficial ownership of

9,405,828 shares. Mr. Kopp reported beneficial ownership of 12,714,828 shares, of which he reported sole voting power over 3,309,000 shares and sole dispositive power over 3,309,000 shares. Kopp Emerging Growth Fund is a registered investment company and a client of KIA. Kopp Emerging Growth Fund reported beneficial ownership of 3,123,200 shares.

(3)	Motorola may be determined to be beneficial owner of these shares owned by the Kopp entities pursuant to the voting agreement with the Kopp entities (see page 49) which beneficial ownership was disclosed pursuant to Schedule 13D, filed on December 29, 2006 with the SEC, in which Motorola disclaimed beneficial ownership of such shares.

(4)	Austin W. Marxe and David M. Greenhouse are the controlling principals of AWM Investment Company Inc. The address of record is 527 Madison Ave, Suite 2600, New York, New York, 10022. Based on information contained in a statement on Schedule 13G, dated October 10, 2006, as filed with the SEC, Messrs. Marxe and Greenhouse share sole voting and investment power over 102,246 shares of common stock and 676,923 warrants owned by Special Situations Fund III QP, L.P., 9,672 shares of common stock and 59,336 warrants owned by Special Situations Fund III, L.P., 35,862 of common stock and 156,481 warrants owned by Special Situations Private Equity Fund, L.P., 4,500 shares of common stock and 29,814 warrants owned by Special Situations Technology Fund, L.P., and 54,017 shares of common stock and 184,444 warrants owned by Special Situations Technology Fund II., L.P.

(5)	The address of record for Bonanza Capital Inc. is 300 Crescent Court, Suite 1740, Dallas, Texas 75201. Based on information contained in a statement on Schedule 13G, dated February 14, 2006, as filed with the SEC, Bonanza Capital, Ltd. and Bonanza Master Fund, Ltd. reported shared voting and dispositive power over 1,945,000 shares and beneficial ownership of 1,945,000 shares.

(6)	The address of record for Tektronix, Inc. is 14200 SW Karl Braun Drive, Beaverton, Oregon 97077. Based on information contained in a statement on Schedule 13G/A, dated February 8, 2006, as filed with the SEC, Tektronix, Inc. reported sole voting and dispositive power over 1,883,597 shares and beneficial ownership of 1,883,597 shares.

(7)	Includes 1,346,999 shares issuable upon the exercise of stock options and 62,500 restricted stock units held by Salvatore D’Auria.

(8)	Includes 87,000 shares issuable upon the exercise of stock options and 15,690 restricted stock units held by Neal Douglas.

(9)	Includes 87,000 shares issuable upon the exercise of stock options and 15,690 restricted stock units held by Clifford Higgerson.

(10)	Includes 13,333 shares issuable upon the exercise of stock options and 15,690 restricted stock units held by Steven Levy.

(11)	Includes 89,000 shares issuable upon the exercise of stock options and 15,690 restricted stock units held by Roger Moore.

(12)	Includes 61,083 shares issuable upon the exercise of stock options held by Scott Spangenberg.

(13)	Includes 285,832 shares issuable upon the exercise of stock options held by Robert Noonan.

(14)	Includes 1,970,247 shares issuable upon the exercise of stock options held by all current executive officers and directors.

In addition, as described under “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 31, immediately prior to the consummation of the merger, stock options held by our executive officers and directors, like stock options held by our other employees, will immediately vest and become exercisable. At the effective time of the merger, all in-the-money stock options will be cancelled in return for a cash payment for each option equal to, for each share of our common stock underlying such option, the excess of $1.15 over the exercise price per share of such option.

MARKET PRICES OF OUR COMMON STOCK

Our common stock is traded on the NASDAQ Global Market under the symbol “TUTS”. The following table sets forth the intraday high and low sales prices per share of our common stock on the NASDAQ Global Market for the periods indicated.

Market Information

	Tut Systems
	Common Stock
	High	Low

Year ending December 31, 2006
Fourth Quarter (through December 20, 2006)	$1.30	$0.86
Third Quarter	$2.63	$0.89
Second Quarter	$3.25	$2.16
First Quarter	$3.65	$2.89
Year ending December 31, 2005
Fourth Quarter	$3.50	$2.68
Third Quarter	$3.77	$2.85
Second Quarter	$3.30	$2.24
First Quarter	$4.83	$2.41
Year ending December 31, 2004
Fourth Quarter	$4.56	$2.33
Third Quarter	$3.65	$1.65
Second Quarter	$4.92	$2.30
First Quarter	$7.5	$3.77

On December 20, 2006, the last trading day prior to the execution and announcement of the merger agreement, our common stock closed at $0.97 per share. On January   , 2007, which was the last trading day before the date of this proxy statement, our common stock closed at $      per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

No cash dividends have ever been paid on our common stock and we are currently restricted by the terms of the merger agreement from paying cash dividends.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2)

We may ask our stockholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement or in the event that the closing conditions contained in the merger agreement have not been satisfied. If necessary, we will adjourn the meeting for up to 45 days. Our board of directors unanimously recommends that you vote “FOR” the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

FUTURE STOCKHOLDER PROPOSALS

We will hold an Annual Meeting of Stockholders in 2007, or the 2007 Annual Meeting, only if the merger is not completed. To be considered for inclusion in proxy materials for the 2007 Annual Meeting, if such meeting is held, you must have submitted your proposal in writing by December 19, 2006 to 6000 SW Meadows Road, Lake Oswego, OR 97035, Attention: Secretary, unless our 2007 Annual Meeting of Stockholders is held before April 25, 2007 or after June 24, 2007, in which event notice by stockholders must be received a reasonable time before we begin to print and mail our proxy materials. Pursuant to our bylaws, stockholders wishing to bring a proposal before our 2007 Annual Meeting, but not to include it in our proxy statement for that meeting, should have provided written notice of the proposal to us by December 19, 2006, the date that was 120 days preceding the one year anniversary of the mailing of the proxy statement relating to our 2006 Annual Meeting of Stockholders, as proxies solicited for that meeting will confer discretionary authority to vote on any such matter of which we did not have notice as of such date.

HOUSEHOLDING OF PROXY STATEMENT

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, known as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of brokers with customers who are our stockholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations at Tut Systems, Inc., 6000 SW Meadows Road, Lake Oswego, OR 97035, or by telephone at (971) 217-0400.

Once a stockholder has received notice from his or her broker that the broker will be “householding” communications to the stockholder’s address, “householding” will continue until the broker is notified otherwise or until the stockholder revokes his or her consent. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive separate copies of this proxy statement, the stockholder should so notify his or her broker. Any stockholder who currently receives multiple copies of a proxy statement and annual report at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the stockholder’s name, our Investor Relations at the address or telephone number provided above.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.W.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.W., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request (971) 217-0400, directed to us at Tut Systems, Inc., 6000 SW Meadows Road, Lake Oswego, OR 97035, Attention: Investor Relations. If you would like to request documents, please do so by January   , 2007 in order to receive them before the special meeting.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated January   , 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A — AGREEMENT AND PLAN OF MERGER

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
Among
MOTOROLA, INC.,
MOTOROLA GTG SUBSIDIARY V CORP.
and
TUT SYSTEMS, INC.
Dated as of December 20, 2006

(continued)

DEFINED TERMS

Term	Section

1992 Stock Plan	5.2(a)
1998 ESPP	4.4(a)
1998 ESPP Purchase Price	4.4(c)
1998 Plan	5.2(a)
1999 Stock Plan	5.2(a)
2006 Notes	7.16
2006 Warrants	7.17
3PL	5.5(a)(vi)
Actions	5.8(a)
Adverse Recommendation Notice	7.2(d)(i)
Affiliate	5.2(d)
Agreement	Preamble
Alternative Acquisition Agreement	7.2(a)
Antitrust Laws	5.4(a)
Bid	5.17
Burdensome Condition	8.2(c)(i)
Business Day	1.2
By-Laws	2.2
Certificate	4.2(b)
Certificate of Merger	1.2
Change in Company Recommendation	7.2(c)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	4.2(f)
Company	Preamble
Company Approvals	5.4(a)
Company Benefit Plans	5.9(a)
Company Board	5.1(a)
Company Board Recommendation	5.3(b)
Company Common Stock	4.1(b)
Company Disclosure Schedule	Article V
Company ERISA Plans	5.9(b)
Company Government Contract	5.17
Company Government Subcontract	5.17
Company Lease	5.16(b)
Company Material Adverse Effect	5.1(d)
Company Material Contract	5.5(a)
Company Meeting	7.5
Company Net Debt	5.8(c)
Company Non-U.S. Benefit Plan	5.9(g)
Company Options Plans	5.2(a)
Company Pension Plan	5.9(b)

Term	Section

Company Permit	5.10
Company Representatives	7.2(a)
Company SEC Reports	5.6(a)
Company Software	5.15(q)(i)
Company Stock Option	5.2(a)
Company Stock Plans	5.2(a)
Company Triggering Event	9.4(b)
Competing Transaction	7.2(d)(ii)
Confidentiality Agreement	10.7
Constituent Corporations	Preamble
Contractor Assignment Agreements	5.15(h)
Contracts	5.4(b)
Copyrights	5.15(q)(ii)
Costs	7.13(a)
Current Offering Period	4.4(b)
Delaware Law	Recitals
Dissenting Shares	4.7(a)
Effective Time	1.2
Employee Assignment Agreements	5.15(h)
Employees	5.13(a)
EMS	5.5(a)(vi)
Environmental Law	5.11(a)
ERISA	5.5(a)(vi)
ERISA Affiliate	5.5(a)
Exchange Act	5.4(a)
Exchange Agent	4.2(a)
Exchange Fund	4.2(a)
Expenses	10.14
Export Approvals	5.18(a)
FCPA	5.19
GAAP	5.2(e)
Governmental Entity	5.4(a)
Hazardous Substance	5.11(a)
HSR Act	5.1(d)
Indebtedness	5.8(c)
Indemnified Parties	7.13(a)
Intellectual Property	5.15(q)(iii)
Investments	5.1(c)
IRS	5.9(b)
Key Employee	5.13(c)
Laws	5.10
Leased Real Property	5.16(b)
Liens	5.1(d)
Limited License	5.15(n)

Term	Section

Material Environmental Reports	5.11(a)
Major Customer	5.5(a)(iii)
Major Customer Contract	5.5(a)(iii)
Major Supplier	5.5(a)(v)
Major Supplier Contract	5.5(a)(v)
Maximum Premium	7.13(b)
Merger	1.1
Merger Consideration	4.1(c)
Merger Sub	Preamble
Multiemployer Plan	5.9(c)
ODM	5.5(a)(vi)
OEM	5.5(a)(vi)
Off-The-Shelve Software	5.15(q)(vi)
Option Agreement	4.2(b)
Option Consent	4.3(b)
Option Holder	4.3(a)
Option Payment	4.3(b)
Order	8.1(c)
Owned Intellectual Property	5.15(q)(iv)
Parent	Preamble
Parent Material Adverse Effect	6.1
Patents	5.15(q)(v)
Permitted Liens	5.16(e)
Person	4.2(b)
Preferred Shares	5.2(a)
Proxy Statement	5.6(d)
Restricted Stock	4.5
Sarbanes-Oxley Act	5.6(a)
SEC	5.2(e)
Securities Act	5.2(f)
Shall	10.12(a)
Shall Not	10.12(a)
Shareholder Approval	5.3(a)
Software	5.15(q)(vii)
Stockholder Agreement	Recitals
Subsidiary	5.1(d)
Superior Proposal	7.2(d)(iii)
Surviving Corporation	1.1
Takeover Proposal	7.2(d)(iv)
Takeover Statute	5.22
Tax	5.12
Taxes	5.12
Taxable	5.12
Tax Return	5.12

Term	Section

Tenant	5.16(c)
Termination Fee	9.5(b)
Third Party	7.2(d)(v)
Third Party Embedded Software	5.15(q)(viii)
Third Party IP Licenses	5.15(d)
Third Party Licenses	5.15(d)
Third Party Software Licenses	5.15(q)(ix)
Trademarks	5.15(q)(x)
Voting Debt	5.2(c)
Waiting Period	9.3(a)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of December 20, 2006, among Tut Systems, Inc., a Delaware corporation (the “Company”), Motorola, Inc., a Delaware corporation (“Parent”), and Motorola GTG Subsidiary V Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub,” the Company and Merger Sub are sometimes collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, Parent and the respective boards of directors of Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company consummate the business combination and other transactions provided for in this Agreement;

WHEREAS, the respective boards of directors of Merger Sub and the Company have approved, in accordance with the Delaware General Corporation Law (“Delaware Law”), this Agreement and the transactions contemplated hereby, including the Merger (as defined below);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, Kopp Investment Advisors, LLC and certain of its affiliates are entering into a stockholder agreement and irrevocable proxy in substantially the form attached as Exhibit A (the “Stockholder Agreement”);

WHEREAS, the board of directors of the Company has resolved to recommend to its stockholders approval and adoption of this Agreement and approval of the Merger;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger pursuant to the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger:

NOW, THEREFORE, in consideration of the promises, representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1  The Merger.  At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub will be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to as the “Surviving Corporation.”

1.2  Effective Time; Closing.  Subject to the provisions of this Agreement, the parties shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger is referred to as the “Effective Time”) on the Closing Date. The closing of the Merger (the “Closing”) shall take place at the offices of Baker & McKenzie LLP, One Prudential Plaza, 130 East Randolph Dr., Chicago, Illinois, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” “Business Day” means each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in Chicago, Illinois or Portland, Oregon, are authorized or obligated by law or executive order to close.

1.3  Effect of the Merger.  At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, obligations, claims, liabilities and duties of the Company and Merger Sub will become the debts, obligations, claims, liabilities and duties of the Surviving Corporation.

ARTICLE II

CERTIFICATE OF INCORPORATION AND BY-LAWS
OF THE SURVIVING CORPORATION

2.1  The Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in its entirety to be identical to the certificate of incorporation of the Merger Sub (the “Charter”) attached hereto as Exhibit B, until later amended as provided in the Charter or by applicable Law (as defined below); provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation will be amended and restated in its entirety to read as follows: “The name of the corporation is Tut Systems, Inc.” After the Effective Time, the authorized capital stock of the Surviving Corporation shall consist of 1,000 shares of common stock, par value $0.01 per share.

2.2  The By-Laws.  At the Effective Time, the by-laws of the Company in effect at the Effective Time will be amended and restated in their entirety to be identical to the by-laws of Merger Sub, as in effect immediately prior to the Effective Time (the “By-Laws”), until later amended as provided in the By-Laws or by applicable Law.

ARTICLE III

OFFICERS AND DIRECTORS
OF THE SURVIVING CORPORATION

3.1  Directors.  The directors of Merger Sub at the Effective Time will, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws, and the board of directors of the Company shall take all such actions as may be necessary or appropriate to give effect to the foregoing.

3.2  Officers.  The officers of Merger Sub at the Effective Time will, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV

CONVERSION OF SECURITIES

4.1  Conversion of Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any holder of shares of the capital stock of the Company or capital stock of Merger Sub, the following will occur:

(a) Capital Stock of Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  All shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent or Merger Sub or any direct or indirect

Subsidiaries (as defined below) of Parent immediately prior to the Effective Time will be cancelled and will cease to exist and no payment will be made with respect thereto.

(c) Merger Consideration for Company Common Stock.  Subject to Section 4.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 4.1(b) and Dissenting Shares (as defined below)) issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive $1.15 in cash per share, without interest (the “Merger Consideration”). As of the Effective Time, all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled and cease to exist, and each holder of a certificate representing any such shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 4.1(c) upon the surrender of such certificate in accordance with Section 4.2, without interest (or in the case of Dissenting Shares, the rights contemplated by Section 4.7).

(d) Adjustments to Prevent Dilution.  In the event that the Company changes the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration will be equitably adjusted; provided, however, that no such adjustment will be made for issuances of shares of Company Common Stock (or securities convertible or exchangeable into or exercisable for shares of Company Common Stock) that occur in the ordinary course of the Company’s business pursuant to the exercise of Company Stock Options (as defined below) described as outstanding in Section 5.2 in accordance with the applicable terms of the Company Stock Options.

4.2  Exchange of Certificates.  The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:

(a) Exchange Agent.  At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with an exchange agent appointed by Parent and reasonably approved by the Company prior to the date of this Agreement (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for payment through the Exchange Agent in accordance with this Section 4.2, cash in an amount equal to the product of the Merger Consideration and the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, (exclusive of any shares to be cancelled pursuant to Section 4.1(b)) (the “Exchange Fund”), plus any cash necessary to pay the Option Payments (as defined below) pursuant to Section 4.3(b) and to make payments (if any) with respect to the 1998 ESPP (as defined below) pursuant to Section 4.4. Pending distribution of the cash deposited with the Exchange Agent, such cash will be held in trust for the benefit of the holders of Company Common Stock entitled to receive the Merger Consideration and the Option Holders (as defined below) entitled to receive the Option Payments and will not be used for any other purposes; provided, however, any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(c), Section 4.3(b) and, if any, Section 4.4, will be promptly returned to Parent. The Exchange Agent shall invest the Exchange Fund as directed by Parent provided that (i) such investments will be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, and (ii) no such investments will have maturities that could prevent or delay payments to be made pursuant to this Article IV.

(b) Exchange Procedures.  Promptly (and in any event within 5 Business Days) after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a “Certificate”), and to each Option Holder from which Parent (or its agent) received prior to the Closing Date an Option Consent (as defined below) pursuant to Section 4.3(b), (i) a letter of transmittal in customary form and as reasonably approved by the Company and (ii) instructions for effecting the surrender of (A) the Certificates in exchange for the Merger Consideration payable with respect thereto, or (B) agreements representing the grant of such

Company Stock Option (as defined below) (each, an “Option Agreement”) (or other reasonably acceptable evidence of surrender of such Company Stock Option as required by the Exchange Agent) in exchange for the Option Payments payable with respect thereto. Upon surrender of a Certificate or Option Agreement (or effective affidavit of loss required by Section 4.2(g)) for cancellation to the Exchange Agent, together with a duly executed, letter of transmittal, the holder of such Certificate or Option Agreement will be entitled to receive in exchange the Merger Consideration or Option Payment that such holder has the right to receive pursuant to the provisions of this Article IV, subject to any required withholding taxes pursuant to Section 4.2(f) and Section 4.3(b), and the surrendered Certificate or Option Agreement will immediately be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of such Certificates or Option Agreements. In the event of a transfer of ownership of Company Common Stock is not registered in the transfer records of the Company, it will be a condition of payment of the Merger Consideration that (A) the surrendered Certificate be properly endorsed, with signatures guaranteed, or otherwise in proper form for transfer, and (B) the Person (as defined below) requesting payment (I) pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate, or (II) establish to the satisfaction of Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 4.2, each Certificate or Option Agreement (or effective affidavit of loss required by Section 4.2(g)) will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 4.2 or the Option Payment as contemplated by Section 4.3(b). The term “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(c) No Further Ownership Rights in Company Common Stock.  From and after the Effective Time, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time and holders of Certificates will cease to have any rights as stockholders of the Surviving Corporation other than the right to receive the Merger Consideration upon surrender of such Certificates in accordance with Section 4.2(b) and Section 4.2(g) (or in the case of Dissenting Shares, the rights contemplated by Section 4.7) and any dividend or distribution with respect to shares of Company Common Stock evidenced by such Certificates with a record date prior to the Closing Date. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they will be cancelled and exchanged as provided in this Article IV.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock on the date that is 180 days after the Effective Time will be delivered to Parent, and any former holder of Company Common Stock who has not previously complied with this Section 4.2 will be entitled to receive, upon demand, only from Parent payment of its claim for the Merger Consideration, without interest.

(e) No Liability.  To the extent permitted by applicable Law, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent will be liable to any holder of shares of Company Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Withholding Rights.  Each of the Exchange Agent, Parent and the Surviving Corporation will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Law related to Tax (as defined below). To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) will be remitted by Parent or the Surviving Corporation, as the case may be, to the applicable Governmental Entity (as defined below), and (ii) will be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

(g) Lost Certificates.  If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by

Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid pursuant to this Agreement in respect of the shares of Company Common Stock formerly represented by such Certificate.

4.3  Company Options and Warrants.

(a) Not less than 30 days before the Closing Date, the Company shall provide written notice to each holder (an “Option Holder”) of a Company Stock Option (as defined below) that is outstanding as of the date of such notice that (i) such Option Holder may exercise his or her Company Stock Options, whether or not then vested or exercisable (it being understood that any such exercises of Company Stock Options that are not vested or exercisable as of the date of the Option Holder’s exercise will only be effective immediately prior to the Effective Time), and (ii) each Company Stock Option, to the extent unexercised by the Closing Date, will thereafter be terminated and will no longer be exercisable. To the extent an Option Holder exercises his or her Company Stock Options prior to the Effective Time, such Option Holder will be a holder of Company Common Stock and will receive in exchange for such shares (other than with respect to Dissenting Shares) the Merger Consideration in accordance with the provisions of Section 4.1(c).

(b) Notwithstanding the provisions of Section 4.3(a), in lieu of an Option Holder exercising his or her Company Stock Options, such Option Holder may choose to consent to the cancellation, effective immediately prior to the Effective Time, of each of his or her outstanding Company Stock Options in consideration for a cash payment (the “Option Payment”) in respect of such cancellation in an amount, if any, equal to (i) the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option held by such Option Holder, whether or not then vested or exercisable, and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, minus (ii) all applicable Taxes required to be withheld by the Company. In order to elect to receive the Option Payment, an Option Holder must execute and return a signed agreement (the “Option Consent”) to Parent (or its agent) prior to the Closing Date. The Option Payment will be paid by the Exchange Agent as promptly as reasonably practicable after the Closing Date, subject to receipt by the Exchange Agent of all necessary documents as required by the Exchange Agent pursuant to Section 4.2(b). The Company shall take any and all actions necessary (including the adoption of resolutions by the Company Board and any other action reasonably requested by Parent) to approve and effectuate the foregoing.

(c) Each Company Stock Option not exercised prior to the Closing Date pursuant to Section 4.3(a), or for which an Option Consent is not received by Parent (or its agent) prior to the Closing Date pursuant to Section 4.3(b), will be terminated at the Effective Time, will no longer be exercisable and will not be entitled to any payment in connection with the Merger.

(d) As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any holder of shares of the capital stock of the Company or capital stock of Merger Sub, each warrant to purchase Company Common Stock shall cease to represent a right to purchase Company Common Stock and shall be converted into the right, upon exercise of such warrant in accordance with the terms and provisions of such warrant (including the payment of the exercise price of such warrant to the Company), to receive, for each share of Company Common Stock that such warrant represents, the Merger Consideration.

4.4  Employee Stock Purchase Plan.

(a) The Company shall take all actions with respect to the 1998 Employee Stock Purchase Plan, as amended (the “1998 ESPP”) as are necessary to assure that (i) participation in the 1998 ESPP shall be limited to those employees who were participants on the date of this Agreement, (ii) such participants may not increase their payroll deduction elections or purchase elections from those in effect on the date of this Agreement, (iii) there shall not be any additional Offering Period (as defined in the 1998 ESPP) commencing following the date of this Agreement; and (iv) immediately prior to the Effective Time, the Company 1998 ESPP is terminated.

(b) In the event the Current Offering Period (as defined below) ends prior to the Effective Time, the Company shall cause all accumulated payroll deductions under the 1998 ESPP to be used to purchase shares of

Company Common Stock on the last day of the Current Offering Period in accordance with the terms of the 1998 ESPP. For purposes of this Agreement, the term “Current Offering Period” means the Offering Period or Accumulation Period containing the date of this Agreement.

(c) In the event the Current Offering Period ends after the Effective Time, immediately prior to the Effective Time, the Company shall cause all purchase rights then outstanding under the 1998 ESPP to be terminated in exchange for (i) a return by the Company to each participant in the 1998 ESPP of his or her accumulated payroll deductions, plus (ii) a payment to each participant in the 1998 ESPP equal to the product of (A) the number of shares of Company Common Stock that could be purchased by the participant’s accumulated payroll deductions as of the Closing Date based on the purchase price per share of Company Common Stock determined in accordance with the terms of the 1998 ESPP (the “1998 ESPP Purchase Price”) and (B) the excess, if any, of the Merger Consideration over 1998 ESPP Purchase Price; minus all applicable Taxes required to be withheld by the Company.

4.5  Restricted Stock.  All shares of restricted stock or other similar rights awarded under the Company Stock Plans (as defined below) (“Restricted Stock”) will become fully vested immediately prior to the Effective Time (whether as a result of the Merger and the other transactions contemplated by this Agreement or otherwise) and will be converted in accordance with Section 4.1. The Company shall take any and all actions necessary (including the adoption of resolutions by the Company Board and any other action reasonably requested by Parent) to approve and effectuate the foregoing.

4.6  Actions by the Company.  Except as contemplated by Section 4.3, the Company shall take all actions necessary to ensure that from and after the Effective Time the Surviving Corporation will not be bound by any options, warrants, rights, awards, convertible debt securities, other convertible securities or similar arrangements to which the Company is a party which would entitle any Person (other than Parent) to beneficially own shares of the Surviving Corporation or Parent or receive any payments (other than as set forth in Section 4.3) in respect of such options, warrants, rights, awards, convertible debt securities, other convertible securities or similar arrangements.

4.7  Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Common Stock held by a holder who is entitled to demand and properly demands (and has not effectively withdrawn or lost such demand) appraisal rights under Section 262 of Delaware Law (collectively, the “Dissenting Shares”), will not be converted into or represent a right to receive the Merger Consideration, but the holder of Dissenting Shares will only be entitled to such rights as are provided by Delaware Law, including the right to receive payment of the fair value of such holder’s Dissenting Shares in accordance with the provisions of Section 262 of Delaware Law.

(b) Notwithstanding the provisions of Section 4.7(a), if any holder of Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares will automatically be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon compliance with the exchange procedures (including, without limitation, the surrender of the Certificate representing such shares) set forth in Section 4.2.

(c) The Company shall give Parent (i) prompt written notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law, and (ii) the opportunity to participate in any negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, negotiate with any holder of Company Common Stock the terms of any payment, or make any payment, with respect to any such demands or offer to settle or settle any such demands, and the Company shall not communicate with any holder of Company Common Stock with respect to such demands, without prior consultation with Parent, except for communications directed to the Company’s stockholders generally or as required by Law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article V are true and correct, except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule is arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article V, and the disclosure in any section or paragraph qualifies (a) the corresponding section or paragraph in this Article V and (b) the other sections and paragraphs in this Article V to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

5.1  Organization and Qualification; Subsidiaries.

(a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority has not had, and is not reasonably expected to have, a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of the Company’s and its Subsidiaries’ certificate of incorporation and by-laws (or equivalent governing instruments) and all amendments to such instruments. The Company’s and its Subsidiaries’ certificate of incorporation and by-laws (or equivalent governing instruments) made available are in full force and effect. The Company has made available to Parent correct and complete copies of the minutes of all meetings of the stockholders, the board of directors of the Company (the “Company Board”) and each committee of the Company Board and each of its Subsidiaries held between January 1, 2002 and December 19, 2006. As used in this Agreement, “made available” means that the subject documents were filed with the SEC, posted for secure external viewing on the Company’s webroom or virtual data room in connection with negotiating this Agreement, or otherwise made available to Parent in writing.

(b) Section 5.1(b) of the Company Disclosure Schedule contains a complete and accurate list of (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) each jurisdiction where the Company and each of its Subsidiaries is organized and qualified to do business.

(c) Section 5.1(c) of the Company Disclosure Schedule contains a complete and accurate list of any and all Persons, not constituting Subsidiaries of the Company, of which the Company directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest (collectively, the “Investments”).

(d) The Company or a Subsidiary of the Company, as the case may be, owns all Subsidiaries and Investments free and clear of all liens, pledges, security interests, claims or other encumbrances (“Liens”), and there are no outstanding contractual obligations of the Company or any of its Subsidiaries permitting the repurchase, redemption or other acquisition of any of its interest in any Subsidiary or Investment or requiring the Company or any of its Subsidiaries to provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, provide any guarantee with respect to, or assume, endorse or otherwise become responsible for the obligations of, any Subsidiary or Investment. The Company does not own, directly or indirectly, any voting interest in any Person that requires any filing by Parent under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”).

The term (i) “Subsidiary” means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries, and (ii) “Company Material Adverse Effect” means any materially adverse change in, or materially adverse effect on, either individually or in the aggregate with all such other adverse changes in or effects on, (X) the ability of the Company to consummate the Merger and other transactions contemplated by this Agreement in accordance with this Agreement, or (Y) the condition (financial or otherwise), results of operations, operations, business, assets (including intangible assets) or liabilities of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, in and of itself or themselves, constitute a Company Material Adverse Effect:

(e) changes that are primarily the result of general economic or business conditions in the United States;

(f) changes that are primarily the result of factors generally affecting the industries or markets in which the Company operates;

(g) in-and-of-itself, a decrease in the stock price of the Company Common Stock, provided that the exception in this clause will not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decrease has or has not resulted in or contributed to a Company Material Adverse Effect, and no such changes will be used as evidence that some other change, effect, circumstance or development has had or has not had a Company Material Adverse Effect;

(h) delays in customer orders, reduction in sales, disruption in supplier, distributor, partner or similar relationships, in each case, which are, or are reasonably expected to be, temporary rather than permanent in nature and that are directly and primarily the result of the announcement or pendency of the Merger; and

(i) changes or effects that are the direct and primary result of or relate to compliance by the Company with the terms of, or the taking of any action required or contemplated by, this Agreement, provided that, to the extent the Company reasonably believes that compliance by the Company with the terms of, or taking any action required or contemplated by, this Agreement would reasonably be expected to result in a Company Material Adverse Effect, then the changes or effects resulting from this subsection (e) will be deemed not to constitute a Company Material Adverse Effect only if the Company provides prior written notification to Parent of such belief and Parent does not provide relief from the provisions of this Agreement;

provided, further, that the Company successfully bears the burden of proving that any such change in clause (a) or (b) immediately above does not (i) primarily relate only to (or have the effect of primarily relating only to) the Company and its Subsidiaries, or (ii) disproportionately adversely affect the Company and its Subsidiaries compared to other companies of similar size operating in the industry in which the Company and its Subsidiaries operate.

5.2  Capital Structure.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Shares”). All of the outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. At the close of business on December 19, 2006, 34,152,078 shares of Company Common Stock and no Preferred Shares were issued and outstanding. The Company has no shares of Company Common Stock or Preferred Shares reserved for issuance and no other form of equity award has been granted, except that, at the close of business on December 19, 2006: (i) 5,417,819 shares of Company Common Stock were reserved for issuance by the Company pursuant to outstanding options (a “Company Stock Option”) under the Company’s 1992 Stock Plan, as amended (the “1992 Plan”), 1998 Stock Plan, as amended (the “1998 Plan”), 1999 Non-Statutory Stock Plan (the “1999 Stock Plan” and, collectively with the 1992 Plan and 1998 Plan, the “Company Option Plans”), 31,766 shares of Company Common Stock were reserved for issuance pursuant to outstanding purchase rights arising under the 1998 ESPP (together with the Company Option Plans, the “Company Stock Plans”), and no form of equity award under the Company Stock Plans has been granted except for Company Stock Options and Restricted Stock under the Company Option Plans and stock purchase rights under the 1998 ESPP; (ii) 477,000 shares of Company Common Stock were reserved for issuance pursuant to equity awards not yet granted under the Company Option Plans; (iii) 479,627 shares of Company Common Stock were reserved for purchase and issuance after the Offering Period (as such term is defined in the 1998 ESPP) currently pending pursuant to the 1998 ESPP; (iv) no shares of Company Common Stock were held by the Company in its treasury; and (v) warrants to purchase up to 5,583,261 shares of Company Common Stock are outstanding. Section 5.2(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of: (i) all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock issued under such Company Stock Plan, the number of shares of Company Common Stock subject to outstanding options or purchase rights under such Company Stock Plan and the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan; (ii) all outstanding Company Stock Options and purchase rights, indicating with respect to each such Company Stock Option or purchase right the name of the holder of such option or right, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting accelerates in any way by the execution of this Agreement, the consummation of the Merger or termination of employment or change in position following consummation of the Merger; and (iii) all outstanding warrants to purchase Company Common Stock indicating with respect to each such warrant the name of the holder of such warrant, the type and number of shares of Company Common Stock purchasable upon exercise of such warrant, the exercise price, the date of the warrant, the first date on which the warrant may be exercised, the date on which the warrant expires and any adjustments to the exercise price of the warrant, including whether (and to what extent) the exercise price of the warrant is adjusted in any way upon the execution of this Agreement or the consummation of the Merger. The Company has made available to Parent complete and accurate copies of all Company Stock Plans and the forms of all stock option agreements and notices of grants or awards evidencing Company Stock Options, and forms of all purchase or participation elections under the 1998 ESPP. The Company Common Stock is listed on the NASDAQ Global Market.

(b) Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a Subsidiary of the Company, free and clear of any Lien.

(c) Except as set forth above in this Section 5.2, there are no preemptive or other outstanding rights, options, warrants, conversion rights, phantom stock units, restricted stock units, or stock appreciation rights or similar rights, “rights or poison pill” agreements, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations (i) the terms of which provide the holders the right to vote with the stockholders of the Company on any matter or (ii) that are convertible into or exercisable for securities having the right to vote with the stockholders of the Company on any matter (any such bonds, debentures, notes or obligations, “Voting Debt”).

(d) There are no registration rights to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company. Other than the Stockholder Agreement and the irrevocable proxies granted pursuant to the Stockholder Agreement, neither the Company nor any of its Affiliates (as defined below) is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries. As used in this Agreement with respect to any party, the term “Affiliate” means any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.; provided, that, for purposes of Sections 5.2(d), 5.5(a)(viii), 5.8(a), 5.18(e), 5.18(g) and 7.6(b) of this Agreement only, “Affiliate” shall not include Kopp Investment Advisors, LLC, Bonanza Capital Ltd., Tektronix, Inc., or any of their respective affiliates.

(e) (i) All stock options awarded under the Company Stock Plans were duly and lawfully granted and approved in accordance with the requirements of the applicable corporate, Tax and securities Laws and the terms of the applicable Company Stock Plan; (ii) the Company’s minutes, grantee documentation and other equity plan administration records each reflect the proper measurement date of each such Company Stock Option pursuant to the applicable requirements of United States generally accepted accounting principles (“GAAP”) in effect at the time of each grant; and (iii) all of the Company’s financial statements filed with the United States Securities and Exchange Commission (the “SEC”) have accounted for and reflected in accordance with GAAP all awards, modifications, exchanges, or other transactions in connection with the Company Stock Plans. The fair market value of each Company Stock Option on the date of grant was established in accordance with a valuation methodology set forth under the terms the applicable Company Stock Plan and that meets the requirements of Sections 409A, 422 and 423 of the Code, as applicable. The purchase rights granted under the 1998 ESPP were granted in accordance with all of the requirements of Section 423(b) of the Code. Each Company Stock Option was granted with an exercise price per share that was not less than the fair market value per share of the Company Common Stock on the date of grant. The Company has complied with all required income and payroll tax withholding and reporting requirements with respect to the Company Stock Plans and all grants, exercises, issuances and other transactions thereunder.

(f) Assuming that the written representations made by purchasers of Company Common Stock in connection with the issuance of such Company Common Stock were true and complete when made and, as applicable, continue to be true and complete, the Company has not offered, sold or issued any Common Stock, Company Stock Options or other equity awards in connection with the Company Stock Plans in violation or contravention of the registration or qualification requirements of the Securities Act of 1933, as amended (the “Securities Act”), the California Corporate Securities Law of 1968, as amended, any other U.S. state securities Laws, or any non-U.S. securities Laws.

5.3  Corporate Authority; Approval and Fairness.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, and to consummate the Merger, subject only to approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Shareholder Approval”), and the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement may be limited by bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting enforcement of creditors’ rights generally now or hereafter in effect and except as enforcement is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law).

(b) The Company Board acting unanimously, has (i) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and the holders of Company Common Stock, (ii) approved and adopted this Agreement and declared its advisability in accordance with the provisions of Delaware Law, (iii) resolved to recommend this Agreement and the Merger to the holders of Company Common Stock for approval in accordance with Section 7.5 of this Agreement (the “Company Board Recommendation”), and (iv) directed that this Agreement and the Merger be submitted to the holders of Company Common Stock for consideration in accordance with this Agreement, provided that any withdrawal, modification or qualification of the foregoing in accordance with Section 7.2 shall not be deemed a breach of this representation. The Company Board has received the opinion of its financial advisor, Raymond James & Associates Inc., to the effect that (subject to the assumptions and qualifications set forth in such opinion) the consideration to be received by the holders of the shares of Company Common Stock in the Merger is fair, as of the date of such opinion, from a financial point of view to such holders, a copy of which opinion has been delivered to Parent.

5.4  Governmental Filings; No Violations; Certain Contracts, Etc.

(a) Other than (i) the filings, approvals and/or notices pursuant to Section 1.2, (ii) filings or similar information requests required under applicable Laws of jurisdictions outside the United States designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”), (iii) applicable requirements, if any, of the Securities Act, and the rules and regulations promulgated thereunder and the Securities Exchange Act of 1934, as amended (the “Exchange

Act”), and the rules and regulations promulgated thereunder, including the requirement to file the Proxy Statement with the SEC, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable U.S. state securities Laws and (v) applicable requirements under rules and regulations under the NASDAQ Global Market (all of such filings, approvals, notices, consents, orders, authorizations, registrations, declarations and notifications described in clauses (i) through (v) above, collectively, the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any foreign or domestic governmental or regulatory authority (including self-regulatory authorities), agency, commission, body or other governmental entity, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (“Governmental Entity”), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably likely to result in a material liability to the Company and its Subsidiaries, taken as a whole.

(b) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the equivalent governing instruments of any of its Subsidiaries, (ii) a breach or violation of, a termination (or right of termination) or a default under, or the acceleration of any obligations or the creation of a Lien on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation, whether oral, written or otherwise (“Contracts”) binding upon the Company or any of its Subsidiaries, assuming all consents, approvals, authorizations and other actions described in Section 5.4(a) have been made or complied with, or any Laws or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject, or (iii) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (ii) or (iii) above, for any conflict, breach, violation, termination, default, acceleration or creation that has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Section 5.4(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all notices, consents or waivers that are expressly required under the provisions of the Contracts referred to in Section 5.5(a)(i) or Contracts for Third Party Embedded Software (as defined below) or Third Party IP Licenses (as defined below) (other than software subject to open source or similar type license agreements) as a result of the Merger or other transactions contemplated by this Agreement or that are necessary to avoid the other party to any such Contract or Third Party IP License having a right to terminate or claim a breach of any such agreement as a result of the Merger or other transactions contemplated by this Agreement.

5.5  Contracts.

(a) The term “Company Material Contract” means any of the following:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii) any employment, service or consulting Contract or arrangement with any current or former executive officer or other employee of the Company or member of the Company Board, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days’ notice without liability or financial obligation to the Company or any of its Subsidiaries;

(iii) any Contract between the Company or any of its Subsidiaries and any current customer of the Company and its Subsidiaries (A) with respect to which the Company and its Subsidiaries recognized cumulative revenue during the twelve-month period ended October 31, 2006, in excess of one percent (1%) of the Company’s consolidated revenue during that period (each such customer, a “Major Customer,” and each Contract referenced in this Section 5.5(a)(iii)(A), a “Major Customer Contract”), or (B) that contains any covenant of the Company granting any exclusivity rights or contains most favored customer pricing provisions;

(iv) any Contract between the Company or any of its Subsidiaries and any current customer of the Company and its Subsidiaries that contains any (A) penalties for late delivery or breach of other performance obligations, or (B) penalties associated with repairs, returns or quality performance;

(v) any Contract between the Company or any of its Subsidiaries and any supplier of goods, products or components (including software) and/or services with respect to which the Company and its Subsidiaries made cumulative expenditures during the twelve-month period ended October 31, 2006 greater than $50,000 (each such supplier, a “Major Supplier,” and each Contract referenced in this Section 5.5(a)(v), a “Major Supplier Contract”);

(vi) (A) any Contract between the Company or any of its Subsidiaries and any sole source suppliers, or (B) original equipment manufacturer (“OEM”) Contracts, electronic manufacturing services (“EMS”) Contracts, original design and manufacturing supply (“ODM”) Contracts, third party logistics (“3PL”) Contracts, transportation Contracts, and other contract manufacturing Contracts, or any other Contract that licenses or otherwise authorizes any Person to design, manufacture, reproduce, develop or modify the products, services or technology of the Company and its Subsidiaries (other than agreements allowing internal backup copies to be made by end-user customers in the ordinary course of business);

(vii) Contracts (A) that contain any “take or pay” or volume commitment provisions binding the Company or any of its Subsidiaries, or (B) that contain provisions granting any rights of first refusal, rights of first negotiation or similar rights to any Person other than the Company in a manner which is material to the business of the Company and its Subsidiaries, taken as a whole;

(viii) (A) any Contract containing any covenant limiting in any respect the right of the Company or any of its Affiliates to engage in any line of business, to compete with any Person in any line of business or to compete with any Person or the manner or locations in which any of them may engage, or (B) any Contract otherwise prohibiting or limiting the right of the Company or any of its Affiliates to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any Intellectual Property (as defined below) rights of the Company or any of its Subsidiaries;

(ix) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other Person other than the Company’s Subsidiaries (including, without limitation, joint venture, partnership or other similar agreements);

(x) any Contract which provides access to Company source code to any Person for all or any portion of any product of the Company or any Company Software (as defined below) in any circumstance;

(xi) any Contract or other arrangement constituting a “direct financial obligation” or “off-balance sheet arrangement” as defined under Item 2.03(c) and (d) in SEC Form 8-K (without regard to its materiality) and any other mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to Indebtedness (as defined below) or extension of credit, other than accounts receivables and payables in the ordinary course of business;

(xii) any settlement agreement entered into by the Company or, to the extent possessed by or available to the Company, by any current or former executive officer within five (5) years prior to the date of this Agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the routine cessation of such employee’s employment or independent contractor’s service arrangement with the Company, or (B) settlement agreements with Persons other than Government Entities for cash only (which has been paid) that do not exceed $50,000 as to such settlement;

(xiii) any Contract not described in clause (vi) above under which the Company or any of its Subsidiaries has (A) granted a license or other right to or under any Owned Intellectual Property or a sublicense or other right to or under any Third Party License (as defined below), in each case to any Person, other than to customers, distributors and other resellers in the ordinary course of business, or

(B) assigned any material Intellectual Property or Third Party License to any Third Party (as defined below);

(xiv) any Contract under which the Company or any of its Subsidiaries has received a Third Party License, but excluding generally commercially available, off-the-shelf software programs with a purchase price of less than $25,000;

(xv) any Contract not otherwise described in this Section 5.5(a) which has aggregate future sums due from the Company or any of its Subsidiaries in excess of $150,000 and is not terminable by the Company or any such Subsidiary (without penalty or payment) on ninety (90) or fewer days’ notice;

(xvi) any Contract (A) with any Affiliate of the Company (other than its Subsidiaries), (B) with investment bankers, financial advisors, attorneys, accountants or other advisors retained by the Company or any of its Subsidiaries involving payments by or to the Company or any of its Subsidiaries of more than $50,000 on an annual basis, (C) providing for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is (x) not material to the Company or any of its Subsidiaries and (y) entered into in the ordinary course of business, (D) containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries have agreed not to acquire assets or securities of another Person, or (E) relating to currency hedging or similar transactions.

(b) Section 5.5(b) of the Company Disclosure Schedule sets forth a list (arranged in clauses corresponding to the clauses set forth in Section 5.5(a)) of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or bound by as of the date of this Agreement. A complete and accurate copy of each Company Material Contract has been made available to Parent (including all amendments, modifications, extensions, renewals, guarantees or other Contracts with respect thereto).

(c) All Company Material Contracts are valid and binding and in full force and effect, except to the extent they have previously expired in accordance with their terms. Neither the Company nor any of its Subsidiaries has violated in any material respect, and, to the knowledge of the Company, no other party to any of the Company Material Contracts has violated in any material respect any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a material default under the provisions of such Company Material Contract. Neither the Company nor any of its Subsidiaries has, and, to the knowledge of the Company, no other party has, repudiated by oral or written notice to the Company any material provision of any Company Material Contract.

(d) During the last twelve (12) months, none of the Major Customers has terminated or failed to renew or informed the Company of any intention to materially reduce purchases under any of its Major Customer Contracts and neither the Company nor any of its Subsidiaries has received any written notice of termination or such reduced purchases from any of the Major Customers.

(e) Section 5.5(e) of the Company Disclosure Schedule sets forth each Major Supplier and the cumulative expenditures made by the Company and its Subsidiaries during the twelve-month period ended October 31, 2006, and (ii) any Major Supplier Contracts that materially deviate from the Company’s standard form supplier contracts attached to Section 5.5(e) of the Company Disclosure Schedule, and describes in reasonable detail any such material deviations.

(f) The Company has made available to Parent a copy of each of the standard form Contracts currently in use by the Company or any of its Subsidiaries (including, without limitation, end user, maintenance and reseller standard form Contracts) in connection with their respective businesses.

(g) Section 5.5(g) of the Company Disclosure Schedule sets forth a complete and accurate list of all active vendors, resellers and distributors or similar Persons (including, without limitation, agents) through which the products of the Company and its Subsidiaries were marketed, sold or otherwise distributed during the twelve months preceding the date of this Agreement. Each reseller and distributor agreement of the Company and its Subsidiaries is terminable by the Company or its Subsidiary (without penalty or cost) upon 90 days’ or less notice.

5.6  SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2003. All such registration statements, forms, reports and other documents (including those that the Company files up to the Closing), together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under or pursuant to such act (the “Sarbanes-Oxley Act”), are referred to as the “Company SEC Reports.” The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act. The Company has made available to Parent true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since January 1, 2003, including (i) all SEC comment letters and responses to such comment letters by or on behalf of the Company, and (ii) any letters, complaints, or other documents from the SEC or any staff or office of the SEC informing the Company of any inquiry, claim or proceeding (formal, informal or otherwise) or request for documents or information, and all written responses thereto by or on behalf of the Company. To the knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. There are no off-balance sheet arrangements as defined in Item 2.03(d) of SEC Form 8-K with respect to the Company or any of its Subsidiaries that would be required to be reported or set forth in the Company SEC Reports or any such reports required to be filed in the future.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in or incorporated by reference in the Company SEC Reports, at the time filed or to be filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC with respect to Form 10-Q under the Exchange Act). Each of the consolidated balance sheets (including, in each case, any related notes and schedules) contained or incorporated by reference in the Company SEC Reports, at the time filed, fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and each of the consolidated statements of income and of changes in financial position contained or to be contained or incorporated by reference in the Company SEC Reports (including, in each case, any related notes and schedules) fairly presented the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, except that the unaudited interim financial statements were subject to normal and recurring year-end adjustments.

(c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at December 31, 2005 (including the notes thereto and related management discussion and analysis) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise, and whether or not required to be disclosed), except for liabilities and obligations (i) incurred in connection with the transactions contemplated hereby, (ii) incurred in the ordinary course of business and in a manner consistent with past practice since December 31, 2005, or (iii) that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(d) The information to be supplied by or on behalf of the Company for inclusion in the proxy statement to be sent to the stockholders of the Company (the “Proxy Statement”) in connection with the Company Meeting (as defined below) will not, on the date it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. The representations and warranties contained in this Section 5.6(d) will not apply to statements or omissions included in the Proxy Statement or any other filings made with the SEC based upon information furnished in writing to the Company by Parent or Merger Sub specifically for use in the Proxy Statement.

(e) The Company maintains disclosure controls and procedures and internal control over financial reporting as required under Rule 13a-15(a) promulgated under the Exchange Act. Such disclosure controls and procedures were effective as of September 30, 2006, such internal control over financial reporting was effective as of December 31, 2005, and the same are otherwise reasonably designed to comply with the respective definitions of such controls in Rule 13a-15(e) and (f). The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2004. Since January 1, 2004, no current or former employee of the Company or any of its Subsidiaries has alleged to any of the senior officers of the Company or such Subsidiary that the Company or any Subsidiary has engaged in questionable or fraudulent accounting or auditing practices. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any of its committees or to any director, in his or her capacity as a director, or officer, in his or her capacity as an officer, of the Company or any of its Subsidiaries.

(f) The Company and, to the knowledge of the Company, each of its officers and directors are in compliance with, and have complied, in each case in all material respects with (i) since the enactment of the Sarbanes-Oxley Act, the applicable provisions of the Sarbanes-Oxley Act at the time that such provisions became effective, and (ii) since the date that the Company Common Stock has been listed on the NASDAQ Global Market (including, for such purpose, any predecessor national securities market), the applicable Marketplace Rules of the NASDAQ Global Market (and since any such listing date, the Company has not given or been required to give notice to the NASDAQ Global Market, and has not received notice from the NASDAQ Global Market, to the effect that the Company is or may be in violation of any of the applicable NASDAQ Marketplace Rules). There are no outstanding loans made by the Company or any of its Affiliates to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Subsidiary of the Company. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) personal loans or “extension of credit” to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Subsidiary of the Company.

5.7  Absence of Certain Changes.  From December 31, 2005 through the date of this Agreement (except with respect to clause (c) below), and from the date of this Agreement through the Closing Date (except for matters which have been expressly consented to by Parent in accordance with Section 7.1), as applicable, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and, since such date, there has not been (a) any change in the financial condition, properties, business or results of operations of the Company and its Subsidiaries or any development, circumstance or occurrence or combination which has had, or could reasonably be expected to have, a Company Material Adverse Effect (including any adverse change with respect to any development, circumstance or occurrence existing on or prior to such date), (b) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance or (c) any other action or event that would have required the consent of Parent under Section 7.1 of this Agreement.

5.8  Litigation and Liabilities.

(a) There are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings (collectively, “Actions”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (ii) judgments, orders or decrees outstanding against the Company or any of its Subsidiaries, or (iii) other facts or circumstances which, to the knowledge of the Company, are reasonably expected to result in any material claims against, or material obligations or liabilities of, the Company or any of its Affiliates. There has not been since January 1, 2004, nor are there currently, any internal investigations, or inquiries reasonably expected to lead to a material internal investigation, being conducted by the Company Board (or any of its committees) or any Person at the request of the Company Board concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

(b) The indemnification obligations of the Company (including, without limitation, advancement of expenses) with respect to any present or former directors, officers or employees of the Company and its Subsidiaries arising out of any past, pending or threatened proceedings or other events that have given rise to or may give rise to any indemnification obligations of the Company pursuant to any agreement, the certificate of incorporation or bylaws, as amended, of the Company, or any statute, are specified in Section 5.8(b) of the Company Disclosure Schedule.

(c) Section 5.8(c)-1 of the Company Disclosure Schedule sets forth, in tabular form, a list of (i) all Contracts of the Company and its Subsidiaries relating to Indebtedness, currently outstanding or that could become outstanding in the future (but excluding intercompany amounts or capital leases), and (ii) the amount of such Indebtedness, including any accrued interest, as of the date of this Agreement. Section 5.8(c)-2 of the Company Disclosure Schedule sets forth the aggregate amount, calculated as of the date of this Agreement, of Indebtedness of the Company and its Subsidiaries (including, for the avoidance of doubt and without limitation, any penalties, premiums, liquidated damages or similar amounts relating to any Indebtedness that may become due and payable as a result of the execution of this Agreement or the consummation of the Merger or the transactions contemplated by this Agreement) less the aggregate amount of cash and cash equivalents of the Company and its Subsidiaries (such difference, the “Company Net Debt”).

The term “Indebtedness” means, with respect to any Person, (A) all indebtedness of such Person, whether or not contingent, for borrowed money, (B) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (C) all Indebtedness of others referred to in clauses (A) and (B) guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through a Contract (I) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), or (D) otherwise to assure a creditor against loss.

5.9  Employee Benefits.

(a) Section 5.9(a)-1 of the Company Disclosure Schedule sets forth all benefit and compensation plans, policies or arrangements, other than commission arrangements, currently maintained or contributed to by the Company or any of its Subsidiaries or any other entity, which together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414 of the Code (an “ERISA Affiliate”) (or in respect of which the Company or any of its Subsidiaries or any ERISA Affiliate has any outstanding liability) and covering current or former employees, independent contractors, consultants, or directors of the Company or any of its Subsidiaries or any ERISA Affiliate which are “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other written plan, policy or arrangement (whether or not subject to ERISA) involving direct or indirect compensation, other than commission arrangements, currently maintained by the Company or any of its Subsidiaries or any ERISA Affiliate (or in respect of which the Company any of its Subsidiaries or any ERISA Affiliate has any outstanding liability) and covering current or former employees, independent contractors, consultants, or directors of the Company or any of its Subsidiaries, including health or dental, vision or life insurance coverage, vacation, loans, fringe benefits, severance benefits, change in control plan or agreements, disability benefits, deferred compensation, bonuses, stock options, stock ownership or purchase, phantom stock, stock appreciation, stock based or other forms of incentive compensation, bonus or post-retirement compensation or benefits, other than the Company Non-U.S. Benefit Plans (as defined below) (collectively, such plans, policies and arrangements, the “Company Benefit Plans”). Complete and accurate copies of all Company Benefit Plans, any material amendments thereto, all summary plan descriptions (if required by ERISA), any summary of material modifications thereto (if required by ERISA), any all other descriptions furnished to participants in a Company Benefit Plan, and any benefits schedule, trust instruments, insurance contracts or other funding vehicle forming a part of any such Company Benefit Plans, the Annual Report (Form 5500 series) and applicable schedules, if any, for the most recent prior two years and opinions of independent accountants have been made available to Parent. Section 5.9(a)-2 of the Company Disclosure Schedule identifies each Company Benefit Plan which is a change in control plan or agreement of the Company or any of its Subsidiaries and each employment or retention agreement of the Company or any of its Subsidiaries, and complete and accurate copies of the forms of each such plan, agreement, and any variations, have been made available to Parent. Since January 1, 2005, each Company Benefit Plan that is a “nonqualified deferred compensation plan” as defined in Section 409A of the Code has been operated in all material respects in good faith compliance with the requirements of Section 409A of the Code.

(b) All Company Benefit Plans are currently operated in substantial compliance with ERISA, the Code and other applicable Laws. Each Company Benefit Plan which is subject to ERISA (the “Company ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter, advisory letter or opinion letter from the Internal Revenue Service (the “IRS”), and the Company is not currently aware of any circumstances likely to result in the loss of the qualification of such Company Pension Plan under Section 401(a) of the Code. There is no voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a Company Benefit Plan. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company ERISA Plan that is likely to subject the Company or any of its Subsidiaries for the current Taxable period to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

(c) Neither the Company nor any of its Subsidiaries contributes to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiemployer Plan”). None of the Company Pension Plans has ever been subject to Title IV of ERISA.

(d) Except as would not reasonably be expected to have a Company Material Adverse Effect, all contributions required to be made under each Company Benefit Plan, whether pursuant to applicable Laws or the terms of such Company Benefit Plan, have been timely made and all obligations in respect of each Company Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Reports prior to the date of this Agreement.

(e) There is no material pending or, to the knowledge of the Company, threatened, litigation relating to the Company Benefit Plans. Neither the Company nor any of its Subsidiaries has any material obligations for retiree health benefits under any Company ERISA Plan or collective bargaining agreement. By its terms, other than as required under Section 4980B of the Code, the Company or its Subsidiaries may amend or terminate any such Company ERISA Plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination, and no summary plan description or other written communication distributed generally to participants or employees prohibits the Company or its Subsidiaries from amending or terminating any such Company Benefit Plan, other than as required under Section 4980B of the Code.

(f) There has been no amendment to, announcement by the Company, any of its Subsidiaries of any ERISA Affiliate relating to, or change in employee participation or coverage under, any Company Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Section 5.9(f) of the Company Disclosure Schedule sets forth a complete and accurate list of all contracts, plans or arrangements obligating the Company or any of its Subsidiaries to pay severance to any current or former directors, employees, independent contractors or consultants (including, without limitation, outsourcing) of the Company or any of its Subsidiaries, except for obligations pursuant to, required by or arising under applicable law. Except pursuant to retention or other agreements set forth in Section 5.9(a)-2 of the Company Disclosure Schedule or as otherwise set forth on the Company Disclosure Schedule, neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby (i) entitles any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) except as specifically contemplated in Sections 4.3 and 4.4, accelerates the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans, or (iii) results in payments under any of the Company Benefit Plans which would not be deductible under Section 280G of the Code or which could subject the recipient to any excise Tax under Section 4999 of the Code.

(g) Except as could not be reasonably expected to have a Company Material Adverse Effect, with respect to each Company Non-U.S. Benefit Plan: (i) each such plan that is intended to be tax qualified or tax registered is so qualified or registered, and no action or failure to act on the part of any Subsidiary of the Company could reasonably be expected to cause the loss of such qualification or registration; (ii) those Company Non-U.S. Benefit Plans that are required to be funded by a Subsidiary of the Company in a self-standing trust unique to such Company Non-U.S. Benefit Plan, and to which solely such Subsidiary contributes, are substantially funded, and with respect to other Company Non-U.S. Benefit Plan, adequate reserves have been established on the accounting statements of the applicable entity; and (iii) to the knowledge of the Company, there are no material pending claims or litigation relating to Company Non-U.S. Benefit Plans. Except pursuant to retention or other agreements set forth in Section 5.9(a)-2 of the Company Disclosure Schedule, neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby (i) entitles any employees of the Company or any of its Subsidiaries who are employed outside of the United States to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) except as specifically contemplated in Sections 4.3 and 4.4, accelerates the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Non-U.S. Benefit Plans, (iii) except as disclosed in Section 5.9(a)-2 of the Company Disclosure Schedule, limits or restricts the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Non-U.S. Benefit Plans, or (iv) results in payments under any of the Company Non-U.S. Benefit Plans which would not be deductible under Section 280G of the Code. For purposes of this Agreement, the term “Company Non-U.S. Benefit Plan” means any employment or consulting agreement or any plan, program, arrangement, agreement or commitment sponsored solely by the Company or any of its Subsidiaries, and not subject to the requirements of ERISA, the Code, or any Law of the United States or any of its political subdivisions, instrumentalities, or agencies providing any of the following benefits to any current or former employee, consultant or director of the Company or any of its Subsidiaries who does not reside in the United States: pension, retirement, savings, termination, retention, change in control, disability, medical, dental, accident, health or life insurance or other death benefits, profit sharing, stock option, restricted stock or other equity-based benefits, bonus or other incentive compensation, deferred compensation, severance, or other welfare benefit.

(h) All material contributions required to be made under each Company Non-U.S. Benefit Plan, whether pursuant to applicable Laws or the terms of such Company Non-U.S. Benefit Plan, have been timely made and all obligations in respect of each Company Non-U.S. Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Reports prior to the date of this Agreement. The Company and its Subsidiaries have no material unfunded liabilities with respect to any such Company Non-U.S. Benefit Plan.

5.10  Compliance with Laws; Permits.  The businesses of each of the Company and its Subsidiaries have been and are being, conducted in compliance with all applicable federal, state, local, municipal, foreign or other laws, statutes, constitutions, principles of common law, resolutions, ordinances, codes, edicts, rules, regulations, judgments, orders, rulings, injunctions, decrees, directives, arbitration awards, agency requirements, licenses and permits of all Governmental Entities (collectively, “Laws”) applicable to the Company or its Subsidiaries, except for violations or possible violations that (i) have not had, and would not reasonably be expected to have, a Company Material Adverse Effect and (ii) have not resulted, and are not reasonably likely to result in, the imposition of a criminal fine, penalty or sanction against the Company, any of its Subsidiaries, or any of their respective directors or officers. No (i) material investigation or review (for which the Company or one of its Subsidiaries has received notice) or (ii) other investigation or review (for which the Company or one of its Subsidiaries has received written notice) by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity (x) indicated to the Company or one of its Subsidiaries an intention to conduct any such material investigation or review or (y) indicated in writing to the Company or one of its Subsidiaries an intention to conduct any other such investigation or review. The Company and its Subsidiaries each have all governmental permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted (each, a “Company Permit”) except those the absence of which have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. No Company Permit will cease to be effective as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

5.11  Environmental Matters.

(a) Except for such matters that would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries have complied with all applicable Environmental Laws (as defined below) during the previous five (5) years; (ii) no property currently owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance (as defined below) as a result of the operations of the Company or any of its Subsidiaries or, to the Company’s knowledge, otherwise, that requires, or is reasonably expected to require, investigation, monitoring, contribution or other financial responsibility and/or remediation by the Company or any of its Subsidiaries under applicable Environmental Laws; (iii) no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation as a result of the operations of the Company or any of its Subsidiaries or, to the Company’s knowledge, otherwise, that requires, or is reasonably expected to require, investigation, monitoring, contribution or other financial responsibility and/or remediation by the Company or any of its Subsidiaries under applicable Environmental Laws; (iv) to the Company’s knowledge, neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any property of any other Person; (v) to the Company’s knowledge, neither the Company nor any of its Subsidiaries has caused or could be held liable for any release or threat of release of any Hazardous Substance; (vi) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vii) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any Person pursuant to which it has assumed any liability or obligation under any Environmental Law; (viii) to the Company’s knowledge, there are no other existing circumstances or conditions (including plans for modification or expansion which are the subject of an approved capital authorization request) involving the Company’s or any of its Subsidiaries’ owned or leased properties or operations that are reasonably likely to result in any claim, liability, investigation, cost or restriction on the

Company’s or any of its Subsidiaries’ ownership, use or transfer of any property pursuant to any Environmental Laws; and (ix) the Company has delivered or made available to Parent copies of all Material Environmental Reports (as defined below), studies, assessments, soil or groundwater sampling data and other material environmental information in its possession relating to the Company or its Subsidiaries or their respective current and former properties or operations which were prepared within the last five years.

The term (x) “Material Environmental Reports” means any reports generated by any third party consultants or experts, including any due diligence reports prepared under the ASTM standards and any reports submitted to any Governmental Entity within the last five years, (y) “Environmental Law” means any applicable federal, state, local or foreign statute, Law, regulation, order, decree, permit, authorization, opinion, directive, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health as it relates to exposure to Hazardous Substances, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, (C) noise, odor, indoor air, worker safety and health, wetlands, pollution or contamination, or any injury or threat of injury to Persons or property relating to any Hazardous Substance, or (D) the labeling, packaging, takeback or recycling of products or the manufacturing of products, and (z) “Hazardous Substance” means any substance that is listed, classified or regulated pursuant to any Environmental Law, including any petroleum product or by-product, asbestos-containing material, lead, polychlorinated biphenyls, radioactive material or radon.

(b) The products of the Company or any of its Subsidiaries sold or otherwise made available in the EU market comply in all material respects with the Restrictions on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (2002/95/EC) Directive, and the Waste Electrical and Electronic Equipment (2002/96/EC) Directive, to the extent such directives and/or any legislation enacted or implemented thereunder by applicable European Union member nations are applicable to such products.

5.12  Taxes.  The Company and each of its Subsidiaries (a) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects, (b) have paid or accrued for all Taxes that are required to be paid as shown in such Tax Returns or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or other Person, (c) except with respect to matters contested in good faith, and (d) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are not pending or, to the knowledge of the Company, threatened, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. The Company has made available to Parent correct and complete copies of the income Tax Returns filed by the Company and its Subsidiaries for each of their respective Taxable years ending in 2005, 2004 and 2003. Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes in excess of the amounts accrued with respect thereto that are reflected in the financial statements (as of the dates thereof) included in the Company SEC Reports filed on or prior to the date of this Agreement. None of the Company or any of its Subsidiaries has any liability for Taxes of any Person other than members of the tax consolidated group of which the Company is the common parent. None of the Company or any of its Subsidiaries was the distributing corporation or the controlled corporation in a distribution intended to qualify under Section 355(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in any transaction that is the same as, or substantially similar to, a transaction which is a “reportable transaction” for purposes of §1.6011-4(b) (including without limitation any transaction which the IRS has determined to be a “listed transaction” for purposes of §1.6011-4(b)(2)). None of the Company or any of its Subsidiaries has engaged in a transaction of which it made disclosure to any taxing authority to avoid penalties. None of the Company or any of its Subsidiaries has participated in a “tax amnesty” or similar program offered by any Tax authority to avoid the assessment of penalties or other additions to Tax.

The term (i) “Tax” (including, with correlative meaning, the terms ”Taxes”, and “Taxable”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

5.13  Employees; Independent Contractors.

(a) The Company has provided to Parent a list of all employees of the Company and its Subsidiaries immediately before the Effective Time (“Employees”) (anonymized if appropriate), along with the position, date of hire and the annual rate of compensation of each such person (including salary or, with respect to Employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation and estimated or target annual incentive compensation, promised or contemplated increases in compensation, promised or contemplated promotions, accrued but unused sick and vacation leave and service credited for purposes of vesting and eligibility to participate under any Company Benefit Plans or Company Non-U.S. Benefit Plans), and has identified any Employees who are on a Company-approved leave of absence and the type of such approved leave. Each such Employee has entered into a confidentiality and assignment of inventions agreement with the Company or a Subsidiary of the Company in the form set forth in Section 5.13(a) of the Company Disclosure Schedule.

(b) The Company has provided to Parent a list of all independent contractors (anonymized if appropriate) performing services or under contract to perform future services for the Company or any of its Subsidiaries immediately before the Effective Time along with the start date, type of services, estimated completion date, payment rate, and limits on termination, if any, of each such person. The Company and its Subsidiaries have properly classified all such independent contractors under applicable Law.

(c) To the knowledge of the Company, no employee identified on Section 5.13(c) of the Company Disclosure Schedule under the heading “Key Employee” has any plans to terminate employment with the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, works council or representative of any employee group, or otherwise required to bargain with any union, works council or representative of any employee group, nor has any of them experienced within the last twenty-four months any strikes or other industrial actions, grievances, claims of unfair labor practices, or other collective bargaining disputes or trade disputes. No organizational effort has been made or threatened by or on behalf of any labor union (which includes any application or request for recognition) within the last twenty-four months with respect to any employees of the Company or any of its Subsidiaries. There is no union, works council or representative of any employee group that must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement.

(e) Neither the Company nor any of its Subsidiaries has committed any unfair labor practice or violated any applicable Laws, including foreign Laws, their own policies, including handbooks, work rules, or internal regulations, within the last twenty-four months relating to employment or employment practices or termination of employment, including, without limitation, those relating to wages and hours, including overtime, rest and meal periods, discrimination in employment, occupational health and safety, fair employment practices, terms and conditions of employment, equal employment opportunity, benefits, workers’ compensation, and collective bargaining, including any applicable foreign national collective bargaining agreement. There is no pending or threatened charge or complaint against the Company or any of its Subsidiaries involving any employment matter, including any charge or complaint before the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable state, local, or foreign agency. All Employees have been properly classified as exempt or non-exempt in accordance with applicable Laws.

(f) The Company and its Subsidiaries are in compliance with the Fair Credit Reporting Act and state and applicable foreign counterparts.

(g) The Company has an Injury and Illness Prevention Program, for its California locations, as required by California Law, and has complied all requirements, including with respect to recordkeeping, under applicable Law.

(h) The Company has a policy and practice of distributing the California Department of Fair Employment and Housing pamphlet “Sexual Harassment is Forbidden by Law” (DFEH-185) or the equivalent to all California employees.

(i) Neither the Company, any director or officer of the Company, nor any immediate family members of any director or officer, owns directly or indirectly, individually or collectively, any interest in any Person (other than securities in publicly traded companies held for passive investment and comprising less than 1% of the outstanding stock of such company) which is in a business similar or competitive to the businesses of the Company or which has any existing undisclosed contractual relationship with the Company.

(j) The Company and its Subsidiaries have properly paid all wages and salaries and employment Taxes (including social security taxes and other payroll taxes and including any share owed by the employer and any share that the Company and its Subsidiaries were required to withhold from the compensation paid to Employees) and are not liable for any penalties or arrears, except for any arrears that would exist in the ordinary course of business and would be in compliance with applicable Law.

(k) All Employees are authorized and have appropriate documentation to work in the countries in which they are assigned and the Company and its Subsidiaries are in compliance with all applicable immigration laws.

(l) To the knowledge of the Company, no former or current employee, consultant, or contractor of the Company or any of its Subsidiaries is in violation of any agreement with the Company or any of its Subsidiaries relating to inventions, competition, solicitation or confidentiality.

(m) The Company and its Subsidiaries have not experienced a layoff or plant closing within the last twelve months that would give rise to liability under the Worker Adjustment and Retraining Notification Act or any similar state, local or foreign law or regulation.

(n) The Company and its Subsidiaries are in compliance with their affirmative action obligations, including but not limited to recordkeeping and monitoring requirements. The Company and its Subsidiaries are taking good faith compliance efforts to address any underutilization in the workplace.

5.14  Insurance.

(a) The Company and its Subsidiaries maintain insurance coverage reasonably adequate for the operation of the business of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). Since January 1, 2004, no insurer of the Company or any of its Subsidiaries has (i) cancelled or invalidated any insurance policy of the Company or any of its Subsidiaries or (ii) refused any coverage or rejected any material claim under any such insurance policy, and each such insurance policy is in full force and effect and all premiums due with respect to all such insurance policies have been paid.

(b) Section 5.14(b) of the Company Disclosure Schedule sets forth (i) the policy limits of the applicable directors’ and officers’ liability insurance of the Company and its subsidiary, Copper Mountain Networks, Inc., with respect to the litigation matters described in Section 5.8(a) of the Company Disclosure Schedule and (ii) the amounts of coverage remaining under the insurance policies described in the preceding clause (i).

5.15  Intellectual Property.

(a) Section 5.15(a) of the Company Disclosure Schedule sets forth, for the Owned Intellectual Property (as defined below), a correct and complete list of: (i) all issued Patents (as defined below) and Patent applications filed with the applicable Governmental Entity, except those that have been abandoned by the Company (including any abandonment due to a failure to timely submit any required filing, payment or response to such Governmental Entity) or otherwise lapsed; (ii) registered Trademarks (as defined below) and Trademarks for which registrations have been applied for, except for those that have been abandoned by the Company (including any abandonment due to a failure to timely submit any required filing, payment or response to such Governmental Entity) or otherwise lapsed; (iii) domain name registrations for domain names currently in use by the Company; and (iv) registered Copyrights (as defined below) and Copyrights for which registrations have been applied for that have been abandoned by the Company (including any abandonment due to a failure to timely submit any required filing, payment or response to such Governmental Entity) or otherwise lapsed; indicating for each of the foregoing (i)-(iv), the applicable jurisdiction, registration number (or application number) and date issued (or date filed). The Company and its Subsidiaries exclusively own, free and clear of all Liens, all right, title and interest in the Owned Intellectual Property, except for (A) rights licensed to Third Parties by the Company or by any Subsidiary, and (B) statutory liens for taxes due and payable.

(b) All Owned Intellectual Property listed in Section 5.15(a) of the Company Disclosure Schedule is, except as otherwise noted thereon: (i) currently in compliance in all material respects with all applicable application, registration, use and maintenance requirements of the applicable Governmental Entities; and (ii) not subject to any maintenance or other fees or actions falling due within ninety (90) days after the Closing Date. To the knowledge of the Company, no Company owned registered Trademark and no Company owned Trademark for which registration has been applied for is currently involved in any opposition or cancellation proceeding. The Company has not received any written notice that any such proceeding is being (or has been) instituted or threatened with respect to any such Trademarks. To the knowledge of the Company, there are no Third Party owned Trademarks potentially conflicting with any Company owned registered Trademark or Trademark for which the Company has applied for registration. To the knowledge of the Company, no issued Patent or Patent application within the Owned Intellectual Property is currently involved in any interference, reissue, re-examination, invalidation or opposition proceeding. The Company has not received any written notice that any such proceeding is being (or has been) instituted or threatened with respect to any such Patent. The Company has not received any written notice of any potentially interfering Patents of any Third Party (as provided under 35 U.S.C. 135). With respect to issued Patents within the Owned Intellectual Property, the Company does not have knowledge of any information that, if true, would reasonably be expected to constitute grounds on which such Patent could be found invalid or unenforceable.

(c) Section 5.15(c)-1 of the Company Disclosure Schedule sets forth a complete and accurate list of any and all Third Party Software Licenses (other than for Off-The Shelf Software (as defined below)), indicating for each Contract the title, the parties, date executed, whether or not it is exclusive, and the type or nature of the Software provided thereunder (e.g. products, tools, utilities, modules, libraries, etc.). Section 5.15(c)-2 of the Company Disclosure Schedule sets forth a complete and accurate list of all material Third Party Embedded Software (as defined below). Company has identified in Section 5.15(c)-1, Section 5.15(c)-2 of the Company Disclosure Schedule, for each Contract listed thereon, all royalties, honoraria or other fees (if any) that will become due or payable thereunder within five  (5) months after the date of this Agreement.

(d) Section 5.15(d) of the Company Disclosure Schedule sets forth a complete and accurate list of any and all Contracts in effect as of the date of this Agreement pursuant to which the Company or any of its Subsidiaries has been granted or otherwise receives any right to use, exercise or practice any right under any material Intellectual Property (as defined below) (excluding Third Party Software Licenses and excluding non-disclosure agreements relating to Intellectual Property of Third Parties disclosed to the Company or any of its Subsidiaries), indicating for each such Contract the title, the parties, date executed, whether or not it is exclusive and a general description of the Intellectual Property covered thereby (the “Third Party IP Licenses” and, together with the Third Party Software Licenses, the “Third Party Licenses”). Subject to the restrictions, if any, set forth in the applicable Third Party Licenses, the Company and its Subsidiaries have valid and enforceable rights to use all such Intellectual Property licensed to the Company as covered by the Third Party Licenses. Company has identified in Section 5.15(d) of the Company Disclosure Schedule, for each Contract listed thereon, all royalties, honoraria or other fees (if any) that will become due or payable thereunder within five (5) months after the date of this Agreement.

(e) No Third Party has challenged in writing to Company the Company’s ownership, use, validity or enforceability of any of the Owned Intellectual Property. Neither the Company nor any of its Subsidiaries have licensed or otherwise authorized any Third Party to make, have made, sell, copy, distribute, modify, reverse engineer, or prepare derivatives of any Owned Intellectual Property (other than Copyrights in Company Software, which is addressed in the last sentence of Section 5.15(h) below) except pursuant to a written agreement.

(f) To the knowledge of the Company, the conduct of the Company’s business as currently conducted does not infringe upon any Intellectual Property rights of any Third Party. Neither the Company nor any of its Subsidiaries has received written notice from any Third Party containing any allegation that the conduct of the Company’s business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any Third Party. No Third Party has notified the Company or any of the Company’s Subsidiaries in writing that (i) any of such Third Party’s Intellectual Property rights are infringed by the Company or any of its Subsidiaries, or (ii) the Company or any of its Subsidiaries requires a license to any of such Third Party’s Intellectual Property rights. Further, neither the Company nor any of its Subsidiaries has received any unsolicited written offer to license (or any other notice of) any of such Third Party’s Intellectual Property rights.

(g) To the knowledge of the Company, no Third Party is misappropriating, infringing, or violating any Owned Intellectual Property. No such claims have been brought or threatened in writing during the six (6) year period prior to the date hereof against any Third Party by or on behalf of the Company or any of its Subsidiaries.

(h) Section 5.15(h) of the Company Disclosure Schedule contains a complete and accurate list of all Company Software that is distributed by the Company as a stand alone software product, other than updates, upgrades and bug fixes distributed by the Company. Each of the Company Software was either (i) created solely by (A) employees of the Company or its Subsidiaries within the scope of their employment who have executed a confidentiality and assignment of inventions agreement in a form substantially similar to the agreement set forth in Section 5.13 of the Company Disclosure Schedule (“Employee Assignment Agreements”), and/or (B) independent contractors who have assigned their rights to the Company or its Subsidiaries pursuant to written agreements (“Contractor Assignment Agreements”), or (ii) acquired pursuant to a written assignment from the original author(s) or subsequent assignees (which may include, without limitation, an acquisition of such Intellectual Property in the course of an acquisition or merger). Neither the Company, nor any of its Subsidiaries have licensed or otherwise authorized any Third Party to copy, distribute, modify, decompile, or prepare derivatives of any Company Software except pursuant to a written license agreement.

(i) All material registered Trademarks of the Company and its Subsidiaries within the Owned Intellectual Property that are currently in use by the Company or its Subsidiaries have been in continuous use by the Company or a Subsidiary of the Company (to the extent continuous use is required under applicable law to maintain the validity and enforceability of such Trademarks). To the knowledge of the Company, there has been no prior use of any such Trademarks or other action taken by any Third Party that would confer upon such Third Party superior rights in such Trademarks.

(j) The Copyrights within the Owned Intellectual Property that are currently in use by the Company or its Subsidiaries have been (i) created solely by (A) employees of the Company or its Subsidiaries within the scope of their employment who have executed an Employee Assignment Agreement, and/or (B) independent contractors who have assigned their rights to the Company or its Subsidiaries pursuant to a Contractor Assignment Agreement, or (ii) acquired pursuant to a written assignment from the original author(s) or subsequent assignees (which may include, without limitation, an acquisition of such Intellectual Property in the course of an acquisition or merger). To the knowledge of the Company, the works covered by such Copyrights were not copies of, nor derived from, any work for which the Company or any of its Subsidiaries does not own the Copyrights, and to the knowledge of the Company, no other Person has any claim to authorship or ownership of any part thereof.

(k) The Patents within the Owned Intellectual Property claim inventions (i) created solely by (A) employees of the Company or its Subsidiaries within the scope of their employment who have executed an Employee Assignment Agreement, and/or (B) independent contractors who have assigned their rights to the Company or its Subsidiaries pursuant to a Contractor Assignment Agreement; or (ii) acquired from the original inventor(s) or subsequent assignees pursuant to a written agreement (which may include, without limitation, an acquisition of such Intellectual Property in the course of an acquisition or merger). The inventors named in the issued Patents and Patent applications are the sole inventors of the inventions claimed therein. The Company has not received any written notice from a Third Party that claims inventorship or ownership of any part thereof. There are no Contracts with independent contractors or other Third Parties (other than Company employees in their capacity as such) that have been engaged with the Company within the two (2) year period preceding the Closing Date and that have contributed to the development of Owned Intellectual Property or Company Software. Section 5.15(k) of the Company Disclosure Schedule further sets forth a complete and accurate list of all Contracts with Third Parties (other than Company employees in their capacity as such), other than Contractor Assignment Agreements, pursuant to which the Company has acquired (e.g., through asset purchase or merger) the rights to any Owned Intellectual Property or Company Software within the five (5) year period preceding the Closing Date.

(l) The Company and, to the knowledge of the Company, its Subsidiaries have taken all reasonable steps (in each case, in light of the sensitivity and importance of the subject matter) to protect their respective rights in confidential information and trade secrets used in connection with the conduct of the Company’s business. Without limiting the foregoing, the Company and its Subsidiaries have used reasonable efforts to enforce a policy of requiring each employee, consultant, contractor and potential business partner with access to material confidential information or material trade secrets to execute proprietary information and confidentiality agreements substantially consistent with the Company’s standard forms (complete and current copies of which have been delivered or made available). Except under written confidentiality agreements, to the knowledge of the Company, there has been no material disclosure of any confidential information or trade secrets used in connection with the conduct of the Company’s business.

(m) The Company and its Subsidiaries have valid registrations for each of the domain names set forth in Section 5.15(a) of the Company Disclosure Schedule. The registration of each such domain name is in full force and effect. The Company has paid all fees required to maintain each such registration. To the knowledge of the Company, none of the Company’s registrations or uses of the domain names has been placed “on hold” by any Governmental Entity or other domain name registrar. Neither the Company nor any of its Subsidiaries has received written notice of any claim asserted against the Company or any of its Subsidiaries adverse to its rights to such domain names.

(n) None of the Company Software is, in whole or in part, subject to the provision of any written open source agreement or other type of license agreement or distribution model agreement that (i) requires the distribution or making available of the source code for the Company Software, (ii) prohibits or limits the Company or any of its Subsidiaries from charging a fee or receiving consideration in connection with sublicensing or distributing any Company Software, (iii) except as specifically permitted by Law, grants any right to any Third Party (other than the Company and its Subsidiaries) or otherwise allows any such Third Party to decompile, disassemble or otherwise reverse-engineer any Company Software, or (iv) requires the licensing of any Company Software for the purpose of making derivative works (any such open source or other type of license agreement or distribution model described in clause (i), (ii), (iii) or (iv) above, a “Limited License”). By way of clarification, but not limitation, the term “Limited License” includes (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), and (F) the Sun Industry Standards License (SISL). None of the Company Software incorporates, or is distributed with, any Software that is subject to a Limited License, nor does any Company Software constitute a derivative work of, dynamically link with or otherwise interact with any such Software.

(o) No government funding, facilities of a university, college, other educational institution or research center, was used in the creation or development of the Owned Intellectual Property or Company Software. To the knowledge of the Company, no current or former employee, consultant or independent contractor, in each case who was involved in, or who contributed to, the creation or development of any Owned Intellectual Property or Company Software, has performed services for any Governmental Entity, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services used in the creation or development of the Owned Intellectual Property or Company Software. Neither the Company nor any of its Subsidiaries are party to any contract, license or agreement with any Governmental Entity that grants to such Governmental Entity any right or license with respect to the Owned Intellectual Property or Company Software, other than as granted in the ordinary course of business pursuant to a non-exclusive license to any Company Software.

(p) The Company Software functions and operates in all material respects in accordance with its documentation and specifications. The Company Software has been documented in accordance with industry standard practices. The Company has actual and sole possession of the complete source code of the Company Software. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to result in the disclosure or delivery to any Third Party of any source code for the Company Software. The Company Software (as used or distributed by Company or its Subsidiaries) does not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry), or other software routines or hardware components intentionally designed to permit unauthorized access, to disrupt, disable or erase software, hardware, or data, or to perform any other similar type of unauthorized activities.

(q) For the purposes of this Agreement:

(i) The term “Company Software” means Software that it is owned by the Company or any of its Subsidiaries and as of the date of this Agreement is being sold, licensed, leased or otherwise distributed by the Company or any of its Subsidiaries or that, as of the date of this Agreement, is subject of any maintenance or support obligation or any warranty.

(ii) The term “Copyrights” means (A) any rights in original works of authorship fixed in any tangible medium of expression as set forth in the United States Copyright Act, 17 U.S.C. §101 et. seq. and any rights in mask works, registered and unregistered, as defined in 17 U.S.C. §901, (B) all registrations and applications to register the foregoing anywhere in the world, (C) all foreign counterparts and analogous rights anywhere in the world, and (D) all rights in and to any of the foregoing;

(iii) The term “Intellectual Property” means any and all (A) Copyrights, Trademarks, and Patents and all rights to obtain and rights to apply for Patents, and to register Trademarks and Copyrights, (B) ideas, innovations, inventions (whether or not patentable, reduced to practice, or the subject of an application for Patent), know-how and show-how, trade secrets, and confidential technical and non-technical information, (C) moral rights, author’s rights, and rights of publicity, (D) all other industrial, proprietary and intellectual property related rights anywhere in the world, and all renewals and extensions of any of the foregoing, regardless of whether or not such rights have been registered with the appropriate authorities in such jurisdictions in accordance with the relevant legislation, (E) all rights under the Third Party Licenses and any licenses, registered user agreements, technology or materials, transfer agreements, and other agreements or instruments, and (F) all rights in and to any of the foregoing, including the right to sue, recover, and retain damages, costs, and attorneys’ fees for past and present infringement or misappropriation of any of the foregoing;

(iv) The term “Owned Intellectual Property” means Intellectual Property owned by the Company and its Subsidiaries;

(v) The term “Patents” means (A) all classes and types of patents (including national and multinational statutory invention registrations, utility models, petty patents, design patents and industrial designs) and the inventions covered thereby and any enhancements or improvements thereto (including the exclusive right to use, make, have made, sell, offer to sell and import the inventions), (B) provisional patent applications, patent applications, continuations, continuations-in-part, divisionals or substitutes of the original applications upon which the any of foregoing patent rights are based, (C) any reexaminations, reissues, renewals or extensions of any of the foregoing, (D) foreign counterparts (including national and multinational) of any of the foregoing, and (E) all rights in and to any of the foregoing;

(vi) The term “Off-The-Shelf Software” means Software that is (A) generally commercially available and licensed on a non-exclusive basis on standard terms and conditions, (B) licensed for an annual cost of less than Ten Thousand Dollars ($10,000.00) per copy, and (C) not incorporated in or distributed with any product of the Company (or any of its Subsidiaries).

(vii) The term “Software” means all computer programs and systems, whether embodied in software, firmware or otherwise, including, software compilations, software implementations of algorithms, software tool sets, compilers, and software models and methodologies (regardless of the stage of development or completion), all related documentation, and all other material related to such software and including any and all (A) forms in which any of the foregoing is embodied (whether in source code, object code, executable code or human readable form), and (B) translation, ported versions and modifications of any of the foregoing;

(viii) The term “Third Party Embedded Software” means Software of any Third Party that is licensed to the Company or any of its Subsidiaries under a Third Party Software License, which Software is contained or embedded in any Company products or otherwise distributed in connection with such products, and expressly excluding Software that is embedded by any Third Party in chips, modules or other hardware product components purchased by the Company or any of its Subsidiaries from such Third Parties and not the subject of any Third Party Software License;

(ix) The term “Third Party Software Licenses” means Contracts in effect as of the date of this Agreement pursuant to which the Company or any of its Subsidiaries has been granted or otherwise receives any right to use, reproduce or distribute the Software of any Third Party; and

(x) The term “Trademarks” means (A) all classes and types of trademarks, service marks, logos, trade dress and trade names, and other indicia of commercial source or origin, (B) registrations and pending applications to register any of the foregoing including any intent to use applications, supplemental registrations and any renewals or extensions, (C) foreign counterparts of any of the foregoing anywhere in the world, and (D) all rights in and to any of the foregoing.

5.16  Owned and Leased Properties.

(a) The Company and its Subsidiaries do not currently own any real property in fee simple.

(b) Section 5.16(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased or subleased by the Company or any of its Subsidiaries with space in excess of 5,000 square feet (the “Leased Real Property”), together with a true and complete list of all leases (including the parties thereto, date and address of the real property covered the leases), lease guaranties, subleases, licenses, and or any other agreements for the leasing, use or occupancy of the Leased Real Property with space in excess of 5,000 square feet, entered into by the Company or any of its Subsidiaries, including all amendments, terminations and modifications (each, a “Company Lease”). The Company is currently occupying all of its Leased Real Property and none of such Leased Real Property is currently vacant. The Company has made available to Parent complete and accurate copies of all Company Leases.

(c) With respect to each Company Lease: (i) the tenant under the Company Lease, if the Company or one of its Subsidiaries (“Tenant”), has not received or given any notice of any material default or event that, with notice or lapse of time or both, would constitute a default by the Tenant under the Company Lease for which such Company Lease could be terminated and, to the knowledge of the Company, no other party is in material default and no party to the Company Lease has exercised any termination rights with respect thereto as a result of an event of default; (ii) neither the Tenant nor, to the knowledge of the Company, any other party has repudiated material provision of any Company Lease; (iii) neither Tenant nor, to the knowledge of the Company, any other party to the Company Lease, is engaged in any material dispute, oral agreement or forbearance program with respect to the Company Lease which could have a material adverse effect on the rights or obligations of the Tenant under the Company Lease; (iv) the Tenant has not subleased, assigned, transferred, conveyed, mortgaged, granted a deed of trust or encumbered its leasehold interest in the Leased Real Property subject to the Company Lease; (v) the monthly rent and all other charges due and payable by the Tenant under such Company Lease have been paid through the respective dates such amounts are due thereunder; (vi) all facilities leased under the Company Leases are connected to utilities necessary for the operation of said facilities as used by the Tenant; (vii) there are no parties (other than the Company and its Subsidiaries) in possession of such Leased Real Property; (viii) the Tenant has not received written notice of, nor does the Company have knowledge of, any pending or threatened, condemnation proceedings, lawsuits or administrative actions relating to Leased Real Property subject to the Company Lease; (ix) neither the Company nor any of its Subsidiaries owes any brokerage commissions with respect to any Leased Real Property; and (x) all real estate taxes and assessments owed by the Tenant which are due and payable under the terms of the Company Leases with respect to the Leased Real Property have been paid in accordance with the terms of the Company Leases.

(d) The Company has not received any notice of any special tax assessment affecting any Leased Real Property which the Company or any of its Subsidiaries is responsible for paying under the terms of a Company Lease and, to the knowledge of the Company, no such assessments are pending or threatened.

(e) The Company and each of its Subsidiaries, as applicable, has good and marketable title to, or valid leasehold interests in, all of its material tangible personal properties, except for (i) such tangible assets and properties which are consumed or disposed of in the ordinary course of business, (ii) Permitted Liens and (iii) any other defects in title, easements, restrictive covenants and other encumbrances of any nature that have not had, and could not reasonably be expected to have, a Company Material Adverse Effect. All such material tangible personal properties are free and clear of all Liens, except for (A) Liens for Taxes which are not yet due and payable or delinquent or that are being contested in good faith by appropriate proceedings, (B) Liens for assessments and other governmental charges or Liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (C) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (D) Liens that do not materially interfere with the conduct of the Company’s business and do not materially adversely affect the present use or value of the Company’s assets, (E) such other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases and other occupancy agreements, reciprocal easement agreements, restrictions and other encumbrances on title that do not materially interfere with the conduct of the Company’s business and do not materially adversely affect the present use by the Company and its Subsidiaries, (F) Liens relating to any debt or liabilities, including any contingent liabilities, that are reflected on the most recent consolidated balance sheet of the Company and its Subsidiaries, (G) such other exceptions to or imperfections in title, charges, easements, covenants, conditions, restrictions and encumbrances which do not materially interfere with the present use of any property subject thereto or affected thereby and (H) Liens consented to in writing pursuant to Section 7.1 by Parent (such Liens set forth in clauses (A) through (H) constituting, “Permitted Liens”).

5.17  Government Contracts.  With respect to each Contract, if any, between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, on the other hand, and each outstanding bid, quotation or proposal by the Company or any of its Subsidiaries (each, a “Bid”) that if accepted or awarded could lead to a Contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, on the other hand (each such Contract or Bid, a “Company Government Contract”), and each Contract, if any, between the Company or any of its Subsidiaries, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such person and any Governmental Entity, and each outstanding Bid that if accepted or awarded could lead to a Contract between the Company or any of its Subsidiaries, on the one hand, and a prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such person and any Governmental Entity (each such Contract or Bid, a “Company Government Subcontract”):

(a) There are no Company Government Contracts or Company Government Subcontracts (other than Bids).

(b) There is no material action, suit, claim or proceeding pending or, to the knowledge of the Company, threatened, in connection with any Company Government Contract or Company Government Subcontract, against the Company or any of its Subsidiaries alleging fraud or under the United States False Claims Act, the United States Procurement Integrity Act or the United States Truth in Negotiations Act. Neither the Company, any Company Subsidiary nor any cost incurred by the Company or any of its Subsidiaries pertaining to a Company Government Contract or Company Government Subcontract is the subject of any audit or, to the knowledge of the Company, investigation or has been disallowed by any Governmental Entity, except any investigation, audit or disallowance (i) that, individually or in the aggregate, is not reasonably likely to result in a material liability to the Company and its Subsidiaries, taken as a whole, or (ii) which commenced more than three (3) years before the date of this Agreement and is closed.

(c) To the knowledge of the Company, the Company and its Subsidiaries have complied in all material respects with all requirements of the Company Government Contracts or Company Government Subcontracts and any material Law relating to the safeguarding of, and access to, classified information. The Company is not aware of any facts that are reasonably likely to give rise to the revocation of any security clearance of the Company, any of its Subsidiaries or any employee of the Company or any of its Subsidiaries.

5.18  Import and Export Control Laws.  The Company and each of its Subsidiaries has at all times as to which the applicable statute of limitations has not yet expired, conducted its import and export transactions materially in accordance with (I) all applicable U.S. import, export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (II) all other applicable import/export controls in other countries in which the Company conducts material business. Without limiting the foregoing:

(a) The Company and each of its Subsidiaries has obtained, and is in material compliance with, all material export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b) There are no pending or, to the knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such Export Approvals;

(c) To the knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ import or export transactions that may give rise to any future claims;

(d) No Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost;

(e) None of the Company, its Subsidiaries or any of their respective Affiliates is a party to any Contract or bid with, or has conducted business with (directly or, to the knowledge of the Company, indirectly), a Person located in, or otherwise has any operations in, or sales to, Cuba, Myanmar (Burma), Iran, Iraq, North Korea, Libya, Rwanda, Syria or Sudan;

(f) Since January 1, 2004, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Entity claimed or alleged that the Company or any of its Subsidiaries was not in compliance in a material respect with any applicable Laws relating to the export of goods and services to any foreign jurisdiction against which the United States or the United Nations maintains sanctions or export controls, including applicable regulations of the United States Department of Commerce and the United States Department of State; and

(g) None of the Company, its Subsidiaries or any of their respective Affiliates has made any voluntary disclosures to, or has been subject to any fines, penalties or sanctions from, any Governmental Entity regarding any past import or export control violations.

5.19  Foreign Corrupt Practices Act.  Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United States (collectively, the “FCPA”), or, to the knowledge of the Company, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly, except for any of the foregoing which is no longer subject to potential claims of violation as a result of the expiration of the applicable statute of limitations. The Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA and made available to Parent written descriptions of such controls and procedures.

5.20  Consent Decrees.  There are no material consent decrees to which the Company or any of its Subsidiaries is subject and there are no material voluntary agreements with any Governmental Entity that impose any continuing duties on the Company, including any additional reporting or monitoring requirements

5.21  Product Liability and Recalls.

(a) Neither the Company nor any of its Subsidiaries has any material liability (and, to the knowledge of the Company, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of them giving rise to any material liability) arising out of any injury to individuals or property as a result of the license or use of any product of the Company or any of its Subsidiaries.

(b) There are no pending internal investigations, material external investigations for which the Company has received notice, other external investigations for which the Company has received written notice, or voluntary or involuntary recalls, of any product of the Company or any of its Subsidiaries nor, to the knowledge of the Company, has it received any notifications from any Third Party or Governmental Entity that might give rise to any potential investigation, or the recall, of any product of the Company or any of its Subsidiaries. Each product that is sold or licensed by the Company or any of its Subsidiaries is designed and manufactured, and functions or operates, in all material respects in accordance with such product’s design or specifications, and in accordance with applicable product safety or regulatory requirements.

5.22  Takeover Statutes.  The Company Board has taken all appropriate actions so that the restrictions contained in Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203) will not apply to Parent during the pendency of this Agreement, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. No other “fair price”, “moratorium”, “control share acquisition”, “interested shareholder”, “business combination” or other similar anti-takeover statute or regulation of any jurisdiction (each, including the business combination provisions of Section 203 of Delaware Law, a “Takeover Statute”) is applicable to the Merger or any of the other transactions contemplated hereby.

5.23  Change of Control.  The Merger and the other transactions contemplated hereby will not constitute a “change of control” under, require the consent from or the giving of notice to any Person pursuant to, permit any Person to terminate or accelerate vesting or repurchase rights or create any other detriment under the terms, conditions or provisions of, any Company Material Contract or Company Lease to which the Company or any Subsidiary of the Company is a party or by which any of them or any of their properties or assets may be bound.

5.24  Vote Required.  The approval of this Agreement by the Company Board constitutes approval of this Agreement and the Merger for purposes of Section 203 of Delaware Law and represents the only action necessary to ensure that Section 203 of Delaware Law does not and will not apply to the execution and delivery of this Agreement or the consummation of the Merger. The only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement or consummate the other transactions contemplated hereby is the Shareholder Approval.

5.25  Brokers and Finders.  Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Raymond James & Associates Inc. as its financial advisor. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which Raymond James & Associates Inc. is entitled to any fees or expenses in connection with any of the transactions contemplated by this Agreement.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article VI are true and correct.

6.1  Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, when taken together with all other such failures, has not had, and is not reasonably likely to have, a Parent Material Adverse Effect. The term “Parent Material Adverse Effect” means any change or effect that materially and adversely affects the ability of Parent or Merger Sub to consummate, or materially delays the consummation of, the Merger and the other transactions contemplated by this Agreement.

6.2  Authority; No Conflict; Required Filings and Consents.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Parent and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as the enforcement may be limited by bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting enforcement of creditors’ rights generally now or hereafter in effect and except as enforcement is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law).

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on Parent’s or Merger Sub’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 6.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to Parent or Merger Sub or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 6.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

(c) Other than (i) the filings, approvals and/or notices pursuant to Section 1.2, (ii) filings, approvals and/or notices under applicable Antitrust Laws, the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, (iii) filings, approvals and/or notices required to be made with or obtained from the New York Stock Exchange and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable U.S. state securities Laws, no notices, reports or other filings are required to be made by Parent with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent from, any

Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

(d) No vote of the holders of any class or series of Parent’s capital stock or other securities is necessary for the consummation by Parent of the transactions contemplated by this Agreement.

6.3  Information Provided.  The information concerning Parent and Merger Sub that is supplied by or on behalf of Parent expressly for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Meeting will not, on the date it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading.

6.4  Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

6.5  Financing.  Parent has available all funds necessary to perform all of its obligations under this Agreement, including payment of the Merger Consideration.

ARTICLE VII
COVENANTS

7.1  Interim Operations.  The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Parent shall otherwise consent in writing, which consent will not unreasonably be withheld or delayed, and except as otherwise expressly set forth in or contemplated by this Agreement):

(a) the business of it and its Subsidiaries will be conducted in the ordinary and usual course (provided that the Company may continue its ongoing efforts to restructure its existing Subsidiaries as described in Section 7.1(a) of the Company Disclosure Schedule) and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, strategic partners, creditors, lessors, employees and business associates;

(b) it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries, (ii) amend its certificate of incorporation or by-laws (or its equivalent governing instruments), (iii) split, combine or reclassify its outstanding shares of capital stock, (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly-owned Subsidiaries, or (v) purchase, redeem or otherwise acquire, except for the acquisition of shares of Company Common Stock from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required or permitted under the terms of such Company Stock Options, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

(c) neither it nor any of its Subsidiaries shall (i) authorize, issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind (including, without limitation, any “rights or poison pill” agreement) to acquire, any shares of its capital stock of any class, or any Voting Debt or any other property or assets (other than shares of Company Common Stock and associated rights issuable pursuant to options and other stock-based awards outstanding on the date of this Agreement under the Company Stock Plans), or (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, abandon, cancel, surrender or allow to lapse or expire or encumber any material property or material assets (including, without limitation, capital stock of any of its

Subsidiaries and the Intellectual Property described in Section 5.15(a) of the Company Disclosure Schedule) or business;

(d) neither it nor any of its Subsidiaries shall restructure, recapitalize, reorganize or completely or partially liquidate or adopt a plan of complete or partial liquidation or otherwise enter into any agreement or arrangement imposing material changes or restrictions on the operation of its assets or businesses or adopt resolutions providing for or authorizing any of the foregoing;

(e) neither it nor any of its Subsidiaries shall acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division, or (ii) any assets that are material, individually or in the aggregate, to the Company and any of its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the ordinary course of business (or as permitted by Section 7.1(g), whether or not material);

(f) other than borrowings undertaken in the ordinary course pursuant to that certain Loan and Security Agreement dated September 23, 2004 between the Company and Silicon Valley Bank, as amended (as in effect on the date hereof), neither it nor any of its Subsidiaries shall (i) incur any Indebtedness or guarantee any such Indebtedness of another Person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the ordinary course of business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, or (iv) other than in the ordinary course of business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(g) neither it nor any of its Subsidiaries shall make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $75,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as set forth in the Company’s budget for capital expenditures previously made available to Parent;

(h) neither it nor any of its Subsidiaries shall make any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(i) neither it nor any of its Subsidiaries shall, except in the ordinary course of business consistent with past practice, enter into, renew, modify, amend, terminate, waive, delay the exercise of, release or assign any material rights or claims under, any Company Material Contract or Company Lease; provided, that, nothing herein permits the Company or any of its Subsidiaries to (i) enter into any Contract of the type specified in Sections 5.5(a)(iii)(B), 5.5(a)(vii) or 5.5(a)(viii) to the extent such Contract would survive after the Effective Time or modify or amend in a manner adverse to the Company or any of its Subsidiaries any existing Contract of the type specified in Sections 5.5(a)(iii)(b), 5.5(a)(vii) or 5.5(a)(viii), or (ii) except to the extent permitted by Section 7.2(a), enter into, renew, modify, amend, terminate, waive, delay the exercise of, or release or assign any material rights or claims under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is bound by or subject;

(j) neither it nor any of its Subsidiaries shall, except as required to comply with applicable Law, any express provision of this Agreement, or agreements, plans or arrangements existing on the date of this Agreement, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance, change in control, retirement, retention, welfare, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for bonuses paid to an officer or employee for calendar year 2006 in the ordinary course of business that do not exceed bonus amounts paid to such individual for calendar year 2005), (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (iv) pay any benefit not provided for as of the date of this Agreement under any Company Benefit Plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, except for grants of options to purchase Company Common Stock to new hires in the ordinary course of business, which options (A) have an exercise price equal to the fair market value of the Company Common Stock on the date of grant (determined in a manner consistent with the Company’s existing practice for establishing fair market value for option grants) and (B) are otherwise upon the Company’s customary terms, or (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan;

(k) neither it nor any of its Subsidiaries shall initiate, settle or compromise any litigation, claim, grievance, charge or proceeding involving any Intellectual Property or any matters reported as “Legal Proceedings” in any Company SEC Reports, or any other material litigation, claim, grievance, charge or proceeding (other than in connection with the enforcement of the Company’s rights under this Agreement);

(l) neither it nor any of its Subsidiaries shall make or rescind any Tax election, amend any material Tax Return or permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated in each case except in a manner consistent with past practice or as required by applicable Law;

(m) neither it nor any of its Subsidiaries shall take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VIII not being satisfied; and

(n) neither it nor any of its Subsidiaries shall authorize any of, or commit, resolve or agree, in writing or otherwise, to take, any of the foregoing actions;

provided, however, that nothing contained in this Agreement will give to Parent, directly or indirectly, rights to control or direct the operations of the Company prior to Closing. Prior to Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

7.2  No Solicitation.

(a) The Company shall not, nor shall it permit or authorize any of its Subsidiaries or any officer, director, employee, accountant, counsel, financial advisor, agent or other representative of the Company or any of its Subsidiaries (collectively, the “Company Representatives”) to, on its or its Subsidiaries’ behalf, directly or indirectly, (i) solicit, initiate, facilitate, respond to or encourage, including by way of furnishing non-public information, any inquiries regarding or relating to, or the submission of, any Takeover Proposal (as defined below), (ii) participate in any discussions or negotiations, furnish to any Person any information or data relating to the Company or its Subsidiaries, provide access to any of the properties, books, records or employees of the Company or its Subsidiaries or take any other action, in each such case regarding or to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement or commitment with respect to any Takeover Proposal (an “Alternative Acquisition Agreement”) or agree to, approve, endorse or resolve to recommend or approve any Takeover Proposal, except in each case as otherwise specifically provided in Section 7.2(b), (iv) grant any waiver or release under any standstill or similar agreement, (v) take any action to exempt any Person from the restrictions on “business combinations” contained in Section 203 of Delaware Law or otherwise cause such restrictions not to apply, or (vi) authorize or direct any Company Representative to take any such action; provided, however, that nothing contained in this Section 7.2(a) or any other provision of this Agreement prohibits the Company or the Company Board from (A) taking and disclosing to the Company’s stockholders a position required by Rules 14d-9 and 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (B) making such disclosure to the Company’s stockholders as, in the good faith judgment of the Company Board, after consultation with its outside counsel, is required under applicable Law in order to comply with its fiduciary duties, or (C) notifying any Person solely of the existence of, and restrictions under, the provisions of this Section 7.2, provided that the Company may not, except as permitted by Section 7.2(b), withdraw or modify, or propose to the public or any Third Party (other than the Company’s agents and representatives) to withdraw or modify, its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Merger, or approve or recommend, or propose to approve or recommend any Takeover Proposal, or enter into any Alternative Acquisition Agreement. Upon execution of this Agreement, the Company shall, and it shall cause the Company Representatives and its Subsidiaries to, immediately terminate any existing activities, discussions, solicitations or negotiations with any Person conducted previously with respect to any Takeover Proposal. Notwithstanding any of the foregoing restrictions set forth in this Section 7.2(a), nothing in this Agreement prevents the Company or the Company Board from furnishing (or causing to be furnished), prior to, but not after, the time the vote is taken with respect to this Agreement and the Merger at the Company Meeting, information concerning its business, properties or assets, which information is not of greater scope, area or detail than was provided to Parent, to any Person or group pursuant to a confidentiality agreement with terms and conditions substantially similar to those of the Confidentiality Agreement, and may negotiate and participate in discussions and negotiations with such Person or group who has made a bona fide, written Takeover Proposal, but only if: (x) such Takeover Proposal was made after the date of this Agreement (it being understood that such a Takeover Proposal made after the date of this Agreement by a Person who has made a Takeover Proposal prior to the date of this Agreement will be considered a new Takeover Proposal made after the date of this Agreement) and none of the Company, its Subsidiaries and their representatives has violated any of the restrictions set forth in this Section 7.2 (other than immaterial violations that have not (1) directly or indirectly resulted in the making of such Takeover Proposal or (2) otherwise had an adverse impact on Parent’s rights under this Section 7.2) with respect to such Person making the Takeover Proposal; (y) such Person or group has submitted a Takeover Proposal that the Company Board has determined (after consultation with outside legal counsel) either (i) constitutes a Superior Proposal (as defined below) or (ii) is more favorable to the Company’s stockholders from a financial point of view than the Merger and is reasonably likely to lead to a Superior Proposal; and (z) the Company Board determines in good faith, after consultation with its outside counsel, that such action is required to discharge the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law. The Company shall not release or permit the release of any Person from, or waive or permit the waiver of any provision of, any confidentiality, standstill or similar agreement to which the Company is a party or under which the Company has any rights. The Company shall promptly (and in any event within 1 Business Day) notify Parent telephonically and in writing of the existence of any proposal, discussion, negotiation or inquiry received by the Company that is or could reasonably be expected to constitute a Takeover Proposal, and the Company shall promptly communicate in writing to Parent the terms and conditions of any such proposal, discussion, negotiation or inquiry which it may receive, and provide a copy of any written proposal and the identity of the Person making the same. The Company shall inform Parent within 24 hours after any change to the material terms of any such Takeover Proposal. Within 24 hours after any determination by the Company Board that a Takeover Proposal constitutes a Superior Proposal, the Company shall deliver to Parent and Merger Sub a written notice advising them of such determination, specifying the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal, and providing Parent and Merger Sub with a copy of the Superior Proposal. The Company shall promptly provide to Parent any non-public information concerning the Company provided to any other Person or group which was not previously provided to Parent.

(b) Neither the Company Board nor any committee thereof shall withdraw or propose to the public or to any Third Party (other than the Company’s agent and representatives) to withdraw or modify in a manner adverse to Parent or Merger Sub the Company Board Recommendation, unless the Company Board shall have determined in good faith, after consultation with its outside counsel, that such action is required to discharge the Company Board’s fiduciary duties to the Company’s stockholders under applicable law.

(c) Neither the Company Board nor any committee thereof shall (i) approve or recommend, or propose to the public or any Third Party (other than the Company’s agents and representatives) to approve or recommend, any Takeover Proposal or (ii) approve or recommend, or propose to approve or recommend, any Takeover

Proposal or (iii) enter into any Alternative Acquisition Agreement (other than a confidentiality agreement expressly permitted by and in accordance with Section 7.2(a)). Notwithstanding the foregoing, prior to, but not after, the time the vote is taken with respect to the adoption of this Agreement at the Company Meeting, the Company Board may make a change in the Company Board Recommendation in a manner adverse to Parent or Merger Sub (including, for such purpose, a withdrawal of such Company Board Recommendation) (a “Change in Company Recommendation”) and/or approve or recommend a Superior Proposal, and, in connection with such Superior Proposal, make any approvals, consents or actions to exempt such Takeover Proposal from any Takeover Statute, and the Company may enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in connection with the termination of this Agreement, in each case if (A) the Company has received a Superior Proposal which is pending at the time the Company determines to take such action, (B) the Company Board has determined in good faith, after consultation with its outside counsel, that such action is required to discharge the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law and (C) at least three Business Days have passed following Parent’s receipt of an Adverse Recommendation Notice (as defined below), and Parent does not make an offer within such three Business Day period that is at least as favorable to the Company’s stockholders as the Superior Proposal, as concluded by the Company Board in its good faith judgment, after consultation with its financial advisors and receiving advice from its outside counsel (it being agreed that the Company Board shall convene a meeting to consider any such offer by Parent promptly following receipt of such offer and that the Company Board shall not withhold, withdraw or modify its recommendation to the Company’s stockholders in favor of this Agreement and the Merger until the earlier of the receipt of Parent’s revised offer or three Business Days after receipt by Parent of the Adverse Recommendation Notice).

(d) For purposes of this Agreement:

(i) The term “Adverse Recommendation Notice” means a written notice from the Company advising Parent that the Company Board has received such a Superior Proposal which it intends to accept or recommend or advising Parent that it intends to make a Change in Company Recommendation, specifying the material terms and conditions of such Superior Proposal and the other information required by Section 7.2(a) (it being understood and agreed that any material amendment to the financial terms or other material terms of such Superior Proposal shall require a new Adverse Recommendation Notice and a new three (3) Business Day period).

(ii) The term “Competing Transaction” means any transaction, other than the transactions contemplated by this Agreement, to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of (A) assets that constitute fifteen percent (15%) or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries or (B) fifteen percent (15%) or more (in number or voting power) of any class of equity securities or other capital stock of the Company or any of its Subsidiaries (if the securities or ownership interests acquired in such Subsidiaries represent an amount equal to or greater than fifteen percent (15%) or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole), in any such case pursuant to any transaction or series of transactions, including without limitation (I) a merger, consolidation, share exchange, or other business combination (including without limitation any so-called merger-of-equals and whether or not the Company is the entity surviving any such transaction) involving the Company or any of its Subsidiaries, (II) sale, issuance, exchange, transfer or other disposition of shares of capital stock of the Company or any of its Subsidiaries, (III) sale, lease, license, exchange, transfer or other disposition of assets of the Company or any of its Subsidiaries or (IV) tender offer, exchange offer or similar transaction with respect to either the Company or any of its Subsidiaries, including any single or multi-step transaction or series of related transactions, which is structured to permit such Third Party or another Third Party to acquire beneficial ownership of assets that constitute fifteen percent (15%) or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, or fifteen percent (15%) or more of the equity interest in either the Company or any of its Subsidiaries (if the securities or ownership interests acquired in such Subsidiaries represent an amount equal to or greater than fifteen percent (15%) or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole); and

(iii) The term “Superior Proposal” means an unsolicited written proposal or offer (whether a Takeover Proposal or otherwise) by a Third Party to acquire (whether by way of merger, acquisition or otherwise), directly or indirectly, greater than fifty percent (50%) of the shares of Company Common Stock then outstanding (or the effect of which would be that the stockholders of the Company beneficially own less than fifty percent (50%) of the voting power of the combined or ongoing entity), or to acquire all or substantially all of the assets of the Company, and (A) otherwise on terms which the Company Board determines in good faith (after consultation with its financial advisors), and taking into account all relevant terms and conditions of the proposal or offer that it deems relevant (including, without limitation, all legal, financial, regulatory and other aspects, including time to consummation), to be more favorable to the Company’s stockholders from a financial point of view than the Merger, and (B) which, in the good faith reasonable judgment of the Company Board, is reasonably capable of being consummated;

(iv) The term “Takeover Proposal” means any inquiry, proposal, offer or indication of interest (including any inquiry, proposal, offer or indication of interest to its stockholders), whether in writing or otherwise, from a Third Party that constitutes, or could reasonably be expected to lead to, a Competing Transaction;

(v) The term “Third Party” means any Person or group other than Parent, Merger Sub or any Affiliate of Parent.

7.3  Proxy Statement.  As promptly as practicable after the execution of this Agreement, the Company, in cooperation with Parent, shall prepare and file with the SEC the Proxy Statement. Prior to filing the Proxy Statement or any other filing with the SEC or any other Governmental Entity related to the Merger and the other transactions contemplated by this Agreement (but not including any filing related to a Competing Transaction), the Company shall provide Parent with reasonable opportunity to review and comment (in light of the requested deadline for the filing) on each such filing in advance of its filing with the SEC (and Parent shall use reasonable efforts to provide comments, if any, as promptly as practicable) and the Company shall consider and act in good faith with respect to the incorporation of any changes in such filings reasonably proposed by Parent. The Company shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company shall use its commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 7.3 to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder. If at any time prior to the Effective Time, any event occurs, or any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors should be discovered by the Company, Parent or Merger Sub, which is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing with any Governmental Entity, so that the Proxy Statement or such other filing shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

7.4  Listing.  The Company agrees to use its commercially reasonable efforts to continue the quotation of the Company Common Stock on the NASDAQ Global Market during the term of this Agreement.

7.5  Company Meeting.  The Company, acting through the Company Board, shall take all actions in accordance with applicable Law, its certificate of incorporation and by-laws and (if applicable) NASDAQ Marketplace Rules to promptly and duly call, give notice of, convene and hold as promptly as practicable a meeting of the holders of shares of Company Common Stock (the “Company Meeting”) for the purpose of considering and voting upon the approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on such matters. Unless this Agreement is terminated in accordance with Article IX, the obligation of the Company to convene and hold the Company Meeting shall not be limited or otherwise affected by a Change in Company Recommendation or by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal. Except as otherwise provided in Section 7.2, (i) the Company Board shall recommend to the stockholders of the Company the adoption of the approval of this Agreement and the Merger and include such recommendation in the Proxy Statement and (ii) the Company Board shall not withhold, withdraw, qualify or modify, or publicly propose or resolve to withhold, withdraw, qualify or modify in a manner adverse to Parent, the recommendation of the Company Board that the Company’s stockholders vote in favor of the approval of this Agreement and the Merger. Unless such recommendation shall have been withdrawn or modified in accordance with Section 7.2 (but without affecting in any manner the Company’s obligations pursuant to Section 7.3), the Company shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of the Company required by Delaware Law and, if applicable, the NASDAQ Marketplace Rules, to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn the Company Meeting, but only to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.

7.6  Filings; Other Actions; Notification.

(a) Subject to the terms of this Agreement, including Section 7.2 and Section 7.6(b), the Company and Parent shall each use commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, including, without limitation, that Parent shall, promptly after its receipt of the Company’s VSP product for testing, perform such testing as is necessary in order to determine whether the Company has complied with the condition set forth in Section 8.2(j) of this Agreement, (ii) as promptly as practicable, obtain from any Governmental Entity or any other Person any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or Parent or any of their respective Subsidiaries, or otherwise reasonably requested by Parent, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, and on a mutually agreed date, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act and any other applicable federal or state securities Laws, (B) any Antitrust Law and any related governmental request thereunder, and (C) any other applicable Law, and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and Parent shall consult and cooperate with each other, and consider in good faith the views of one another, in connection with the obtaining of all such consents, licenses, permits, waivers, approvals, authorizations or orders, including, without limitation, (i) keeping the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, (ii) providing copies of written notices or other communications received by such party or any of its respective Subsidiaries with respect to the transactions contemplated hereby, (iii) subject to applicable Laws relating to the sharing of information and with the right to withhold confidential information, providing copies of any proposed filings to be made with, or written materials submitted to, any Person and/or any Governmental Entity in connection with the transactions contemplated hereby (including, without limitation, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto) and (iv) if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company and Parent shall each use its commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Parent and the Company agree that nothing contained in this Section 7.6(a) modifies or affects their respective rights and responsibilities under

Section 7.6(b). In connection with the foregoing, each party shall (i) promptly notify the other party in writing of any communication received by that party or its Affiliates from any Governmental Entity, and subject to applicable Laws, provide the other party with a copy of any such written communication (or an oral or written summary of any oral communication), and (ii) not participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation or inquiry concerning the transactions contemplated by this Agreement unless, where practicable, it consults with the other party in advance, and to the extent permitted by such Governmental Entity and where practicable, gives the other party the opportunity to attend and participate thereat.

(b) Subject to the terms of this Agreement, each of Parent and the Company shall, and shall cause each of their respective Subsidiaries, cooperate and use commercially reasonable efforts to obtain any government clearances or approvals required for Closing under applicable Antitrust Laws, to respond to requests of any Governmental Entity for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. Notwithstanding the foregoing or anything to the contrary in this Agreement, neither Parent nor any of its Affiliates are required to (i) proffer to, or agree to, sell, license, lease, transfer or otherwise encumber (or consent to any sale, license, lease, transfer or other encumbrance or agreement to sell, license, lease, transfer or otherwise encumber by the Company), before or after the Effective Time, of any assets, businesses or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates, (ii) proffer to, or agree to, hold separate, before or after the Effective Time, any assets, businesses or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates, (iii) agree to any other changes (including, without limitation, through a licensing arrangement) or restriction on, or other impairment of, Parent’s ability to own or operate the operations of any such assets or businesses or Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation, or (iv) take any other action under this Section 7.6 if any Governmental Entity seeks a preliminary injunction, restraining order or similar restraint under applicable Law to enjoin consummation of the Merger.

(c) During the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (i) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, (ii) any material failure of Parent and Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (iii) any actions, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relate to the consummation of the Merger, or (iv) any offers received by the Company and its Subsidiaries to settle or compromise any litigation, claim, grievance, charge or proceeding involving Intellectual Property or any other material litigation, claim, grievance, charge or proceeding. Notwithstanding the above, the delivery of any notice pursuant to this Section 7.6 does not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

7.7  Access.  Subject to applicable Law relating to the sharing of information, upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall (and shall cause its Subsidiaries to) afford Parent and its representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, including information relating to Contracts with Governmental Entities, insurance, pending litigation or claims, employee and employment matters, and information regarding Company membership in standards organizations; provided, however, that no investigation pursuant to this Section 7.7 affects or modifies any representation or warranty made by the Company; and provided, further, that the foregoing do not require the Company (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used its commercially reasonable efforts to obtain the consent of such Person to such inspection or disclosure or (b) to disclose any privileged information of the Company or any of its Subsidiaries or any information that is reasonably expected to jeopardize any attorney client or other legal privilege of the Company or any of its Subsidiaries, or (iii) to disclose any information where such disclosure would violate any applicable Laws. All requests for information made pursuant to this Section 7.7 must be directed to an executive officer of the Company or such Person as may be designated by such executive officer. All information that is made available pursuant to this Section 7.7 is governed by the terms of the Confidentiality Agreement.

7.8  Notice of Certain Matters.  Each party will notify the other party in writing promptly after learning of any of the following: (i) any notice or other communication from any Third Party alleging that the consent of such Third Party is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Entity in connection with the Merger; (iii) any action, suit, arbitration, mediation, proceeding, claim or investigation by or before any Governmental Entity or arbitrator initiated by or against it or any of its Subsidiaries, or known by the Company or any of its Subsidiaries to be threatened against the Company or any of its Subsidiaries or any of their respective directors, officers, employees or stockholders in their capacity as such, or of any oral or written correspondence from any Third Party asserting or implying a claim against the Company or with respect to any of its assets or properties (including Intellectual Property) that is, or is reasonably likely to be, material to the Company and its Subsidiaries, taken as a whole; (iv) any change, occurrence or event which is reasonably likely to cause any of the conditions to closing set forth in Article VIII not to be satisfied; (v) any claim, or any written inquiry by any Taxing authority, regarding a material deficiency to pay Taxes payable by the Company; or (vi) any event that occurs after the date of this Agreement, that had it occurred prior to the date of this Agreement, would have constituted a material exception to the representation set forth in Section 5.6(e). The Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification affects the representations, warranties, covenants or agreements of the parties in this Agreement or affect the satisfaction or non-satisfaction of any conditions to the obligations of the parties under this Agreement or otherwise limit or affect the remedies available hereunder to Parent.

7.9  De-listing.  If immediately prior to the Effective Time, the Company Common Stock is listed on the NASDAQ Global Market, the Company shall give timely notice of de-listing to, and shall use its commercially reasonable efforts to cause the shares of Company Common Stock to cease trading on, the NASDAQ Global Market effective as of the Effective Time and, if applicable, to report timely such event on Form 8-K.

7.10  Publicity.  The initial press release regarding the Merger will be a joint press release and thereafter the Company and Parent each shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any Person and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations (if applicable) pursuant to the NASDAQ Marketplace Rules. Notwithstanding anything to the contrary contained in this Section 7.10, either party may respond to questions from stockholders or inquiries from financial analysts and media representatives in a manner that is consistent with then-existing public disclosures.

7.11  Company and Parent Benefit Plans.  Prior to the Effective Time, if requested by Parent in writing, the Company shall take all actions necessary to terminate any and all Company Benefit Plans effective not earlier than immediately prior to the Effective Time. Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause to be amended the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence to participate therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation. In addition, prior to the

Effective Time, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, Parent shall cause to be amended, or take any actions Parent deems appropriate, the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of the Company and its Subsidiaries commence to participate therein following the Effective Time unless Parent or such Subsidiary explicitly authorizes such participation.

7.12  Loans to Company Employees, Officers and Directors.  Prior to the Effective Time, all loans (other than loans under the Company’s 401(k) plan, travel advances, payroll advances and other advances made in the ordinary course of business, which in each case do not exceed $1,000) by the Company or any of its Subsidiaries to any of their employees, officers or directors will no be longer outstanding.

7.13  Indemnification; Directors’ and Officers’ Insurance.

(a) The certificate of incorporation and by-laws of the Surviving Corporation shall contain, in all material respects and to the extent permitted by applicable Law the same provisions with respect to indemnification, advancement and director and officer exculpation set forth in the certificate of incorporation and by-laws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of persons who at any time prior to the Effective Time were entitled to indemnification, advancement or exculpation under the certificate of incorporation and by-laws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law. From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, Parent shall cause the Surviving Corporation to indemnify and hold harmless each person who is now, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, or (ii) acts or omissions occurring prior to the Effective Time (including acts or omissions in connection with this Agreement and the consummation of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Delaware Law for officers and directors of Delaware corporations. Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation within 10 Business Days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided, however, that any Third Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Third Party is not entitled to indemnification.

(b) Subject to the next sentence, the Surviving Corporation shall maintain, and Parent shall cause the Surviving Corporation to maintain, at no expense to the Indemnified Parties, in effect for 6 years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of 120% of the annual premium paid by the Company in its most recent fiscal year, which premium is set forth in Section 7.13(b) of the Company Disclosure Schedule (120% of such annual premium, the “Maximum Premium”). If the Company’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Parent shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions as favorable as can be obtained in comparison to the Company’s existing directors’ and officers’ liability insurance. The provisions of this Section 7.13(b) will be deemed to have been satisfied if Parent, with the cooperation of the Company, obtains prepaid policies prior to the Closing for purposes of this Section 7.13, which policies provide such Indemnified Parties with coverage no less advantageous to the insured for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time (including those related to this Agreement and the transactions contemplated hereby).

(c) If Parent fails to comply with its obligations under this Section 7.13, and, in order to enforce an Indemnified Party’s rights under this Section 7.13, an Indemnified Party commences a suit that results in a judgment against Parent that Parent breached its obligations under this Section 7.13, Parent shall pay to the Indemnified Party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit after delivery to Parent of reasonable documentation evidencing such costs and expenses.

(d) In the event that Parent, the Surviving Corporation or any of their respective Subsidiaries (or any of their respective successors or assigns) consolidates or merges with any other Person and is not the continuing or surviving Person in such consolidation or merger, then in each case proper provision shall be made so that the continuing or surviving Person (or its successors or assigns, if applicable) shall assume the obligations set forth in this Section 7.13.

(e) The provisions of this Section 7.13 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and operate for the benefit of, and are enforceable by, each of the Indemnified Parties, their heirs and their representatives in accordance with Section 10.8.

7.14  Takeover Statute.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and the Company Board shall grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise take such lawful actions to eliminate the effects of such statute or regulation on such transactions.

7.15  Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article I by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.16  2006 Convertible Notes.  Promptly following the date of this Agreement, the Company shall deliver to the noteholders thereunder the notices contemplated by Section 11(g) of the Company’s 8% Convertible Senior Subordinated Promissory Notes issued on August 22, 2006 (the “2006 Notes”), which notices shall be delivered consistent with the requirements of the 2006 Notes.

7.17  2006 Warrants.  Promptly following the date of this Agreement, the Company shall deliver to the warrantholders thereunder the notices contemplated by Section 9(f) of the Company’s warrants to purchase 2,815,766 shares of Company Common Stock issued on August 22, 2006 (the “2006 Warrants”), which notices shall be delivered consistent with the requirements of the 2006 Warrants.

7.18  Intellectual Property.  From and after the date of this Agreement and prior to the Effective Time, the Company shall use commercially reasonable efforts to execute, deliver and/or file with the appropriate Governmental Entities such documents and agreements (including, without limitation, any UCC-3 termination statements or other Patent and Trademark Office termination or release agreements), and take any other action necessary to ensure that (a) the Company is the sole record owner of each the Patents identified in Section 5.15(b)(i) of the Company Disclosure Schedule and (b) any and all security interests in any Owned Intellectual Property granted in favor of Transamerica Business Credit Corporation or Imperial Bank are fully released and terminated.

ARTICLE VIII
CONDITIONS

8.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval.  The approval of this Agreement and the Merger must have been duly adopted at the Company Meeting, at which a quorum is present, by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock on the record date for the Company Meeting entitled to vote thereon.

(b) Antitrust Laws.  Any filings required to be made under any applicable Antitrust Laws must have been made, and any approvals required to be obtained under any other applicable Antitrust Laws must have been obtained or any required waiting period periods must have expired or been terminated.

(c) No Injunctions.  No Governmental Entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation (each, an “Order”) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

8.2  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement must be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date) except for such inaccuracies (other than with respect to Sections 5.2, 5.3 and 5.22 which must be true and correct in all material respects) that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule purported to have been made after the execution of this Agreement will be disregarded). Parent must have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the effect that each has read this Section 8.2(a) and the conditions set forth in this Section 8.2(a) have been satisfied.

(b) Performance of Obligations of the Company.  The Company must have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent must have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) No Restraints.  There has not been instituted, commenced, pending or threatened any action, investigation, proceeding or litigation:

(i) in which a Governmental Entity is (A) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or (B) seeking to (x) prohibit or impair Parent’s ability to own or operate any of the businesses and assets of the Company or its Subsidiaries from and after the Effective Time or any of the businesses or assets of Parent or its Subsidiaries (including, without limitation, through any divestiture, licensing, lease or hold separate arrangement) or (y) prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation (any such restraint, prohibition, impairment, limitation or result described in clause (A) and (B) above, a “Burdensome Condition”); or

(ii) which may reasonably be expected to result in the imposition of (A) criminal sanctions on the Company or any of its Subsidiaries or (B) material penalties or fines to a Governmental Entity, or material restitution to a Third Party, in each case, resulting from the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendere) of the Company or any of its Subsidiaries of a crime or (y) settlement with a Governmental Entity for the purpose of closing an investigation, being imposed on Parent or the Surviving Corporation or any of their respective Affiliates.

No Governmental Entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any Order imposing a Burdensome Condition.

(d) Governmental Approvals.  All Company Approvals must have been obtained or made. Other than the filing pursuant to Section 1.3, all other authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated hereby by the Company, Parent and Merger Sub must have been made or obtained (as the case may be) except those that the failure to make or obtain would not have a Company Material Adverse Effect or, individually or in the aggregate, a Parent Material Adverse Effect or provide a reasonable basis to conclude that the parties hereto or any of their Affiliates would be subject to risk of criminal sanctions or any of their representatives would be subject to the risk of criminal or civil sanctions.

(e) No Company Material Adverse Effect.  Since the date of this Agreement, there must not have occurred any change, event, circumstance or development (which, if curable, has not been cured) that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(f) Dissenting Shares.  The aggregate number of Dissenting Shares, if any, must not be greater than ten percent (10%) of the total issued and outstanding shares of Company Common Stock as of immediately prior to the Effective Time.

(g) Sarbanes-Oxley Certifications.  Neither the principal executive officer nor the principal financial officer of the Company has failed to provide the necessary certifications in the form required under Section 302 and Section 906 of the Sarbanes-Oxley Act on any Company SEC Reports filed since the date of this Agreement and no material weaknesses exist with respect to the Company’s internal control over financial reporting

(h) Intellectual Property Litigation.  No Person has instituted or threatened any Action that challenges the validity and ownership of the Owned Intellectual Property, other than such Actions the outcome of which would not reasonably be expected to result in a Company Material Adverse Effect.

(i) Company Net Debt.  The Company Net Debt must not exceed $15 million as of the Closing Date, giving effect to any payments required to be made by the Company or its Subsidiaries (including any Expenses that may come due and payable) on or prior to the Effective Time or as a result of the consummation of the Merger or the other transactions contemplated by this Agreement.

(j) VSP Product Development.  The Company shall enhance its VSP product, including full testing thereof by Parent, to meet the specifications provided in ISO/IEC 13818-1, GENERIC CODING OF MOVING PICTURES AND ASSOCIATED AUDIO: SYSTEMS without modifying any other functionality of its VSP product.

(k) The Company has terminated each agreement listed in Section 5.9(a)-2 of the Company Disclosure Schedule.

8.3  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent set forth in this Agreement must be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date) except for such inaccuracies that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. The Company must have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that such executive officer has read this Section 8.3(a) and the conditions set forth in this Section 8.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub must have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company must have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

ARTICLE IX
TERMINATION

9.1  Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 8.1(a) , by mutual written consent of the Company by action of the Company Board and Parent by action of its Chief Executive Officer.

9.2  Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 8.1(a), by Parent, by action of its Chief Executive Officer or action of the Company Board and by written notice if:

(a) the Merger has not been consummated by March 31, 2007 (unless such date is extended by mutual written consent of Parent and the Company), whether such date is before or after the date of approval by the stockholders of the Company;

(b) the approval of the Company’s stockholders required by Section 8.1(a) has not been obtained at the Company Meeting (after giving effect to any adjournment or postponement thereof if a vote on the approval of this Agreement and the Merger is taken at such Company Meeting or adjournment or postponement thereof); or

(c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger has become final and non-appealable, whether before or after the Company Meeting; provided such party used commercially reasonable efforts to have such Order lifted;

provided, however, that the right to terminate this Agreement pursuant to clause (a) or (b) above shall not be available to any party that has breached or failed to perform in any material respect its obligations under this Agreement in any manner that shall have been the principal cause of or primarily resulted in the failure of the Merger to be consummated; provided, further, that, prior to or upon any termination by the Company pursuant to clause (b) above, the Company must have paid to Parent any Termination Fee then due and payable under Section 9.5 under the terms specified in Section 9.5.

9.3  Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 8.1(a), by action of the Company Board:

(a) if prior to, but not after, the time the vote is taken with respect to the adoption of this Agreement at the Company Meeting, (i) the Company Board, pursuant to and in compliance with Section 7.2, has approved or recommended to the stockholders of the Company any Superior Proposal and (ii) prior to or upon termination pursuant to this Section 9.3(a), the Company has paid to Parent the Termination Fee then due and payable under Section 9.5; provided, however, that (A) prior to such termination pursuant to this Section 9.3(a), the Company notified Parent in writing promptly of its intention to terminate this Agreement and to enter into a binding written agreement concerning a Superior Proposal promptly following the Waiting Period (as defined below), attaching the most current version of such agreement (or, to the extent no such agreement is contemplated to be entered into by the Company in connection with such Superior Proposal, a description of all material terms and conditions of such Superior Proposal), and (B) Parent did not make, within three Business Days after its receipt of such written notification (the “Waiting Period”), an offer that the Company Board determined, in good faith after consultation with its financial advisor, is at least as favorable to the Company’s stockholders from a financial point of view as such Superior Proposal (it being understood that (1) the Company shall not enter into any such binding agreement prior to or during the Waiting Period, (2) the Company shall keep Parent reasonably informed at all times during the Waiting Period of the status and material terms and conditions (including any amendment thereto) of such Superior Proposal and provide copies of all draft Alternative Acquisition Agreements relating to such Superior Proposal (and any executed confidentiality agreement entered into in the circumstances referred to in Section 7.2(a)), and (3) the Company shall notify Parent promptly if the Company’s intention to enter into such binding written agreement changes at any time after giving notification of such Superior Proposal); or

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation or warranty has become untrue after the date of this Agreement, such that the condition set forth in Sections 8.3(a) or 8.3(b), as the case may be, would not be satisfied and such breach is not cured within 20 days after written notice thereof is given by the Company to Parent; provided, however, that the right to terminate this Agreement by the Company will not be available to the Company if the Company is at that time in material breach of this Agreement.

9.4  Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent by action of its Chief Executive Officer:

(a) if a Company Triggering Event (as defined below) has occurred; or

(b) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty has become untrue after the date of this Agreement, such that the condition set forth in Sections 8.2(a) or 8.2(b), as the case may be, would not be satisfied and such breach is not cured within 20 days after written notice thereof is given by Parent to the Company; provided, however, that the right to terminate this Agreement by Parent will not be available to Parent if Parent or Merger Sub is at that time in material breach of this Agreement.

For the purposes of this Agreement, a “Company Triggering Event” will be deemed to have occurred if:

(A) the Company Board fails to recommend approval of this Agreement and the Merger in the Proxy Statement, a Change in Company Recommendation occurs or the Company Board resolves to make a Change in Company Recommendation;

(B) the Company Board recommends to the stockholders of the Company a Competing Transaction, or publicly announces that it intends to do so or enters into any Alternative Acquisition Agreement accepting any Competing Transaction;

(C) a tender offer or exchange offer for the outstanding shares of capital stock of the Company is commenced (other than pursuant to the transactions contemplated by this Agreement), and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders;

(D) the Company Board, upon request of Parent following receipt of a proposal or offer for a Competing Transaction, fails to reaffirm to Parent the approval or recommendation of the Merger and this Agreement within five Business Days after such request; or

(E) the Company or any of its officers, directors, representatives, or agents knowingly and materially breaches its obligations under Sections 7.2 or 7.5.

9.5  Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than as set forth in Section 10.1) becomes void and of no effect with no liability or obligation on the part of any party (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided in this

Agreement, no termination relieves any party hereto of any liability or damages resulting from any fraud or willful or intentional breach of this Agreement. No termination of this Agreement affects the obligations of the parties contained in the Confidentiality Agreement, all of which obligations survive in accordance with their terms.

(b) The Company shall pay to Parent a fee equal to $1,375,000 (the “Termination Fee”) and shall pay all of the Expenses (as defined below) of Parent actually incurred from third parties relating to the transactions contemplated by this Agreement prior to termination (in each case payable by wire transfer of immediately available funds on the date that the Termination Fee or Expenses is due as provided below), in the event this Agreement is terminated:

(i) by Parent or the Company pursuant to Section 9.2(a) or (b), if the following occurs:

(A) after the date of this Agreement and prior to the Company Meeting, a Takeover Proposal (substituting 35% for the 15% threshold set forth in the definition of Competing Transaction for purposes this Section 9.5(b)(i)(A) is made to the Company or publicly disclosed prior to either (1) with respect to any termination pursuant to Section 9.2(a), the date of such termination or (2) with respect to any termination pursuant to Section 9.2(b), the date of the Company Meeting; and

(B) within 12 months of such termination the Company or any of its Subsidiaries enters into an Alternative Acquisition Agreement to consummate, or consummates or approves or recommends to the Company’s stockholders a Competing Transaction (substituting 35% for the 15% threshold set forth in the definition of Competing Transaction for purposes of this Section 9.5(b)(i)(B));

(ii) by the Company (A) pursuant to Section 9.2(b) and, prior to the date of the Company Meeting, any event giving rise to Parent’s right of termination under Section 9.4(a) occurs or (B) pursuant to Section 9.3(a); or

(iii) by Parent pursuant to Section 9.4(a).

The Company shall pay to Parent the Termination Fee no later than: (x) 2 Business Days after the first to occur of the execution of an Alternative Acquisition Agreement (other than a confidentiality agreement), approval or recommendation to the Company’s stockholders of a Takeover Proposal, failure to oppose a Takeover Proposal or the consummation of a Competing Transaction, in the case of clause (i) above; (y) on the date of termination of this Agreement in the case of clause (ii) above; and (z) two Business Days after termination of this Agreement in the case of clause (iii) above. The Company shall pay to Parent its Expenses within two Business Days after demand therefor and delivery to the Company of reasonable documentation therefor following the occurrence of the termination event giving rise to the Termination Fee payment obligation described in this Section 9.5(b). Notwithstanding anything in this Agreement to the contrary, Parent and Merger Sub agree that payment of such Termination Fee, if such payment is actually paid and is accepted by Parent, shall be the sole and exclusive remedy of Parent and Merger Sub upon the termination of this Agreement, and that all other damages or remedies, at law or in equity (including provisional remedies), that might otherwise have been available to Parent and Merger Sub are waived by Parent and Merger Sub upon the acceptance of such payment; provided, however, that prior to payment of such Termination Fee to Parent and acceptance by Parent thereof, nothing herein shall prohibit Parent from seeking specific performance of this Agreement; and provided, however, Parent shall not unreasonably reject the payment of any Termination Fee paid in connection with the termination of this Agreement in accordance with the termination provisions set forth in this Article IX. Under no circumstances shall the Termination Fee be payable more than once pursuant to this Article IX. The Company acknowledges that the agreements contained in this Section 9.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. If the Company fails to pay the Termination Fee or Parent’s Expenses in accordance with this Section 9.5(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee or Parent’s Expenses, as the case may be, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Termination Fee or Parent’s Expenses, from the date such payment was required to be made until the date of payment at the prime rate as announced in The Wall Street Journal in effect on the date such payment was required to be made, after delivery to the Company of reasonable documentation evidencing such costs and expenses.

ARTICLE X
MISCELLANEOUS AND GENERAL

10.1  Survival.  This Article X and the covenants and agreements of the Company, Parent and Merger Sub that by their terms apply or are to be performed following the Effective Time, including Article IV and Section 7.13 (Indemnification; Directors’ and Officers’ Insurance) will survive the consummation of the Merger. This Article X, the agreements of the Company, Parent and Merger Sub contained in Section 9.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement will survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement will not survive the consummation of the Merger or the termination of this Agreement.

10.2  Modification or Amendment.  Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in a writing signed on behalf of each of the parties hereto; provided, that no amendment, modification or supplement shall be made subsequent to adoption of the Agreement by the stockholders of the Company without obtaining further approval of such stockholders if such approval is required by Law or in accordance with any applicable listing standards.

10.3  Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

10.4  Counterparts.  This Agreement may be executed in any number of counterparts, including counterparts transmitted by facsimile or electronic transmission, each such counterpart being deemed to be an original instrument, and all such counterparts together shall constitute the same agreement.

10.5  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING WILL BE HEARD AND DETERMINED IN SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND, TO THE EXTENT PERMITTED BY LAW, OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.6 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW WILL BE VALID AND SUFFICIENT SERVICE THEREOF.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT

ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6  Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others will be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

(a)	if to Parent or Merger Sub, to:

Motorola, Inc.
1303 East Algonquin Road
Schaumburg, Illinois 60196
Attention: General Counsel
Facsimile: (847) 576-3750

with a copy (which will not constitute notice) to:

Baker & McKenzie LLP
Two Embarcadero Center, 11th Floor
San Francisco, CA 94111-3909
Attention: Shane M. Byrne, Esq.
Facsimile: (415) 576-3099

(b)	if to the Company, to:

Tut Systems, Inc.
6000 SW Meadows Road
Lake Oswego, Oregon 97035
Attention: Salvatore D’Auria
Telephone: (971) 217-0400
Facsimile: (971) 217-0458

with a copy (which will not constitute notice) to:

DLA Piper US LLP
4365 Executive Drive, Suite 1100
San Diego, California 92121
Attention: Marty B. Lorenzo, Esq.
           Matthew W. Leivo, Esq.
Telephone: (858) 677-1430
Facsimile: (858) 677-1401

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

10.7  Entire Agreement.  This Agreement (including any annexes, exhibits and schedules to this Agreement), the Company Disclosure Schedule, Parent Disclosure Schedule, the Stockholder Agreement and the Nondisclosure Agreement, dated September 21, 2006, by and between the Company and Parent (as may be amended in writing, the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter of this Agreement.

10.8  No Third Party Beneficiaries.  Except as provided in Section 7.13 (Indemnification; Directors’ and Officers’ Insurance), this Agreement is not intended and will not be deemed or construed to confer upon any Person other than the parties who are signatories to this Agreement any rights or remedies hereunder. For the avoidance of doubt, Parent and the Company hereby agree that their respective representations and warranties set forth in this Agreement are solely for the benefit of the other party in accordance with and subject to the terms of this Agreement. The parties further agree that the rights of third person beneficiaries under Section 7.13 do not arise unless and until the Effective Time occurs.

10.9  Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement will be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement will be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

10.10  Definitions.  Each of the terms set forth in the list of defined terms included in this Agreement is defined in the Section of this Agreement set forth opposite such term.

10.11  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of any such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of it, in any other jurisdiction.

10.12  Interpretation; Construction.

(a) The table of contents and headings in this Agreement are for convenience of reference only, shall not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the word “shall” is used in this Agreement, it means “has a duty to” and the words “shall not” or similar words mean “has a duty not to.”

(b) For purposes of this Agreement, “knowledge” or “known” shall mean, with respect to the Company, the actual knowledge of the Salvatore D’Auria, Scott Spangenberg, Robert Noonan, Edward Bender, Walter Wolman, Gregory Ioffe, Jon Armbrust, Kay Stowers, Thomas Pizza, Forney Lee Buchanan, Jeffrey Jensen, Raja Kolli, Mayer Schwartz, Darren Wetherhold and Deborah Dang or such information as would be expected to be known by a reasonably prudent individual acting in respective capacities of such individuals in a company the size and nature of the Company.

(c) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.13  Assignment.  This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation. Any purported assignment in violation of this Agreement is void.

10.14  Expenses.  Except as set forth in Section 9.5, all fees, charges and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, brokers, finders, agents, accountants and legal counsel) (“Expenses”) shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(This space intentionally left blank)

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

MOTOROLA, INC.

By: _ _
Name: _ _
Title: _ _

MOTOROLA GTG SUBSIDIARY V CORP.

By: _ _
Name: _ _
Title: _ _

TUT SYSTEMS, INC.

By: _ _
Name: _ _
Title: _ _

ANNEX B — OPINION OF RAYMOND JAMES AND ASSOCIATES, INC.

December 20, 2006

Board of Directors
Tut Systems, Inc.
6000 SW Meadows Road
Suite 200
Lake Oswego, OR 97035

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of the outstanding common stock, par value $0.001 (the “Common Stock”) of Tut Systems, Inc. (the “Company”) of the consideration to be received by such holders (the “Stockholders”) in connection with the proposed merger (the “Merger”) of Motorola GTG Subsidiary V Corp. (the “Merger Sub”), a wholly-owned subsidiary of Motorola, Inc. (the “Buyer”), with the Company pursuant and subject to the Agreement and Plan of Merger between the Company, the Buyer, and the Merger Sub dated as of December 20, 2006 (the “Agreement”). Under and subject to the terms of the Agreement, the consideration to be paid to the Stockholders in exchange for all the outstanding Common Stock of the Company will be $1.15 per share in cash without interest.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have, among other things:

1. reviewed the financial terms and conditions as stated in the Agreement;

2. reviewed the audited financial statements of the Company as of and for the years ended December 31, 2003, 2004, and 2005; and the unaudited financial statements for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006;

3. reviewed the Company’s annual reports filed on Forms 10-K and 10-K/A for the years ended December 31, 2003, 2004, and 2005;

4. reviewed the Company’s quarterly reports filed on Forms 10-Q for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006;

5. reviewed other Company financial and operating information requested from and/or provided by the Company;

6. reviewed certain other publicly available information on the Company; and

7. discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

We have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company or any other party, and we have undertaken no duty or responsibility to verify independently any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We have also assumed that the final terms of the Agreement will not differ, in any material respect, from the draft of the Agreement dated December 20, 2006 that we reviewed.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of December 20, 2006 and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

B-1

We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Merger. We did not structure the Merger or negotiate the final terms of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Merger to the Stockholders. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger.

In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, earnings before interest, taxes, depreciation and amortization (commonly referred to as “EBITDA”), net income and capitalization of the Company and certain other publicly held companies in businesses we believe to be comparable to the Company; (ii) the current and projected financial position and results of operations of the Company; (iii) the historical market prices and trading activity of the Common Stock of the Company; (iv) financial and operating information concerning selected business combinations which we deemed comparable to the Merger in whole or in part; and (v) the general condition of the securities markets.

In arriving at this opinion, Raymond James & Associates, Inc. (“Raymond James”) did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will receive an additional fee for such services, which fee is larger than the fee for the fairness opinion and is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company or the Buyer for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. On June 1, 2005, Raymond James served as sole financial advisor to Tut Systems, Inc., in its merger with an acquisition subsidiary of the Company.

It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Merger and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Merger. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld.

Based upon and subject to the foregoing, it is our opinion that, as of December  20, 2006, the consideration to be received by the Stockholders pursuant to the Agreement is fair, from a financial point of view, to the Stockholders.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

B-2

ANNEX C — GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262.  Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

DETACH HERE

TUT SYSTEMS, INC.
Proxy for the Special Meeting of Stockholders [                     ], 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TUT SYSTEMS, INC.
The undersigned hereby appoints Salvatore D’Auria and Scott Spangenberg, and each of them, with full power of substitution, attorneys-in-fact and proxies to represent the undersigned at the Special Meeting of Stockholders of Tut Systems, Inc., to be held on [           ], 2007, at [           ], local time, and at any adjournment or adjournments thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting upon the matters set forth in the Notice of Special Meeting of Stockholders in accordance with the following instructions and with discretionary authority upon such other matters as may come before the Special Meeting. All previous proxies are hereby revoked.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” BOTH PROPOSALS. IF YOU SIGN THIS PROXY AND NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” BOTH PROPOSALS AND AT THE DISCRETION OF THE NAMED PROXIES ON ANY OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS.
PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
Please sign exactly as your name appears on the books of Tut Systems, Inc. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
HAS YOUR ADDRESS CHANGED?

TUT SYSTEMS, INC.
6000 SW Meadows Road
Lake Oswego, Oregon 97035

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www. [ ]
OR
Vote-by-Telephone Call toll-free 1- [ ]
Please register your vote by |            | on [            ], 2007 or sooner.
If you vote over the Internet or by telephone, please do not mail your card.
DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

Please mark
☑	votes as in
this example.
          1. To adopt the Agreement and Plan of Merger, dated as of December 20, 2006, among Motorola, Inc., Motorola GTG Subsidiary V Corp., a wholly-owned subsidiary of Motorola, and Tut Systems, Inc.

FOR	AGAINST	ABSTAIN
☐	☐	☐
          2. To adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

FOR	AGAINST	ABSTAIN
☐	☐	☐
     THE BOARD OF DIRECTORS OF TUT SYSTEMS, INC., RECOMMENDS A VOTE “FOR” THE PROPOSALS.
Mark box at right if an address change has been noted on the reverse side of this card:     ☐
The undersigned hereby confers upon said proxy, or his substitute, discretionary authority to vote in respect to all other matters, which may properly come before the meeting or any continuation or adjournment thereof.
Please sign exactly as your name appears. Joint owners should each sign personally. If acting as attorney, executor, trustee, or in other representative capacity, sign name and title.
Signature:                                                    Date:                            Signature:                                                      Date: